As filed with the Securities and Exchange Commission on January 11, 2000
                                                        Registration Number 333-
                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM S-1

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                    AMERICAN TELESOURCE INTERNATIONAL, INC.
            (Exact name of registrant as specified in its charter)

                                   Delaware
        (State or other jurisdiction of incorporation or organization)

                                  74-2849995
                    (I.R.S. Employer Identification Number)

         12500 Network Boulevard, Suite 407, San Antonio, Texas 78249
                                (210) 558-6090
             (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                   Arthur L. Smith, Chief Executive Officer
         12500 Network Boulevard, Suite 407, San Antonio, Texas 78249
                                (210) 558-6090
           (Name, address, including zip code and telephone number,
                  including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If only the securities being registered on this Form are being offered pursuant to a dividend or interest reinvestment plans, please check the following box. /_/

If any of the securities being registered on this Form are to be offered on a delayed or continuos basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /_/

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /_/

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /_/

                        CALCULATION OF REGISTRATION FEE

===========================================================================================================
                                                               Proposed        Proposed
                   Title of                       Amount       Maximum         Maximum        Amount of
                  Securities                      To be     Offering Price    Aggregate     Registration
               To be Registered                 Registered    Per Share     Offering Price     Fee (3)
-----------------------------------------------------------------------------------------------------------
Common stock issuable upon conversion of
 convertible preferred stock (1)                   984,640           $1.10      $1,083,104       $303.27

-----------------------------------------------------------------------------------------------------------
Common Stock to be paid as dividend on
 convertible preferred (1)                         118,157           $1.10      $  129,973       $ 36.39

------------------------------------------------------------------------------------------------------------
Common stock issuable upon exercise of
 warrants granted as placement fee (2)              50,000           $1.10      $   55,000       $ 15.40

------------------------------------------------------------------------------------------------------------
Common stock issuable as placement fee (2)          19,693           $1.10      $   21,662       $  6.07
------------------------------------------------------------------------------------------------------------
Common Stock issuable upon exercise of
 warrants (2)                                       40,000           $1.10      $   44,000       $ 12.32

============================================================================================================

(1) Calculated pursuant to Rule 457 (c), using the average of the high and low prices reported on January 10, 2000, solely for the purpose of calculating the Registration Fee.

(2) Calculated pursuant to Rule 457 (g) (3), using the average of the high and low prices reported on January 10, 2000, solely for the purpose of calculating the Registration Fee.

(3) A fee of $256.16 was previously paid in conjunction with the Company's S-3 filing filed on October 26, 1999. A balance of $117.29 remains to be paid with this filing.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS NOT COMPLETE




                       1,212,490 Shares of Common Stock

                    AMERICAN TELESOURCE INTERNATIONAL, INC.

     Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 8.

     The selling shareholders identified on page 14 of this prospectus are offering these shares of common stock. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution" on page 15. We will not receive any of the proceeds from the sale of the common stock by the selling shareholders.

     Our common stock is traded on the National Association of Securities Dealers, Inc. Over-the-Counter Bulletin Board under the symbol "AMTI." On January 10, 2000, the last reported bid price of our common stock was $1.10 per share.


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


     The date of this prospectus is January 11, 2000.

                               TABLE OF CONTENTS

FORWARD LOOKING STATEMENTS............................................................   1

RELY ONLY ON THIS PROSPECTUS..........................................................   1

ATSI..................................................................................   1

RISK FACTORS..........................................................................   8

EMPLOYEES.............................................................................  12

PROPERTIES............................................................................  12

LEGAL PROCEEDINGS.....................................................................  12

USE OF PROCEEDS.......................................................................  13

COMMON STOCK ISSUED...................................................................  13

SELLING SHAREHOLDERS..................................................................  14

PLAN OF DISTRIBUTION..................................................................  15

MARKET FOR REGISTRANT'S COMMON EQUITY.................................................  16

SELECTED FINANCIAL AND OPERATING DATA.................................................  17

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS.............................................................  17

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE..  26

DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT....................................  26

EXECUTIVE COMPENSATION................................................................  29

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS........................................  32

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT......................  33

LEGAL MATTERS.........................................................................  34

EXPERTS...............................................................................  34

WHERE YOU CAN FIND MORE INFORMATION...................................................  34

INDEX TO FINANCIAL STATEMENTS.........................................................  36

                          FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated by reference in this prospectus contain "forward-looking statements." "Forward looking statements" are those statements which describe management's beliefs and expectations about the future. We have identified forward-looking statements in this prospectus by using words such as "anticipate," "believe," "could," "estimate," "may," "could," "expect," and "intend." Although we believe these expectations are reasonable, our operations involve a number of risks and uncertainties, including those described in the Risk Factors section of this prospectus. Therefore, these types of statements may prove to be incorrect. We do not promise to update any forward-looking statements, even if new information or future events indicate that these statements will prove to be incorrect.


                         RELY ONLY ON THIS PROSPECTUS

     You should rely only on the information provided or incorporated by reference in this prospectus or any supplement. We have not authorized anyone to provide you with different information. This prospectus may be used only in states and other jurisdictions where it is legal to sell the common stock. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or the sale of any shares.

                                     ATSI

     American TeleSource International, Inc. ("ATSI") is a telecommunications company, focusing on the market for wholesale and retail services between the United States and Latin America, and within Latin America. In 1993, we began assembling a framework of licenses, interconnection and service agreements, network facilities and distribution channels so that we would be in a position to take advantage of the de-monopolization of the Latin American telecommunications market, as well as the increasing demand for services in this market. Most of our current operations involve services between the U.S. and Mexico or within Mexico. We have some operations in Central America as well, and may expand our operations in the rest of Latin America as the regulatory environment permits.

     We originate retail traffic in Mexico from our public payphones and casetas. Casetas are indoor calling centers where travelers or the large portion of the Mexican population that does not have a telephone may place or receive calls or faxes. We originate retail traffic in the U.S. with our MEXICOnnect/SM/ service (1010-624) and One Plus residential and commercial long distance services. We carry wholesale traffic into Mexico for other U.S. carriers who lack transmission facilities or require additional capacity. We also provide private network services to companies needing reliable private communications within Mexico and Central America and between Mexico or Central America and the United States.

     We also own a subsidiary, GlobalSCAPE, Inc., ("GlobalSCAPE") which sells its proprietary Internet productivity software, CuteFTP/TM/, CuteHTML/TM/ and CuteMAP/TM/.

     We began operations in 1994 as a Canadian holding company, Latcomm International, Inc. with a Texas operating subsidiary, Latin America Telecomm, Inc. Both corporations were renamed "American TeleSource International, Inc." in 1994. In May 1998, the Canadian corporation completed a share exchange with a newly formed Delaware corporation, also called American TeleSource International, Inc., which resulted in the Canadian corporation becoming the wholly owned subsidiary of the Delaware corporation. Our principal operating subsidiaries are:

   . American TeleSource International de Mexico, S.A. de C.V., which we formed in 1995 to further position ourselves in the Mexican and Latin American market;

   . Sistema de Telefonia Computarizada, S.A. de C.V., which we acquired in August 1997; this subsidiary owns 126 casetas in 66 cities in Mexico;

   . Servicios de Infraestructura, S.A. de C.V., which we acquired in June 1997;
     this subsidiary owns certain transmission equipment and valuable long term licenses in Mexico;

   . TeleSpan, Inc., which we formed in February 1998 to carry our wholesale and private network services traffic between the U.S. and Latin America; and

   . GlobalSCAPE, Inc., which we formed in April 1996 to implement Internet strategies, which are not currently consistent with our core business. We are currently investigating various options to divest ourselves of this business, or to distribute some of the ownership of this business to our shareholders, in an effort to maximize shareholder value.

Strategy and Competitive Conditions

     ATSI's strategy is to position itself to take advantage of the demonopolization of the Latin American telecommunications market, as well as the increasing demand for services in this market. Historically, telecommunications services in Latin America have been provided by state-run companies operating as monopolies. Although these companies failed to satisfy the demand for services in their countries, the regulatory scheme effectively prevented competition by foreign carriers such as ATSI. Currently, there is a trend toward demonopolization of the telecommunications industry in Latin America, and many of these countries are in various stages of migration toward a competitive, multi-carrier market.

     At the same time that Latin American markets have been opening up, the demand for telecommunications services between the United States and Latin America, particularly Mexico, has been strengthened by:

     . rapid growth of the Latino segment of the United States population
     . increase in trade and travel between Latin America and the United States . the build out of local networks and corresponding increase in the number of telephones in homes and businesses in Latin countries
     . proliferation of communications devices such as faxes, mobile phones, pagers, and personal computers
     . declining rates for services as a result of increased competition.

     In addition, technological advances have provided emerging carriers such as ATSI with the means to provide high quality transmission on a cost-effective basis. "Packet switching" networks, which allow voice and data to be carried on the same network, are replacing traditional, more expensive circuit-switched systems.

     ATSI has focused most of its efforts on Mexico, but has some operations in Costa Rica, El Salvador, and Guatemala and intends to expand its services as regulatory and market conditions permit. Ultimately ATSI would like to provide services throughout Latin America.

     Strategy and Competitive Conditions - Mexican Market.

     Telefonos de Mexico ("Telmex") had a legal franchise to control the entire market for local and long distance telecommunications in Mexico until June of 1995, when new laws began to open the market to effective competition. In January 1997, the Mexican government began granting licenses to provide long distance service to competing companies, and has licensed at least 15 new long distance providers. Several of these new license holders are Mexican based affiliates of top tier U.S. carriers such as MCI/Worldcom and AT&T. Although the Mexican government has also licensed nine new local competitors, the build out of additional local infrastructure is just beginning, and the local network in Mexico is still dominated by Telmex. ATSI began assembling a framework of licenses, interconnection and service agreements, network facilities, and distribution channels in Mexico in 1993 in anticipation of the demonoplization of this market. In 1994, ATSI began providing private network services between the U.S. and Mexico via satellite. Since then, ATSI has established a retail distribution network in Mexico through the acquisition of public payphones and casetas, has entered the U.S. wholesale market for termination services to Mexico, and has begun implementation of a U.S. retail strategy through the introduction of its presubscribed and dial around services targeted to the Latino market in the U.S. ATSI has also invested in its own transmission facilities, beginning in 1994 with satellite teleport equipment, and most recently with the acquisition of a new Nortel International Gateway Switch and the deployment of packet switching technology in its network. As true competition has emerged, ATSI has been able to negotiate increasingly more favorable rates for local network interconnection and long distance services with the newly licensed long distance carriers. In fiscal year 1999 ATSI applied for its own long distance license, which, if granted, will permit ATSI to interconnect directly with the local network and build out its own long distance network, thereby reducing costs further. ATSI believes that its establishment of a solid framework of licenses, proprietary network and favorable interconnection agreements has positioned it to take advantage of the benefits to be reaped as the Mexican telecommunications industry enters a truly competitive phase. ATSI believes that it has a clear competitive advantage over pure resellers, and that it has overcome significant hurdles that are a barrier to entry in this market even for large carriers. ATSI intends to use its framework to capture increased amounts of the communications traffic in the Mexican market.

     Retail

     Although Telmex and several large U.S. based carriers (with their Mexican affiliates) are active participants in the Mexican retail market, ATSI believes that these carriers will focus on the most lucrative sectors of the market, leaving many opportunities to further develop the large portion of the market that continues to be underserved, both in the U.S. and Mexico.

ATSI will devote most of its new resources on deploying innovative new public and prepaid services targeted to the consumer market, and in particular services which incorporate ATSI's "borderless" concept of seamless function, regardless of the user's location north or south of the U.S./Mexico border. ATSI will use its existing retail distribution network, and may pursue acquisitions of established distribution channels from others. ATSI believes that its focus on a retail strategy, combined with the cost reductions that will follow the grant of a Mexican long distance license, will permit it to improve overall corporate profit margins and secure a stable customer base.

     Wholesale

     The U.S. wholesale market for termination to Mexico has become increasingly dynamic as competition, call volumes and industry capacity along U.S. -Mexico routes have all increased. Although ATSI increased the volume of wholesale minutes it transmitted to Mexico during fiscal year 1999, downward pricing pressure in this market resulted in little additional revenue for these minutes. ATSI expects its wholesale volume of traffic transported to increase during the upcoming year as a result of the inauguration of its high quality ATM based fiber route to Mexico in July 1999. In addition, ATSI plans to explore ways to exploit its wholesale operation without the investment of significant new resources (see Network Management Services - Carrier Services).

     Although ATSI has succeeded in obtaining interconnection agreements with various Mexican-based providers that permit ATSI to terminate northbound traffic in the U.S., it has not realized substantial revenue from these arrangements. ATSI believes that the long distance concession, if obtained, will permit it to lower costs significantly, improving its competitive position in the wholesale market for both north and south bound services.

Retail Distribution Network

     ATSI's Mexican retail distribution network consists of casetas, and public pay telephones.

     Casetas

     Casetas are indoor calling centers strategically located to serve travelers and the large population of the country who do not have personal telephones. Casetas are a widely recognized and utilized medium in Mexico, but do not currently have a real equivalent in the U.S. ATSI's casetas offer local, intra-Mexico and international long distance calling, as well as facsimile service. ATSI is the largest caseta operator in Mexico with approximately 126 casetas in 66 cities operating under the trade name "Computel/TM/". Each location employs at least one attendant, who processes calls, monitors call duration, collects money and runs daily reports on call activity. As compared to public pay telephones, casetas offer privacy and comfort as well as the personalized attention needed by customers who are not accustomed to using a telephone. Key factors favoring ATSI over competing caseta operators are the well-recognized Computel name, a reliable platform and billing system, the provision of facsimile services (which are not offered by many other operators) and a larger distribution network. The next largest competitor in Mexico has only 70 locations.

     Using these casetas as the cornerstone, ATSI intends to further increase its retail presence in Mexico and the U.S. The next generation caseta will be a "Communication Center" and will offer additional services, such as Internet access and prepaid services. ATSI intends to bring the Communication Center concept to strategic markets in the U.S., targeting Mexican nationals and U.S. citizens of Mexican origin who are familiar with the caseta concept and the Computel/TM/ name. The Communication Centers will be used to distribute "borderless" products that function in the same manner regardless of the users location north or south of the U.S./Mexico border. These products will be targeted to established Latino households, as well as to recent immigrants and transient Latinos who may have acculturation issues, or identity, credit or economic challenges. ATSI believes it will capture customer loyalty by serving these challenged consumers, and will keep their business as they establish households in the U.S.

     The main source of competition for Communication Centers on both sides of the border will be prepaid card services, payphone and prepaid cellular, which are essentially designed for the same target market. There is already a robust market for prepaid calling cards in the U.S. Regulations in Mexico have only recently permitted the use of dial around products from payphones, and ATSI expects many more prepaid card vendors to enter that market. ATSI is aware of only a limited number of caseta-style call centers in the U.S. located on the East Coast, in Miami and Los Angeles.

     Pay Telephones

     ATSI also owns and operates approximately 574 pay telephones in various Mexican cities and resort areas, including Acapulco, Cancun, Cozumel, Mazatlan, Puerto Vallarta, Tijuana, Huatulco, Puerto Escondido, Cabo San Lucas, and Puerto Angel. ATSI also has pay telephones in the Mexico City airport and Mexico City's mass transit metro system transfer stations. All of ATSI's pay telephones are "intelligent" phones, meaning that certain features are fully automated, reducing operating costs. ATSI's telephones accept pesos and U.S. quarters. Customers may also access an ATSI operator for assistance in placing collect, third party, person-to -person calls or credit card calls.

     ATSI markets its pay telephone services in Mexico through direct sales efforts as well as some independent marketing representatives working on a commission basis. ATSI has targeted a significant portion of its pay telephone marketing efforts toward various resort areas in Mexico, specifically on locations with high tourist-traffic such as airports, ship ports and marinas, restaurants and bars. Approximately 16 million U.S. tourists visit Mexico each year, and the country's vacation destinations are major hubs for northern visitors via major U.S. airline carriers, and cruise ships. Although ATSI targets the tourist market for payphones and operator-assisted calling, these services are available for Mexican nationals as well.

     As of October 1, 1999, there were 31 authorized payphone providers in Mexico, of which Telmex is the largest. ATSI believes it is the second largest provider after Telmex in the tourist markets, where it has focused its efforts. ATSI's multi-pay payphones give it a significant advantage over its largest competitor, Telmex, which accepts only pre-paid Telmex calling cards. Vendors of the cards are often difficult to locate and denominations tend to be higher than needed by consumers. Although other companies have plans to install pay telephones, ATSI believes that it will be one of the few providers with its own network, allowing it to maintain flexibility with respect to rates.

Services and Products

     In the presentation of its financial results, ATSI divides its revenues into three categories:

     . Network Management Services, which includes Carriers Services and Private
       Network Services
     . Call Services, which includes Integrated Prepaid and Postpaid
     . Electronic Commerce.

Network Management Services

     Carrier Services

     ATSI offers wholesale termination services to U.S. and Latin American carriers who lack transmission facilities or require additional capacity. Revenues from this service accounted for approximately 41% of overall revenues in fiscal 1999. This market experienced tremendous downward pricing pressure during fiscal year 1999 due to a combination of several factors, most notably an increase in the activation of fiber optic cable along U.S.-Mexico routes and regulatory changes which permitted the top tier carriers to lower their international wholesale rates. Therefore, although ATSI experienced increased volumes in this line of business during the year, it realized little additional revenue. ATSI has seen a substantial increase in volume since it activated its high-quality fiber route in July 1999, and believes this fiber network will continue to attract increased volumes from top tier carriers. In addition, ATSI believes it will generate opportunities to transport traffic for Mexican carriers. ATSI should be able to use the increased volumes to negotiate more favorable termination costs in Mexico, and if ATSI receives a Mexican long distance license, it will be able to substantially cut its costs for carrying this traffic.

     Private Networks

     ATSI offers private communications links for multi-national and Latin American customers who use a high volume of telecommunications services and need greater dependability than is available through public networks. These services include data, voice, and fax transmission as well as videoconferencing and Internet. During fiscal 1999, ATSI did not devote significant resources toward the development of this business in Mexico. However, expansion of this line of business is consistent with ATSI's plans to build out its network in Mexico, since many of the same facilities that would be used for delivery of retail consumer products could be used for private network services as well.

     ATSI has and will continue to use the provision of private network services as an entry into new Latin markets that are in the process of migrating from state-run systems to competitive systems.

     ATSI competes with MCI/Worldcom, Americatel, Pointe Communications Corporation, and Telscape International Inc., among others, in providing private network services. Factors contributing to ATSI's competitiveness in the private network business include reliability, network quality, speed of installation, and in some cases, geography, network size, and hauling capacity. ATSI believes it has the reputation as being a responsive service provider capable of processing all types of network traffic.

Call Services

     Postpaid

     ATSI's principal call service is operator-assistance for international collect, person-to-person, third party, calling card and credit card calls originating in Mexico. The primary source of demand for operator assistance are ATSI's pay telephones and casetas in Mexico. ATSI also provides operator services for calls originating from payphones and casetas owned by others, hotel and resort operators, and others who control the right to direct operator-assisted calling from groups of telephones. ATSI pays these third parties a commission based on the revenue generated by the call traffic they send. These postpaid calling services are billed to the consumer or other appropriate party subsequent to the time the call is placed.

     As part of its ongoing efforts to minimize costs, ATSI began outsourcing its live operator services in July 1999, and executed an agreement with another operator service provider to handle ATSI's call services traffic on a transaction basis. The vendor will continue ATSI's practice of providing bilingual service 24 hours per day, 7 days per week.

     ATSI's owned retail distribution network of payphones and casetas will continue to generate call services traffic. Competition for traffic from third parties in this market revolves largely around the amount of commissions the operator services provider is willing to pay. ATSI is currently focusing more on improving its profitability rather than simply generating additional revenues, and it has therefore lost ground to competitors willing to accept lower profit margins by paying higher commissions. However, ATSI believes it has a reputation as a reliable provider, and it is also able to offer the value-added service of intelligent pay telephones in hotel lobbies.

     During fiscal 1999, ATSI provided direct dial services (long distance calls which do not require live or automated operator assistance) to a small extent in the United States. ATSI provided 1+ and MEXICOnnect service to residential and business customers in the San Antonio metropolitan area. MEXICOnnect allows customer to dial-around their presubscribed carrier by dialing 10-10-624 + the area code + the telephone number. Under the 1+ program, customers presubscribe to ATSI's network for all long distance calls made from their telephone number, eliminating the need to dial any extra digits to reach ATSI's network.

     ATSI competes with large carriers such as AT&T, MCI/Worldcom, and Sprint as well as numerous smaller companies for presubscribed long distance. Price remains a primary concern for many consumers since the technology is not distinguishable from one provider to another. ATSI is focused on the Latino market and offers an aggressive international rate to Mexico as well as competitive domestic rates. Unlike many other long distance providers, ATSI's charges are included on the customer's bill from the local phone company. ATSI also offers the convenience of bilingual customer service. ATSI believes that it will be able to expand its presubscribed customer base by using U.S. Communication Centers as magnets to attract underserved Latino customers to ATSI's products.

     There are numerous dial-around products on the market, offered by small and large companies, and by long distance resellers as well as facilities-based carriers. MEXICOnnect's competitive advantage is its focus on the Latino market, and the elimination of per call minimums, monthly access fees, surcharges, and other types of restrictions and small print that make dial-around discounts deceiving. In comparison to long distance resellers, ATSI has greater flexibility in adjusting rates, as it has greater control over its own network.

     Integrated Prepaid

     The Company also generates call services revenues from direct dial calls made in Mexico from ATSI's own communication centers and pay telephones. These integrated prepaid revenues are paid for by the consumer prior to or at the time the calls are placed. In Mexico, the Company competes with other payphone and caseta operators, including Telmex, the form monopoly.

     Sales

     Direct dial sales are supervised by the Senior Vice President, Sales and Marketing based in San Antonio. U.S. domestic carrier sales are supervised by the Senior Vice President, Sales and Marketing in San Antonio. Mexican carrier sales are also supervised by the Senior Vice President, Sales and Marketing in San Antonio, who is assisted by the Director General (President) of ATSI-Mexico. The Director of Central American operations, based in San Jose, Costa Rica, manages the Central American carrier and private network accounts under the supervision of the Senior Vice President, Sales and Marketing in San Antonio. Payphone, hospitality and aggregator sales are managed from ATSI-Mexico with supervision from the Senior Vice President, Sales and Marketing in San Antonio. Communication center's sales efforts are managed from Computel's offices in Guadalajara with oversight from ATSI-Mexico in Mexico City. ATSI is in the process of consolidating the operations of Computel and ATSI-Mexico.

Electronic Commerce via Internet

     GlobalSCAPE was formed in April 1996 to implement Internet related strategies that are not complementary to ATSI's core business. GlobalSCAPE's revenues are attributable to sales of Internet productivity software, primarily its flagship product CuteFTP/TM/ that it has historically distributed via its web site. GlobalSCAPE operates autonomously, generating substantially all funds for its development and expansion internally from its own operations. In January 1999 GlobalSCAPE acquired ownership of CuteFTP from its original author, and subsequently released an enhanced new version. In fiscal 1999, GlobalSCAPE also released two new products, CuteHTML/TM/ and CuteMAP/TM/, began distributing CuteFTP in CompUSA stores, and began realizing revenue from advertisements placed in its software.

     ATSI announced in February, 1999 that it was considering a spin off or public offering of GlobalSCAPE's stock, and ATSI has retained an investment banking firm to assist it in evaluating these options and other options to finance GlobalSCAPE's continued growth.

     GlobalSCAPE's market includes all computer users on the Internet. GlobalSCAPE's products are distributed as shareware, meaning that users may download and use the products for free on a trial basis for a limited time. After the expiration of the trial period, the user must register the product to be in compliance with the license and to obtain product support. GlobalSCAPE's primary source of revenue is generated through product registration, with additional revenues generated by advertising in the form of ad banners and sponsorships in its "live" software products and on its web site. On a monthly basis, GlobalSCAPE receives approximately 1.2 million unique visitors to its web site and displays more than 15 million in-product and web site ad banners.

     GlobalSCAPE's flagship product, CuteFTP/TM/, is a Windows/R/-based file transfer protocol (FTP) utility allowing users the ability to transfer and manage files via the Internet, including media files, web pages, software, and graphics. ATSI believes that CuteFTP/TM/ has 30% of the U.S. market share for FTP programs. ATSI's portfolio of products also includes CuteHTML/TM/, an advanced HTML editor for developing web sites, and CuteMAP/TM/, an image mapping utility for graphic navigation through web sites, and others in various stages of alpha and beta testing. GlobalSCAPE intends to leverage its strong brand recognition into a full suite of "Cute" products.

     GlobalSCAPE operates in a highly competitive environment with respect to all its products. CuteFTP/TM/'s primary competitors are WS_FTP Voyager and Bulletproof FTP. While many FTP products have mimicked CuteFTP/TM/'s features, they are not commercially successful due to their late arrival to the marketplace and lack of support infrastructure. CuteHTML/TM/ and CuteMAP/TM/, although relatively new to the market, have the advantage of being able to piggyback on the success of CuteFTP/TM/ through product integration and cross-marketing efforts.

Network

     ATSI has established a technologically advanced network having an "ATM" backbone with satellite and fiber optic arms. ATM stands for "Asynchronous Transfer Mode," and is a packet switching technology that allocates bandwidth on demand for high-speed connection of voice, data and video services. This technology allows ATSI to use its switch capacity more efficiently than a circuit-switched system that requires capacity to be dedicated to certain customers regardless of whether they are using it fully. ATSI's network also employs compression technology to carry greater volumes on the same facilities. ATM is compatible with Internet protocols and Frame Relay, permitting ATSI to explore even more cost-effective transmission methods in the future.

     Generally, ATSI's strategy is to use the fiber optic arm of its network to access major metropolitan areas in Mexico, and the satellite arm to access semi-rural and smaller metropolitan areas. This hybrid network also offers redundancy that can minimize service interruptions. ATSI's fiber route runs from its facility at the Infomart in Dallas, Texas to Mexico City, Mexico. ATSI has satellite transmission and receiving equipment in:

     . San Antonio, Texas
     . Mexico City, Monterrey, and Cancun, Mexico
     . Guatemala City, Guatemala
     . San Salvador, El Salvador, and
     . San Jose, Costa Rica.

     ATSI leases fiber capacity from third parties, primarily Bestel. ATSI leases satellite capacity on the Mexican satellites Solidaridad I and II, from Satelites Mexicanos, S.A. de C.V. ("SATMEX").

     ATSI owns switching and other equipment in the U.S. and Mexico. In April 1999, ATSI began using its new Nortel DMS 300/250 International Gateway Switch in its Dallas location. This advanced switch will permit ATSI to deploy the new retail and wholesale products that are key to its competitive strategy.

     All aspects of ATSI's owned network facilities are designed to allow for modular expansion, permitting ATSI to increase capacity as needed.

     ATSI must contract with others to complete the intra-Mexico and domestic U.S. portions of its network. ATSI has interconnection and service agreements in place with four Mexican long distance concessionaires, Operadora Protel, S.A. de C.V., Avantel, S.A. de C.V., Miditel, S.A. de C.V. and Bestel, S.A. de C.V. ATSI has applied for its own Mexican long distance license, which will allow it to build out its network in Mexico and to interconnect directly with Telmex and other local carriers, thereby lowering its transmission costs. ATSI has interconnection agreements with Radiografica Costarricense, S.A., FT&T, S.A. , and Corporacion Solares, S.A. de C.V. for transmission services in Costa Rica, Guatemala and El Salvador, respectively. In the U.S., ATSI purchases long distance capacity from various companies.

     ATSI purchases local line access in Mexico for its payphones and casetas from Telmex, and various cellular companies including SOS Telecomunicaciones, S.A. de C.V., Portatel del Sureste, S.A. de C.V., Movitel del Noreste, S.A. de C.V, and Baja Celular Mexicana, S.A. de C.V.

Licenses/Regulatory

     United States

     Pursuant to Section 214 of the Communications Act of 1934, the Federal Communications Commission ("FCC") has granted ATSI global authority to provide switched international telecommunications services between the U.S. and certain other countries. ATSI maintains informational tariffs on file with the FCC for its international retail rates and charges.

     The Telecommunications Act of 1996 ("Telecom Act"), which became law in February 1996, was designed to promote competition in all aspects of telecommunications. The FCC has promulgated and continues to promulgate major changes to their telecommunications regulations, many of which will have an impact on ATSI. ATSI cannot predict the ultimate effect of these various changes. One aspect of the Telecom Act that is of particular importance to ATSI is that it allows the former Bell local monopolies such as Southwestern Bell and Ameritech to offer "in region" long distance service once they meet certain requirements. "In region" means that they will be permitted to offer long distance within their traditional local service franchise area, allowing them to offer an additional service to their already-established customer base. The rules for competition are still being decided by regulators and the courts. Although no Bell companies have been permitted to provide in-region long distance service at this time, ATSI anticipates that Southwestern Bell may be granted permission in the near term. Given their extensive resources and established customer bases, the entry of the Bell companies into the long distance market, specifically the international market, will create increased competition for ATSI.

     The International Settlements Policy (the "ISP") indirectly regulates the prices that the dominant carriers such as AT&T may charge for international calling. The FCC recently enacted certain changes in its rules which made it possible for the large carriers to lower their international prices, which has contributed to the substantial downward pricing pressure facing ATSI in the wholesale carrier market.

     Many states require telecommunications providers operating within the state to maintain certificates and tariffs with the state regulatory agencies, and to meet various other requirements (e.g. reporting, consumer protection, notification of corporate events). ATSI believes it is in compliance with all applicable State laws and regulations governing its services.

     Mexico

     The Secretaria de Comunicaciones y Transportes ("SCT") and COFETEL have issued ATSI's Mexican subsidiaries the following licenses:

     Comercializadora License - a 20-year license issued in February 1997 allowing for nationwide resale of local calling and long distance services from public pay telephones and casetas.

     Teleport and Satellite Network License - a 15-year license issued in May 1994 allowing for transport of voice, data, and video services domestically and internationally. The license allows for the operation of a network utilizing stand-alone VSAT terminals and/or teleport facilities, and interconnection to the public switched network via other licensed carriers. A shared teleport facility enables ATSI to provide services to multiple users/customers through a single centralized satellite earth station.

     Packet Switching Network License - a 20-year license issued in October 1994 allowing for the installation and operation of a network interconnecting packet switching nodes via ATSI's proprietary network or circuits leased from other licensed carriers. The license supports any type of packet switching technology, and can be utilized in conjunction with ATSI's other licenses to build a hybrid nationwide network with international access to the U.S.

     Value-Added Service License - an indefinite license allowing ATSI to provide a value added network service, such as delivering public access to the Internet.

     Mexico is in the process of revising its regulatory scheme consistent with its new competitive market. Various technical and pricing issues related to interconnections between carriers are the subject of regulatory actions which will effect the competitive environment in ways ATSI is not able to determine at this time.

     Other Foreign Countries

     In addition to Mexico, ATSI currently has operations in Costa Rica, El Salvador, and Guatemala. The telecommunications markets in these countries are in transition from monopolies to functioning, competitive markets. ATSI has established a presence in those countries by providing a limited range of services, and intends to expand the services it offers as regulatory conditions permit. ATSI does not believe that any of its current operations in those countries requires licensing, and it believes it is in compliance with applicable laws and regulations governing its operations in those countries.

                                 RISK FACTORS

     The purchase of our common stock is very risky. You should not invest any money that you cannot afford to lose. Before you buy our stock, you should carefully read this entire prospectus. We have highlighted for you what we think are the major risks which could most affect our business.

 . It is difficult for us to compete with much larger companies such as AT&T, Sprint and MCI/Worldcom

  The large carriers such as AT&T, Sprint and MCI/Worldcom have more extensive owned networks than we do, which enables them to control costs more easily than we can. They are also able to take advantage of their large customer base to generate economies of scale, substantially lowering their costs. Therefore, they are better able than we are to lower their prices as needed to retain customers. In addition, these companies have stronger name recognition and brand loyalty, as well as a broader portfolio of services, making it difficult for us to attract new customers. We believe we can successfully compete by targeting the Latino population in the U.S. and by introducing innovative services. However, some larger companies have announced that they intend to enter the Latino market in the U.S. In Mexico, we compete with the former Mexican telephone monopoly, Telmex, which has substantially greater resources than we do.

  Mergers, acquisitions, and joint ventures in our industry have created and will continue to create more large and well positioned competitors. As a result, we won't have as many potential customers for our wholesale network services.

 . The market for wholesale services is extremely price sensitive and there may be downward pricing pressure in this market making it difficult for us to retain customers and generate adequate revenue from this service.

  Industry capacity along the routes serviced by ATSI is generally growing as fiber optic cable is activated. This increased capacity along with intense competition among carriers in this market has created severe downward pricing pressure. For example, from October 1998 to October 1999, the prevailing price per minute to carry traffic from the U.S. to Mexico declined by approximately 45%. Generally, our wholesale customers are able to re-route their traffic to other carriers very quickly in response to price changes. Although we carried almost twice as much wholesale traffic in fiscal year 1999 than in fiscal year 1998, we realized about the same amount of revenue. Our recent network enhancements have resulted in increased volumes, and we believe we will continue to increase our wholesale volumes.

 . The telecommunications industry has been characterized by continual technological change. We may not be able to raise the money we need to acquire the new technology necessary to keep our services competitive.

  To compete successfully in the wholesale and retail markets, we must maintain the highest quality of service. Therefore, we must continually upgrade our network to keep pace with technological change. This is expensive, and we do not have the substantial resources that our large competitors have. We believe that our investment in our current network infrastructure will allow us to upgrade and retain high quality transmission without a major network overhaul for the next several years.

 . We may not be able to generate the sales volume we need to recover our substantial capital investment in our network

  We have and must continue to spend substantial sums to keep our network up to date and to expand our network. Therefore, to attain profitability, we must generate a large volume of sales. We compete for wholesale and retail customers with larger, and better known companies making it relatively more difficult for us to attract new customers for our services.

 . If we do not raise additional capital we may go out of business

  We have never been profitable and do not expect to become profitable in the near future. We have invested and will continue to invest significant amounts of money in our network and personnel in order to maintain and develop the infrastructure we need to compete in the markets for our services. In the past we have financed our operations almost exclusively through the private sales of securities. Since we are losing money, we must raise the money we need to continue operations and expand our network either by selling more securities or borrowing money. We may not be able to sell additional securities or borrow money on acceptable terms. If we are not able to raise additional money, we will not be able to implement our strategy for the future, and we will either have to scale back our operations or stop operations.

  If we sell more common stock the interest of our existing shareholders will be diluted, meaning that their percentage of ownership of ATSI will be reduced, and the price of our common stock may go down. If we borrow money, our expense in running the business will be increased, requiring us to generate even more revenue to generate a profit.

 . A large portion of our revenue is concentrated among a few customers, making us vulnerable to sudden revenue declines

  Our revenues from wholesale services currently comprise about 60% of our total revenues. We currently have seven customers for our wholesale services. The volume of business sent by each customer fluctuates, but this traffic is often heavily concentrated among three or four customers. In the past, two of these customers have been responsible for 50% of this traffic. If we are not able to continue to offer competitive prices, these customers will find some other supplier and we will lose a substantial portion of our revenue very quickly.

 . We may not be able to collect large receivables, which would create serious cash flow problems

  Our wholesale network customers generate large receivable balances, often over $500,000 for a two-week period. We incur substantial direct costs to provide this service since we must pay our carrier in Mexico to terminate these calls. If a customer fails to pay a large balance on time, we will have difficulty paying our carrier in Mexico on time. If our carrier suspends services to us, it will affect all our customers.

 . Our auditors have questioned our viability

  Our auditors' opinion on our financial statements as of July 31, 1999 calls attention to substantial doubts as to our ability to continue as a going concern. This means that they question whether we can continue in business. If we cannot continue in business, our common stockholders would likely lose their entire investment. Our financial statements are prepared on the assumption that we will continue in business. They do not contain any adjustments to reflect the uncertainty over our continuing in business.

 . We do not expect to pay dividends

  We have no plan to pay dividends in the near future.

 . Our stock has been a penny stock which is more difficult to sell

  Our common stock is a "penny stock." It is relatively difficult for an investor to sell shares of a penny stock.

  A "penny stock" is any stock which falls below a selling price of $5.00 per share in the public market. Our common stock has traded below $5.00 per share since it began trading on the NASD Over-the-Counter Bulletin Board in January, 1998. It is much more difficult to sell a penny stock than stock that trades on a national market or stock exchange because of the extra steps the broker/dealer must take before selling the stock. A sale of penny stock does not usually take place as quickly as a sale of shares that trade on a national market or stock exchange. You may decide to sell your stock when the price is high enough for you to make a profit on your investment, but by the time the sale is complete, the price of the stock may have fallen to the point that you have a loss on your investment. Also, because of the difficulty in dealing in penny stock, many broker/dealers are unwilling to participate in buying and selling our shares.

 . Our common stock price is volatile, which makes it more difficult for your to sell shares when you choose, at prices you find attractive.

  Over the past year, the price of our common stock has fluctuated by as much as 100% within a 30 day period. See the section of this Prospectus entitled "Market for Registrant's common Equity and Related Stockholder Matters" on page 21 for more information on changes in our stock price over time. This volatility, combined with the effect of the penny stock rules described above may make it difficult for you to complete a sale of your shares at the price you wish.

 . Our stock price may fall if we fail to spin off GlobalSCAPE

  We have announced that we are considering a spin off or public offering (or combination of the two) of our subsidiary, GlobalSCAPE, and that we have retained an investment banking firm to help us evaluate the alternatives in achieving the appropriate value for GlobalSCAPE. If we do not complete this type of transaction (or if we take too long to complete this transaction) our stock price could fall. This transaction could be delayed or cancelled if we are unable to find an underwriter, we are unable to negotiate a favorable offering price for the stock of GlobalSCAPE, there is a lack of public interest in such a transaction, or management and the Board determine that this transaction involves excessive operational and economic risk.

 . We may not be able to attract and retain qualified personnel since we are not as attractive an employer as other, larger carriers

  We compete for technical and managerial personnel with other telecommunications companies. Many of these have greater resources than we do and are able to offer more attractive compensation packages, as well as the security of working for an established company. We have been able to attract qualified personnel in part by granting incentive stock options, and believe we will be able to continue to do so.

 . We may not be able to lease transmission facilities we need at cost-effective rates

  We do not own all of the transmission facilities we need to complete calls. Therefore, we depend on contractual arrangements with other telecommunications companies to complete our network. For example, although we own the switching and transport equipment needed to receive and transmit calls via satellite and fiber optic cable, we do not own a satellite or any fiber optic cable and must therefore lease transmission capacity from other companies. We may not be able to lease facilities at cost-effective rates in the future or enter into contractual arrangements necessary to expand our network or improve our network as necessary to keep up with technological change.

  There are a limited number of suppliers for the products and services we need to complete our network. We may have difficulty finding alternate suppliers if any of our suppliers go out of business or are acquired by our competitors.

  Also if certain current suppliers fail to honor their contractual commitments, we could be very seriously affected.

 . We may not be able to pay our suppliers on time, causing them to discontinue critical services

  We have not always paid all of our suppliers on time due to temporary cash shortfalls. These suppliers have given us payment extensions in the past, but critical suppliers may discontinue service if we are not able to make payments on time in the future. In addition, equipment vendors may refuse to provide critical technical support for their products if they are not paid on time under the terms of support arrangements. Our ability to make payments on time depends on our ability to raise additional capital or improve our cash flow from operations.

 . We may not be able to make our debt payments on time, causing our lenders to repossess critical equipment

  We purchased some of our significant equipment with borrowed money. The lenders have a security interest in the equipment to secure repayment of the debt. This means that the lenders may take possession of the equipment and sell it to repay the debt if we do not make our payments on time. We have not always paid all of our equipment lenders on time due to temporary cash shortfalls. These lenders have given us payment extensions in the past, but they may exercise their right to take possession of certain critical equipment if we are not able to make payments on time in the future. Our ability to make our payments on time depends on our ability to raise additional capital or improve our cash flow from operations.

 . We may have service interruptions and problems with the quality of transmission, causing us to lose call volumes and customers

  To retain and attract customers, we must keep our network operational 24 hours per day, 365 days per year. We have experienced service interruptions and other problems that affect the quality of voice and data transmission. To date, these problems have been temporary. We may experience more serious problems. In addition to the normal risks that any telecommunications company faces (such as fire, flood, power failure, equipment failure), we may have a serious problem if a meteor or space debris strikes the satellite that transmits our traffic, or a volcanic eruption or earthquake interferes with our operations in Mexico City. We have the ability to transmit calls via either the satellite or fiber optic portion of our network, and this redundancy should protect us if there is a problem with one portion of our network. However, a significant amount of time could pass before we could re-route traffic from one portion of our network to the other, and there may not be sufficient capacity on only one portion of the network to carry all of our traffic at any given time.

  To stay competitive, we will continue to integrate the latest technologies into our network. We are currently implementing "packet switching" transport capabilities such as Asynchronous Transfer Mode and we will continue to explore new technologies as they are developed. The risk of network problems increases during periods of expansion and transition to new technologies.

 . Changes in telecommunications regulations may harm our competitive position

  The telecommunications industry in the United States is regulated by the Federal Communications Commission (the "FCC") and by the public utilities commissions in the various states. As a result of the deregulation required by the Telecommunications Act of 1996, the FCC has issued, and continues to issue, major changes to their regulations. These new regulations have significantly changed and will continue to change the competitive environment. For example, FCC regulations now permit the regional Bell operating companies (former local telephone monopolies such as Southwestern Bell) to enter the long distance market if certain conditions are met. The entry of these formidable competitors into the long distance market will make it more difficult for us to establish a retail customer base. Other new regulations affect the pricing for services that we purchase from others. Pricing changes could put us at a relative disadvantage to larger competitors. We cannot predict what other changes there may be in the regulations or what effect these changes will have on our business.

  The Mexican telecommunications industry is also going through the process of de-monopolization and regulatory change, and new laws and regulations there could affect our business. These regulatory changes may not continue to improve market conditions for us and, even if they do, we may not have the opportunity to provide additional telecommunications services within Mexico and between Mexico and other countries.

  The international telecommunications industry is also governed by foreign laws and treaties between the United States and other countries. Changes in these laws or treaties may also affect the competitive environment.

 . Our compliance with laws and regulations could be challenged

  We believe that we are in compliance with all domestic and foreign telecommunications laws that govern our current business. However, government enforcement and interpretation of the telecommunications laws and licenses is unpredictable and is often based on informal views of government officials and ministries. This is particularly true in Mexico and certain of our target Latin American markets, where government officials and ministries may be subject to influence by the former telecommunications monopoly, such as Telmex. This means that our compliance with the laws may be challenged. It could be very expensive to defend this type of challenge and we might not win. If we were found to have violated the laws that govern our business, we could be fined or denied the right to offer services. To our knowledge, we are not currently subject to any regulatory inquiry or investigation.

 . We may not be able to obtain new licenses we need to reduce costs and expand our network

  Our strategy for the future depends on obtaining a long distance concession from the Mexican government. We may not be able to obtain this license, and if we do not obtain this license, we may not be able to implement our strategy for the future or continue to offer services at competitive prices. Our strategy is to expand into other Latin American countries as regulatory conditions in those countries permit. We may not be able to obtain the licenses we need for this expansion.

 . Our operations may be affected by political changes in Mexico and other
  Latin American countries

  The majority of our foreign operations are in Mexico. The political and economic climate in Mexico and other Latin American countries is more uncertain than in the United States and unfavorable changes could have a direct impact on our operations in Mexico. For example, newly elected government officials could decide to quickly reverse the deregulation of the Mexican telecommunications industry economy and take steps to limit our business, such as seizing our property, revoking our licenses, or modifying our contracts with Mexican suppliers. A period of poor economic performance could reduce the demand for our services in Mexico. There might be trade disputes between the United States and Mexico which result in trade barriers such as additional taxes on our services. The Mexican government might also decide to restrict the conversion of pesos into dollars or restrict the transfer of dollars out of Mexico. These types of changes, whether they occur or are only threatened, would also make it more difficult for us to obtain financing in the United States.

 . If the value of the Mexican Peso declines relative to the Dollar, we will have decreased earnings as stated Dollars

  Approximately 20% of ATSI's revenue is collected in Mexican Pesos. If the value of the Peso relative to the Dollar declines, that is, if Pesos are convertible into fewer Dollars, then our earnings, which are stated in dollars, will decline. We do not engage in any type of hedging transactions to minimize this risk and do not intend to do so.


                                   EMPLOYEES

     At December 1, 1999, ATSI (excluding ATSI-Mexico) had 84 full-time employees, of whom 9 were sales and marketing personnel, and 72 performed operational, technical and administrative functions, and 3 part-time employees. Of the foregoing, 22 were employed by GlobalSCAPE, and 7 were employed by Sinfra. ATSI believes its future success will depend to a large extent on its continued ability to attract and retain highly skilled and qualified employees. ATSI considers its employee relations to be good. None of the aforementioned employees belong to labor unions.

     At December 1, 1999, ATSI-Mexico had 434 full-time employees of whom 375 were operators and 59 performed sales, marketing, operational, technical and administrative functions. A portion of ATSI-Mexico's employees, chiefly operators, belong to a union.


                                  PROPERTIES

     ATSI's executive offices, principal teleport facility and control center are located at its leased facility in San Antonio, Texas, consisting of 11,819 square feet. The lease expires August 2002, and has two five-year renewal options. ATSI pays annual rent of $98,452 (increasing to $107,789 per year for the last year) under the lease and is responsible for taxes and insurance. GlobalSCAPE, Inc.'s offices are located at its leased facility in San Antonio, Texas, consisting of 5,401 square feet. The lease expires January 31, 2001. GlobalSCAPE, Inc. pays annual rent of $87,496 per year and is responsible for taxes and insurance.

     Subsequent to year-end, ATSI and GlobalSCAPE entered into agreements for new office space beginning in December of 1999. Both agreements are for a period of eight and a half-years with rent deferred for the first six months of the agreement. ATSI's facility will consist of 15,050 square feet with annual rent of $178,794 per year while GlobalSCAPE's facility will consist of 14,553 square feet with annual rent of $174,636 per year. Management believes its leased facilities are suitable and adequate for their intended use.


                               LEGAL PROCEEDINGS

     On January 29, 1999, one of ATSI's customers, Twister Communications, Inc. filed a Demand for Arbitration seeking damages for breach of contract. The customer claims that ATSI wrongfully terminated an International Carrier Services Agreement executed by the parties in June 1998 under which ATSI provided wholesale carrier services from June 1998 to January 1999. The customer's claims for damages represent amounts that it claims it had to pay in order to replace the service provided by ATSI. ATSI disputes that it terminated the contract wrongfully and asserts that the customer breached the agreement by failing to pay for services rendered and by intentionally making false representation regarding its traffic patterns and on March 3, 1999 filed a Demand for Arbitration seeking damages for breach of contract in an amount equal to the amounts due to ATSI for services rendered plus interest, plus additional damages for fraud. An arbitration panel was selected and the parties are now completing written discovery.

     While ATSI believes that it has a justifiable basis for its arbitration demand and that it will be able to resolve the dispute without a material adverse effect on ATSI's financial condition; until the arbitration proceedings take place, ATSI can not reasonably estimate the possible loss, if any, and there can be no assurance that the resolution of this dispute would not have an adverse effect on ATSI's results of operations.

     On June 16, 1999, ATSI initiated a lawsuit against one of its vendors claiming misrepresentation and breach of conduct. Under an agreement ATSI signed in late 1998, the vendor was to provide quality fiber optic capacity in January 1999. The delivery of the route in early 1999 was a significant component of ATSI's operational and sales goal for the year and the failure of its vendor to provide the capacity led to ATSI negotiating an alternative agreement with Bestel, S.A. de C.V. at a higher cost. While the total economic impact is still being assessed, ATSI believes lost revenues and incremental costs are in excess of $15 million. While ATSI's contract contains certain limitations regarding the type and amounts of damages that can be pursued, ATSI has authorized its attorneys to pursue all relief to which it is entitled under law. As such, ATSI can not reasonably estimate the ultimate outcome of neither this lawsuit nor the additional costs that may be incurred in the pursuit of its case.


                                USE OF PROCEEDS

     The selling shareholders will receive the proceeds from the shares of common stock. We will not receive any of the proceeds.


                              COMMON STOCK ISSUED

     The common stock offered by this prospectus may be issued to the selling stockholders pursuant to the terms of the following:

          . shares of 6% Series C Cumulative Convertible Preferred Stock,
            ("Series C Preferred Stock") issued to The Shaar Fund on September 24, 1999,

          . a Common Stock Warrant issued to The Shaar Fund on September 24,
            1999,

          . a Common Stock Purchase Warrant that may be issued to The Shaar Fund if ATSI elects to redeem the Series C Preferred Stock,

          . a Common Stock Purchase Warrant issued to Corporate Capital
            Management LLC as commission on ATSI's 6% Series B Cumulative Convertible Preferred Stock issuance,

          . 19,693 shares of Common Stock issued to Corporate Capital Management
            LLC as commission on ATSI's Series C Preferred Stock issuance.

Series C Preferred Stock

     The Shaar Fund purchased 500 shares of Series C Preferred Stock for $1000 per share on September 24, 1999. The Shaar Fund may convert each share of Series C Preferred Stock into that number of shares of common stock that is equal to 1000 divided by a "Conversion Price" that is the lesser of:

     . $1.031 (the closing bid price of the common stock on the NASD Over-the-
       Counter Bulletin Board on September 23, 1999), and

     . seventy-eight percent (78%) of the average of the five lowest closing bid prices of the common stock on the NASD Over-the-Counter Bulletin Board during the ten trading day period immediately preceding the date of conversion.

     Therefore, the number of shares of common stock that The Shaar Fund may acquire increases if the price of the common stock decreases. Although there is no ceiling on the maximum number of shares of common stock that The Shaar Fund may acquire, if the closing bid price for the common stock falls to $.85 or less on any trading day, The Shaar Fund may not convert any Series C Preferred Stock for a single period of forty-five days from that day. The Series C Preferred Stock will never be convertible into fewer than 484,966 shares of common stock (i.e., the number of shares that may be acquired if the Conversion Price is $1.031). Here are some examples of the number of shares of common stock that The Shaar Fund may acquire, assuming different prices of the common stock:

78% of Avg. of 5
Lowest  Bid Prices
During 10 Trading
Days Preceding             Closing Bid on                                                Number of Shares of
Conversion                 September 23, 1999          Formula                           Common Stock
------------------------------------------------------------------------------------------------------------
0.85                       1.031                       500,000 divided by 0.85           588,235
------------------------------------------------------------------------------------------------------------
1.01                       1.031                       500,000 divided by 1.01           495,050
------------------------------------------------------------------------------------------------------------
1.05                       1.031                       500,000 divided by 1.031          484,966
------------------------------------------------------------------------------------------------------------
2.00                       1.031                       500,000 divided by 1.031          484,966
------------------------------------------------------------------------------------------------------------
2.50                       1.031                       500,000 divided by 1.031          484,966
------------------------------------------------------------------------------------------------------------

The Shaar Fund may convert any of its shares of Series C Preferred Stock at any time it elects after December 23, 1999, but any shares not converted by September 24, 2001 must be converted by ATSI at the Conversion Price on that day.

The Registration Rights Agreement signed by ATSI and The Shaar Fund at the time of the sale of the Series C Preferred Stock requires ATSI to register that number of common shares into which all of the shares of the Series C Preferred Stock would be convertible at a Conversion Price of $.5078 (one-half of the closing bid price of the common stock on the NASD Over-the-Counter Bulletin Board on September 24, 1999). If the closing bid price for the common stock falls below .80, ATSI is required to register additional shares of its common stock based on an assumed Conversion Price of .30 per share.

ATSI must pay quarterly dividends on the Series C Preferred Stock at the rate of 6% per annum calculated on a value of $1000 per share. ATSI may elect to pay the dividends in either cash or in shares of its registered common stock, valued at the Conversion Price on each dividend payment date. We have included 118,157 shares of common stock in this prospectus and Registration Statement for the payment of dividends on the Series C Preferred Stock.

The Registration Rights Agreement provides that we will indemnify The Shaar Fund and its assignees against certain liabilities, including civil liabilities under the Securities Act of 1933, as amended.


Series B Preferred Stock

On July 2, 1999, ATSI issued 2000 shares of 6% Series B Cumulative Convertible Preferred Stock to The Shaar Fund. This Series B Preferred Stock has substantially the same terms as the Series C Preferred Stock described in this Prospectus, except that the formula for determining the conversion price incorporates the closing bid price for the common stock on July 1, 1999 instead of September 23, 1999. This transaction is described in more detail in our Registration Statement on Form S-3 filed on August 18, 1999.


The Warrants

The Shaar Fund may elect to acquire up to 20,000 additional shares of common stock at an exercise price of $1.19 per share under the terms of a Common Stock Purchase Warrant issued on September 24, 1999. If ATSI elects to redeem the Series C Preferred Stock, part of the redemption price is an additional warrant for 20,000 shares on the same terms as the Common Stock Purchase Warrant. ATSI is required to register 40,000 shares of its common stock for the exercise of these warrants under the Registration Rights Agreement signed by The Shaar Fund and ATSI at the time of the sale of the Series C Preferred Stock and the Common Stock Purchase Warrant.

ATSI issued Corporate Capital Management a Common Stock Purchase Warrant for the purchase of 50,000 shares of ATSI common stock at an exercise price of $1.25 as a commission in connection with its issuance of its 6% Series B Cumulative Convertible Preferred Stock on July 2, 1999. ATSI agreed to register the common shares underlying this warrant as consideration for Corporate Capital Management's services in connection with the issuance of the Series C Preferred Stock.


                             SELLING SHAREHOLDERS

     There are two selling shareholders, The Shaar Fund, Ltd., and Corporate Capital Management, LLC. The selling shareholders and their affiliates have not held any position, office or other material relationship, other than as a shareholder, with ATSI during the three years preceding the date of this prospectus. The shareholders, the amount of common stock owned as of January 10, 2000, the maximum amount of common stock that may be offered under the Registration Statement, and the percentage ownership in ATSI as of January 10, 2000:

     The amount of shares listed in the table below as "owned" by The Shaar Fund includes the following:

   . the remaining number of shares that The Shaar Fund may acquire under the terms of Series B Preferred Stock assuming a conversion price of $0.7422,

   . the number of shares that The Shaar Fund may purchase under the terms of the Common Stock Purchase Warrant issued on July 2, 1999;

   . the maximum number of shares that The Shaar Fund may acquire under the terms of the terms of Series C Preferred Stock assuming a conversion price of $0.5078; plus

   . the number of shares that The Shaar Fund may purchase under the terms of the Common Stock Purchase Warrant issued on September 24, 1999.

It does not include any shares of common stock that may be paid as a dividend on the Series B Preferred Stock or the Series C Preferred Stock and does not include the shares that The Shaar Fund could purchase under additional warrants for 70,000 shares of common stock that ATSI would be required to issue if it elected to redeem the Series B Preferred Stock and Series C Preferred Stock.

     The amount shown as the maximum amount of common stock that the Shaar Fund may offer under this Prospectus assumes that The Shaar Fund acquires all of the common stock it may acquire under the terms of the Series C Preferred Stock at an assumed conversion price of $0.5078, plus the number of shares that The Shaar Fund may purchase under the terms of the Common Stock Purchase Warrant issued on September 24, 1999.

     The amount of shares listed in the table below as "owned" by Corporate Capital Management and that may be offered under this prospectus includes the following:

   . the number of shares that Corporate Capital Management may purchase under the terms of the Common Stock Purchase Warrant issued on July 2, 1999;

   . the number of shares that Corporate Capital Management may purchase under the terms of the Common Stock Purchase Warrant issued on September 24, 1999.


                                          Amount of Common     Maximum Amount of       % Ownership of
                                         Stock Owned as of     Common Stock that     ATSI as of January
Name                                     January 10, 2000       may be Offered            10, 2000
----------------------------------------------------------------------------------------------------------------------
The Shaar Fund                          2,233,568               1,004,640            4.2%
----------------------------------------------------------------------------------------------------------------------
Corporate Capital Management            69,693                  69,693               Less than 1%
----------------------------------------------------------------------------------------------------------------------

                             PLAN OF DISTRIBUTION

     The Registration Statement of which this prospectus forms a part has been filed to satisfy registration rights held by the selling shareholders under agreements between ATSI and the selling shareholders. To ATSI's knowledge, as of this date, none of the selling shareholders has entered into any agreement, arrangement or understanding with any particular broker or market maker with respect to the shares offered by them, nor does ATSI know the identity of the brokers or market makers which might participate in such an offering.

     The shares being registered and offered may be sold from time to time by the selling shareholders while the Registration Statement is in effect. The selling shareholders will act independently of ATSI in making decisions with respect to the timing, manner, and size of each sale. The sales may be made on the NASD Over-the- Counter Bulletin Board or otherwise, at prices and on terms then prevailing or at prices related to the market price, or in negotiated transactions.

     The shares may be sold by one or more of the following methods:

     . A block trade in which the broker-dealer engaged by a selling shareholder would attempt to sell shares as agent but may position and resell a portion of the block as principal to facilitate the transaction.

     . Purchases by the broker-dealer as principal and resale by such broker or dealer for its account according to this prospectus.

     . ordinary brokerage transactions and transactions in which the broker solicits purchasers.

     To our knowledge, none of the selling shareholders has, as of the date of this prospectus, entered into any arrangement with a broker or dealer for the sale of shares through a block trade, special offering, or secondary distribution of a purchase by a broker-dealer. In effecting sales, broker-dealers engaged by a selling shareholder may arrange for other broker-dealers to participate. Broker-dealers may receive commissions or discounts from a selling shareholder in amounts to be negotiated.

     In offering the shares, the selling shareholders and any broker-dealers who execute sales for the selling shareholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales, and any profits realized by the selling shareholders and the compensation of such broker-dealers may be deemed to be underwriting discounts and commissions.

     We have agreed to keep the Registration Statement of which this prospectus is a part effective until The Shaar Fund sells the shares of common stock offered under this prospectus or until two years following the effective date of the Registration Statement of which this prospectus is a part, whichever comes first. No sales may be made pursuant to this prospectus after this date unless we amend or supplement this prospectus to indicate that we have agreed to extend the effective period.

     We cannot assure you that any of the selling shareholders will sell any or all of the shares of common stock registered in the Registration Statement.

     MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     ATSI's Common Stock is quoted on the NASD: OTCBB under the symbol "AMTI". Prior to December 1997, ATSI's Common Stock was traded on the Canadian Dealing Network under the symbol ATIL.CDN. The table below sets forth the high and low bid prices for the Common Stock from August 1, 1997 through December 21, 1997 as reported by the Canadian Dealing Network and from December 22, 1997 through January 10, 2000 as reported by NASD: OTCBB. These price quotations reflect inter-dealer prices, without retail mark-up, markdown or commission, and may not necessarily represent actual transactions.

          Fiscal 1998                            High        Low
          ------------------------------------------------------
          First - ...............................$ 3 1/4     $ 1 3/8
          Second - ..............................$ 3 7/16    $ 2
          Third - ...............................$ 3 1/2     $ 1 5/7
          Fourth - ..............................$ 2 1/4     $ 3/4

          Fiscal 1999                            High        Low
          ------------------------------------------------------
          First - ...............................$ 1 1/8     $ 15/32
          Second - ..............................$ 1 9/32    $ 3/4
          Third - ...............................$ 1 13/64   $ 5/8
          Fourth - ..............................$ 1 53/64   $ 1 1/32

          Fiscal 2000                            High        Low
          ------------------------------------------------------
          First - ...............................$ 1 11/32   $ 45/64
          Second - (through January 10, 2000)....$ 1 13/64   $ 49/64

     At January 10, 2000 the closing price of ATSI's Common Stock as reported by NSD:OTCBB was $1.10 per share. As of January 10, 2000, ATSI had approximately 5,000 stockholders, including both beneficial and registered owners. ATSI has not paid dividends on its common stock the past three years and does not expect to do so in the foreseeable future.

                    SELECTED FINANCIAL AND OPERATING DATA

     The following selected financial and operating data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and ATSI's Consolidated Financial Statements and the Notes thereto included elsewhere herein.

                                                                                               For the three months
                                                     Years ended July 31,                       ending October 31,
                                       1995       1996       1997       1998       1999        1998          1999
                                       ----       ----       ----       ----       ----        ----          ----
                                                        (In thousands of $, except per share data)
Consolidated Statement of
Operations Data:
Operating revenues:
Network management services          $    318   $  2,614   $  1,698   $ 13,362   $ 19,250     $  6,713      $   6,105
Call services                           4,470     10,807     13,986     19,632     12,626        2,967          2,576
Internet e-commerce                         -         54        564      1,526      2,642          556            773
                                     --------   --------   --------   --------   --------     --------      ---------
Total operating revenues                4,788     13,475     16,228     34,520     34,518       10,236          9,454
Operating expenses:
Cost of services                        4,061     10,833     12,792     22,287     21,312        6,501          6,526
Selling, general and administrative     2,196      3,876      6,312     12,853     12,652        3,109          3,374
Bad debt                                  340        554        735      1,024      2,346          224            120
Depreciation and amortization             141        281        591      1,822      3,248          649            908
                                     --------   --------   --------   --------   --------     --------      ---------
Total operating expenses                6,738     15,544     20,430     37,986     39,558       10,483         10,928
Loss from operations                   (1,950)    (2,069)    (4,202)    (3,466)    (5,040)        (247)        (1,474)
                                     --------   --------   --------   --------   --------     --------      ---------
Net loss                              ($2,004)   ($2,205)   ($4,695)   ($5,094)   ($7,591)       ($642)       ($3,207)
                                     --------   --------   --------   --------   --------     --------      ---------
Per share information
Net loss                               ($0.14)    ($0.11)    ($0.18)    ($0.12)    ($0.16)      ($0.01)        ($0.07)
                                     --------   --------   --------   --------   --------     --------      ---------
Weighted average common shares
outstanding                            13,922     19,928     26,807     41,093     47,467       45,627         48,687


Consolidated Balance Sheet Data:
Working capital (deficit)               ($446)     ($592)  $    195    ($5,687)   ($6,910)     ($6,384)      ($10,268)
Current assets                          1,088      1,789      5,989      5,683      4,827        4,592          5,187
Total assets                            2,766      4,348     15,821     24,251     23,922       22,875         24,218
Long-term obligations, including
 current portion                          133        604      3,912      8,303     10,168        7,727          9,791

Total stockholders' equity              1,231      1,629      6,936      7,087      6,137        6,617          4,939


       MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

SPECIAL NOTE: Certain Statements set forth below under this caption constitute "forward-looking statements" within the meaning of the Securities Act. See page 2 for additional factors relating to such statements.

     The following is a discussion of the consolidated financial condition and results of operations of ATSI for the three fiscal years ended July 31, 1997, 1998, and 1999 and the three months ended October 31, 1998 and 1999. It should be read in conjunction with the Consolidated Financial Statements of ATSI, the Notes thereto and the other financial information included elsewhere in this Registration Statement on Form S-1. For purposes of the following discussion, references to year periods refer to ATSI's fiscal year ended July 31.

General

     ATSI's mission is to employ leading-edge technologies for delivery of exceptional telecommunication services to underserved Latino markets in the U.S. and Latin America emphasizing convenience, accessibility, quality, reliability, and affordability, while continually seeking to add value through new and innovative products and services. Utilizing a framework of licenses, interconnection and service agreements, network facilities and retail distribution channels (the "framework"), ATSI is primarily focused on capturing market share in the international telecommunications corridor between the United States and Mexico. Even with poor phone-line penetration, ATSI's research indicates that Mexico may exchange more international traffic with the U.S. than any other country in the world within the next two years. As the regulatory environments allow, ATSI plans to establish framework in other Latin American countries as well. In addition to the U.S. and Mexico, ATSI currently owns or has rights to use facilities in and has strategic relationships with carriers in Costa Rica, El Salvador, and Guatemala.

     Utilizing the framework described above, ATSI provides local, domestic long distance and international calls from its own public telephones and casetas within Mexico, and provides similar services to some third party-owned casetas, public telephones and hotels in Mexico. Consumers visiting a Company-owned communication center or public telephone may dial directly to the desired party in exchange for cash payment, or can charge the call to a U.S. address (collect, person-to-person, etc.) or calling card, or to a U.S. dollar-denominated credit card with the assistance of an operator. In July 1998, ATSI began providing domestic U.S. and international call services to Mexico to residential customers on a limited basis in the U.S. Callers may either pre-subscribe to ATSI's one-plus residential service, or dial around their pre-subscribed carrier by dialing 10-10-624, plus the area code and desired number. Where possible, these retail calls are transported over ATSI's own network infrastructure.

     Utilizing the same framework described above, ATSI also serves as a retail and wholesale facilities-based provider of network services for corporate clients and U.S. and Latin American telecommunications carriers. These customers typically lack transmission facilities into certain markets, or require additional capacity into certain markets. ATSI currently provides these services to and from the United States, Mexico, Costa Rica, El Salvador and Guatemala.

     ATSI is also the sole owner of GlobalSCAPE, Inc., which is rapidly becoming a leader in electronic commerce of top Internet-based software, utilizing the Web as an integral component of its development, marketing, distribution and customer relationship strategies. Utilizing CuteFTP as its flagship product, GlobalSCAPE has a user base of approximately 7.5 million users as of July 31, 1999.

     ATSI's consolidated financial statements have been prepared assuming that ATSI will continue as a going concern. ATSI has incurred losses since inception and has a working capital deficit as of July 31, 1999. Additionally, ATSI has had recurring negative cash flows from operations with the exception of a three-month period ended January 31, 1998. For the reasons stated in Liquidity and Capital Resources and subject to the risks referred to in Liquidity and Capital Resources, ATSI expects improved results of operations and liquidity in fiscal 2000. However, no assurance may be given that this will be the case.

Results of Operations

The following table sets forth certain items included in ATSI's results of operations in thousands of dollar amounts and as a percentage of total revenues for the years ended July 31, 1997, 1998 and 1999 and the three months ended October 31, 1998 and 1999.

                                                   Year Ended July 31,                    Three months ended October 31,
                                           1997             1998             1999              1998              1999
                                        $       %        $       %        $       %        $        %        $        %
                                       ---     ---      ---     ---      ---     ---      ---      ---      ---      ---
Operating revenues
------------------
Network services
   Carrier                          $      0     0%  $ 10,047    29%  $ 14,123    41%   $ 5,626     55%  $  5,368     57%
   Private Network                     1,698    11%     3,315    10%     5,127    15%     1,087     11%       737      8%
Call services
   Integrated Prepaid                  1,421     9%     6,102    18%     5,424    15%     1,268     12%     1,401     15%
   Postpaid                           12,545    77%    13,530    39%     7,202    21%     1,699     17%     1,175     12%
Internet e-commerce                      564     3%     1,526     4%     2,642     8%       556      5%       773      8%
                                     -------         --------         --------          -------          --------
Total operating revenues              16,228   100%    34,520   100%    34,518   100%    10,236    100%     9,454    100%

Cost of services                      12,792    79%    22,287    65%    21,312    62%     6,501     64%     6,526     69%
                                     -------         --------         --------          -------          --------

Gross margin                           3,436    21%    12,233    35%    13,206    38%     3,735     36%     2,928     31%

Selling, general and
 administrative expenses               6,312    39%    12,853    37%    12,652    37%     3,109     30%     3,374     36%


Bad debt                                 735     4%     1,024     3%     2,346     6%       224      2%       120      1%


Depreciation and amortization            591     4%     1,822     5%     3,248    10%       649      6%       908     10%
                                     -------         --------         --------          -------          --------

Operating loss                        (4,202)  -26%    (3,466)  -10%    (5,040)  -15%      (247)    -2%    (1,474)   -16%

Other, net                              (493)   -3%    (1,628)   -5%    (1,696)   -5%      (395)    -4%      (473)    -5%
                                     -------         --------         --------          -------          --------

Net loss                             ($4,695)  -29%   ($5,094)  -15%   ($6,736)  -20%     ($642)    -6%   ($1,947)   -21%

Less: preferred stock dividends
                                           -     0%         -     0%       855    -2%         -      0%     1,260    -13%

Net loss to common shareholders
                                     ($4,695)  -29%   ($5,094)  -15%   ($7,591)  -22%     ($642)    -6%   ($3,207)   -34%
                                     =======         ========         ========          =======          ========

     Three Months ended October 31, 1999 Compared to Three Months ended October 31, 1998

     Operating Revenues. Operating revenues were down 8% between periods, due primarily to declines in the Company's network management services and postpaid call services revenues offset somewhat by the growth in the Company's integrated prepaid call services revenue and its Internet e-commerce services revenue.

     Network management services, which includes both carrier services and private network services declined approximately $610,000 from $6.7 million to $6.1 million. During the quarter ended October 31, 1999, the Company processed more minutes in its carrier services business than it had in any previous quarter and transported 56% more minutes than it had in the first quarter of fiscal 1999. In spite of this increase in volumes, the Company's carrier services revenues declined from $5.6 million to $5.4 million, between quarters, due to pricing and other market pressures, which resulted in the Company's revenue per minute declining significantly between periods. The Company's private network services declined from $1.1 million to $737,000 between periods due to the loss of a customer upon expiration of its contract as well as the termination of several customers with poor credit histories.

     Call services revenue, which is comprised of both integrated prepaid revenues, generated from calls paid for before or at the time the call is placed, and postpaid calling services, which represent calls subsequently billed to the consumer or other appropriate party, declined approximately $390,000 between quarters. This decline was the result of an approximate $130,000 increase in integrated prepaid revenues offset by an approximate $525,000 decline in postpaid revenues. The approximate 15% increase in integrated prepaid revenues between periods came from calls generated from the Company's payphones and communication centers in Mexico, which continue to be one of the Company's competitive advantages in Mexico. The Company's decline in postpaid revenues was a result of several factors. As the Company continued its focus of providing revenues from its own payphones and communication centers, it de-emphasized revenues generated from third-party owned premises, because of higher costs associated with these calls. The Company also experienced a decline in its operator services calls as new services such as prepaid cellular were introduced into the market by the Company's competitors and Mexican cellular providers recently introduced "calling party pays". These two factors led to a tremendous increase in cellular traffic in Mexico and the resultant congestion hindered the ability of the Company to complete operator assisted calls from certain of its payphones, which use cellular access to transport calls.

     Revenues from the Company's e-commerce subsidiary GlobalSCAPE, Inc. increased 39% between quarters from approximately $556,000 to approximately $773,000 as GlobalSCAPE continued to increase the rate at which users download its products. Each month during the quarter ended October 31, 1999, the Company produced an all-time record number of downloads culminating with a record 740,000 downloads in October. Downloads serve not only as the primary driver for product registration revenues but increase GlobalSCAPE's targeted audience for banner advertisements. GlobalSCAPE began selling banner advertisements in April 1999, and for the quarter ended October 31, 1999, advertising revenues represented approximately 15% of the total e-commerce revenues.

     Cost of Services. Cost of services remained flat at $6.5 million between quarters but increased as a percentage of revenues from 64% to 69% between quarters. Cost of services on the Company's e-commerce subsidiary declined from 28% to 3% between quarters, due to its purchase of the source code to CuteFTP in January 1998, which resulted in the elimination of royalty payments associated with its sale and distribution. Cost of services on the Company's telco business increased from 66% to 75% between quarters. This increase was primarily due to the pricing pressures related to the Company's carrier services business as well as costs related to reserve capacity held by the Company during the period. The completion of the

Company's fiber-based international network in July 1999 left the Company with excess satellite capacity during the quarter. Effective October 1999 the Company restructured its satellite bandwidth contract resulting in lower short-term financial obligations while still allowing the Company the flexibility and additional capacity it will need in both the near and long-term to achieve its business plan. The Company experienced a slight decline in the cost of services percentage related to its call services business as it has continued to challenge underlying carrier costs. Management believe that the further build-out of its network, its increased focus on retail-based call services and by shifting traffic from third-party owned networks to its own networks that it will be able to maintain a competitive advantage over its competitors in its targeted markets. The Company's telco gross margins remain well above that of the average of the companies in its peer group.

     Selling, General and Administrative (SG&A) Expenses. SG&A expenses increased 9%, or approximately $265,000 between periods, due primarily to increased personnel and costs related to the Company's e-commerce subsidiary GlobalSCAPE subsequent to October 1998, related to the introduction of new products and the enhancement of its current products. As mentioned earlier, downloads of its products, the primary driver for both its product registration and advertising revenues continued to increase throughout the year with October's downloads of 740,000 representing the fourth consecutive month of record downloads. SG&A expenses related to the Company's telco operations remained flat between periods as the Company incurred non-recurring costs related to the integration of its Mexican operations. This integration has resulted in the termination of approximately 40 employees to date, each of whom must be paid three months of severance in accordance with Mexican law. The Company expects to have completed the integration of its Mexican operations and the close of its Guadalajara office by December 31, 1999.

     Bad Debt Expense. Bad Debt Expense declined from $224,000 to $120,000 between periods due to the decline in the Company's postpaid call services business between quarters.

     Depreciation and Amortization. Depreciation and amortization rose approximately $259,000 between periods, The increased depreciation and amortization is attributable to an approximate $2.7 million increase in fixed assets between October 31, 1998 and October 31, 1999 as well as increased amortization related to the Company's acquisition of the source code to CuteFTP.

     Operating Loss. The Company's operating loss increased $1.2 million from the first quarter of fiscal 1999 to the first quarter of fiscal 2000 primarily due to decreased revenues, increased selling, general and administrative expenses and increased depreciation and amortization.

     Other Income (expense). Other income (expense) decreased approximately $90,000 between years. This decrease was principally attributable to the increase in interest expense from approximately $415,000 for the quarter ended October 31, 1998 to approximately $488,000 for the quarter ended October 31, 1999.

     Preferred Stock Dividends. During the first quarter of fiscal 2000, the Company recorded approximately $1.3 million of expense related to cumulative convertible preferred stock. In addition to cumulative dividends on its Series A, Series B and Series C Preferred Stock, which are accrued at 10%, 6% and 6%, respectively, per month the Company has recorded amortization related to a discount or "beneficial conversion feature" associated with the issuance of its preferred stock of approximately $1.6 million related to its Series A Preferred Stock, which is being amortized over a twelve-month period, $1.1 million related to its Series B Preferred Stock, which is being amortized over a three-month period and approximately $130,000 related to its Series C Preferred Stock, which is being amortized over a three-month period. The Company completed the amortization of the discount related to its Series B Preferred Stock in the first quarter of fiscal 2000.

Year ended July 31, 1999 Compared to Year Ended July 31, 1998

     Operating Revenues. Operating revenues were flat between years, due primarily to declines in ATSI's call services revenues offset by the growth in ATSI's network management and Internet e-commerce services.

     Network management services, which includes both carrier and private network services increased 44%, or $5.9 million from 1998 to 1999. Revenues from the wholesale transport of traffic for U.S.-based carriers increased as ATSI processed approximately 78.6 million minutes in 1999 as compared to 46.1 million minutes in 1998. The 70% increase in minutes did not result in a corresponding increase in revenues as competitive and other market factors caused ATSI's revenue per minute to decline from period to period. ATSI's agreement with Satelites Mexicanos, S.A. de C.V. ("SATMEX"), secured in the fourth quarter of fiscal 1998 allowed ATSI to secure and resell additional bandwidth capacity. This increased capacity and flexibility allowed ATSI to increase billings to existing corporate clients who previously dealt with SATMEX directly and to add additional retail, corporate clients more quickly.

     Call services revenue, which includes both integrated prepaid and postpaid services decreased approximately $6.9 million, or 51%, between years. This decline is principally attributable declines in the Company's postpaid revenues related to ATSI's strategy to focus on providing international call services from its own payphones and communication centers (casetas). In July 1998, ATSI ceased providing call services for third-party owned payphones and hotels in the U.S., Jamaica and the Dominican Republic and decreased the level of services provided to third-party owned telephones and hotels in Mexico, as these services did not utilize ATSI's core business and the costs associated with further provision of services did not justify keeping the business. For the year ended July 31, 1999, ATSI processed approximately 160,000 calls from Mexico as compared to approximately 314,000 for the same period in 1998 and no calls for third-party owned telephones and hotels in the U.S., Jamaica and the Dominican Republic as compared to approximately 350,000 calls in 1998.

     Integrated prepaid revenues, generated by calls paid for before or at the time the call is placed declined slightly between years. A majority of these revenues, stated in U.S. dollars in the accompanying consolidated financial statements are generated by calls processed by ATSI's public telephones and casetas in Mexico in exchange for immediate cash payment in pesos, the local Mexican currency. While the number of these calls and consequently the pesos collected increased between years, those pesos converted into fewer U.S. dollars as the average exchange rate between years went from 8.33 pesos to the dollar for fiscal 1998 to 9.77 pesos to the dollar for fiscal 1999.

     Revenues from GlobalSCAPE, Inc., ATSI's e-commerce subsidiary increased approximately $1.1 million or 73% between years. GlobalSCAPE's purchase of the rights to the source code of CuteFTP, its flagship product in January 1999, resulted in an enhanced version of CuteFTP which increased the number of downloads and subsequent purchases. Additionally, GlobalSCAPE began using its Internet presence to produce ad revenues in the fourth quarter of 1999.

     Cost of Services. Cost of services decreased approximately $975,000, or 4% between years, and decreased as a percentage of revenues from 65% to 62%. The decline in cost of services between years was primarily a result of the contributions of GlobalSCAPE. Prior to GlobalSCAPE's purchase of CuteFTP, it was obligated to pay royalties to CuteFTP's original author for the right to sell and distribute CuteFTP. The purchase of the source code eliminated such royalty fees and improved GlobalSCAPE's and ATSI's gross margins. Gross margins for ATSI's telco operations remained flat at 34% between years, in spite of intense market pressures in ATSI's carrier services. By eliminating and reducing certain call services, namely postpaid services such as those offered to third-party owned payphones and hotels in the U.S., Jamaica, the Dominican Republic and Mexico, which did not fully utilize ATSI's own network infrastructure, ATSI was able to move toward vertical integration of its services and operations and maximize its gross margins using its own network where possible.

     Selling, General and Administrative (SG&A) Expenses. SG&A expenses decreased 2%, or approximately $200,000 between year, as ATSI did not incur expenses incurred in the prior year associated with its Plan of Arrangement. As a percentage of revenue, these expenses remained flat at 37%. ATSI had anticipated that these expenses would decline as a percentage of revenues, but they did not do so in light of the circumstances surrounding the delay of fiber capacity available to ATSI. In the fourth quarter of 1999, ATSI began to further integrate its two primary operating subsidiaries in Mexico, Computel and ATSI-Mexico as ATSI continues to seek ways to lower its SG&A expense levels. Net of non-cash expenses, related to ATSI's option plans, SG&A expenses decreased approximately $300,000.

     Bad Debt Expense. Bad Debt Expense increased $1.3 million from fiscal 1998 to fiscal 1999. During the fourth quarter of 1999, ATSI established specific bad debt reserves of approximately $1.5 million related to retail and wholesale transport of network management services. While ATSI has reserved for these customers, it is actively pursuing collection of amounts owed including legal proceedings specifically related to approximately $1.2 million of the accounts reserved. Excluding these specific reserves, bad debt expense declined both as a % of revenues and in actual dollars between years.

     Depreciation and Amortization. Depreciation and amortization rose approximately $1.4 million, or 78%, and rose as a percentage of revenues from 5% to 10% between years. The increased depreciation and amortization is attributable to an approximate $2.4 million increase in fixed assets between years as well as increased amortization related to acquisition costs, trademarks and goodwill. The majority of the assets purchased consisted of equipment which added capacity to ATSI's existing international network infrastructure including the Network Technologies (N.E.T.) equipment purchased in December 1998 and ATSI's new Nortel DMS 250/300 International Gateway switch purchased in January 1999.

     Operating Loss. ATSI's operating loss increased $1.6 million from 1998 primarily due to increased depreciation and amortization and increased bad debt expense which more than offset the improvements in gross margin dollars produced from 1998 to 1999.

     Other Income(expense). Other income (expense) decreased approximately $70,000 between years. This decrease was principally attributable to the increase in interest expense from approximately $1.6 million for 1998 to approximately $1.7 million for 1999.

     Preferred Stock Dividends. During fiscal 1999, ATSI recorded approximately $855,000 of expense related to cumulative convertible preferred stock. In addition to cumulative dividends on its Series A and Series B Preferred Stock, which are accrued at 10% and 6%, respectively per month, ATSI has recorded a discount or "beneficial conversion feature" associated with the issuance of its preferred stock of approximately $1.6 million related to Series A Preferred Stock, which is being amortized over a twelve-month period and $1.1 million related to Series B Preferred Stock, which is being amortized over a three-month period.

Year ended July 31, 1998 Compared to Year Ended July 31, 1997

     Operating Revenues. Operating revenues increased approximately $18.3 million, or 113%, as ATSI experienced growth in each service category.

     Network management services increased 687% from $1.7 million in 1997 to $13.4 million in 1998. The majority of this growth was due to the amount of wholesale network services provided to other carriers seeking transmission facilities or additional capacity for their services. ATSI began providing these services in October 1997, and produced approximately $10 million in revenues from this service during 1998.

     Postpaid call services revenue increased approximately $1.0 million, or 8%, primarily due to growth in ATSI's customer base in Mexico that produces calls to the United States from hotels, public telephones and casetas. As a result of the installation of public telephones, the implementation of a direct sales strategy, and the purchase of Computel in August 1997, ATSI processed approximately 314,000 international calls originating in Mexico during fiscal 1998. This compares to approximately 200,000 calls processed the year before. This increase in international calls from Mexico was offset to a large extent by a decrease in domestic and international operator-assisted calls originating in the United States and Jamaica. During 1998, ATSI de-emphasized these services due to relatively lower profit margins on this business. On July 16, 1998, ATSI ceased providing these services altogether. Revenues from these services decreased from approximately $3.9 million in 1997 to approximately $2.9 million in 1998. ATSI does not anticipate producing significant revenues from such services, if any, during fiscal 1999.

     Integrated prepaid call services, calls processed in exchange for cash without utilizing ATSI's operator center in San Antonio, Texas, increased 328% from approximately $1.4 million in fiscal 1997 to approximately $6.1 million in fiscal 1998. This increase was primarily due to the acquisition in May and August 1997 of Computel, the largest private caseta operator in Mexico. ATSI also began processing local and domestic long distance calls within Mexico during the latter half of 1997 from its own intelligent payphones installed in resort areas of Mexico. These calls are made by depositing coins (pesos or quarters) in ATSI's phones to initiate service.

     Cost of Services. Cost of services increased approximately $9.5 million, or 74% between years, but decreased as a percentage of revenues from 79% to 65%. The increase in cost of services is attributable to the increased volume of business handled by ATSI during 1998, as discussed above. The improvement in ATSI's gross profit margin resulted from the change in the mix of services it provided during 1998 as described above, and its continuing efforts to decrease costs subsequent to the demonopolization of Telmex, which took place January 1, 1997. Subsequent to Telmex's demonopolization, ATSI was able to negotiate with newly concessioned carriers in Mexico to transport its calls originating and terminating in Mexico, which has lowered the associated per minute rate to carry those calls. Additionally, ATSI was one of the first four companies to receive a public payphone comercializadora license from the SCT in February 1997, which has allowed ATSI to provide local, domestic and international calls from public telephones in Mexico. In November 1997, ATSI purchased the customer base of Comunicaciones del Caribe, S.A. de C.V., an independent marketing representative in the Cancun/Cozumel area of Mexico which did not have a comercializadora license, and which had been utilizing ATSI's operator center for processing international calls. By purchasing the customer base, ATSI was able to eliminate a layer of expense associated with the traffic and effectively lower its overall commission rate paid to public telephone location owners in Mexico. ATSI has also improved its gross margin by utilizing its own existing satellite network infrastructure and licenses to provide network services to other carriers seeking transmission facilities or extra capacity for their own services.

     Selling, General and Administrative (SG&A) Expenses. SG&A expenses rose 104%, or approximately $6.5 million, from 1997 to 1998. As a percentage of revenue, these expenses decreased from 39% to 37% between years. The growth in dollars between years was caused by the acquisition of Computel, the continued growth of ATSI's ATSI-Mexico operations, the expensing of costs related to ATSI's planned acquisition of additional concessions from the Mexican regulatory authorities, and the expensing of costs related to ATSI's reincorporation from Canada to Delaware. Approximately $890,000 of the increase was due to the acquisition of Computel, which operates approximately 134 retail-based casetas in approximately sixty cities throughout Mexico, and employs in excess of 400 people. In August 1997, ATSI-Mexico expanded its operations and began procuring, installing, operating and maintaining coin-operated, intelligent payphones. During 1998, ATSI expensed $631,000 in costs incurred relative to ATSI's reincorporation. Approximately $268,000 in expenses were incurred during 1997 relative to the reincorporation.

     Bad Debt Expense. Bad Debt expense increased approximately $300,000 between years but decreased as a % of revenues from 4% to 3%. The principal reason for the improved bad debt expense as a percentage of revenues was the increase in network management services revenues between years.

     Depreciation and Amortization. Depreciation and amortization rose approximately $1.2 million, or 208%, and rose as a percentage of revenues from 4% to 5% between years. From July 31, 1997 through July 31, 1998, ATSI acquired approximately $7.9 million in equipment. Approximately $4.6 million of these assets were acquired through capital lease arrangements. The majority of the assets consisted of equipment that added capacity to ATSI's existing international network infrastructure, and intelligent coin telephones that were installed in Mexico. Approximately $1.4 million in fixed assets were acquired subsequent to July 31, 1997 with the acquisition of Computel. ATSI also recorded $2.8 million of goodwill during 1998 associated with the purchase of Computel, which is being amortized over a forty-year period.

     Operating Loss. ATSI's operating loss improved $736,000 to approximately $3.5 million for 1998. Increased revenue levels and improved gross margins more than offset increases in selling, general and administrative expenses and depreciation and amortization, allowing for the improvement.

     Other Income (expense). Other income (expense) rose approximately 230%, or $1.1 million, between years. This increase was due almost exclusively to increased interest expense levels. During 1998, ATSI incurred capital lease obligations of approximately $4.6 million related to the purchase of equipment mentioned above, and issued notes payable in the amount of approximately $3.1 million.

Year Ended July 31, 1997 Compared to Year Ended July 31, 1996

     Operating Revenues. Operating revenues increased approximately $2.8 million or 20%, due mainly to increased revenues from postpaid call services. Approximately $1.4 million of revenues in fiscal 1996 were attributable to the sale and installation of a large network in Mexico to one of Mexico's largest milk producers. Subsequent to completing the sale and installation of the network, ATSI began recognizing monthly revenues from the management of the network. The sale and installation of such a large network is not considered to be of a recurring nature by ATSI; however, management of this and other networks is considered to be a recurring source of revenues for ATSI. GlobalSCAPE had revenue of $500,000 in fiscal 1997, representing less than 4% of ATSI's consolidated revenue.

     Operating revenues from call services increased 29%, or approximately $3.2 million, due almost entirely to increased call volumes from international call services provided from hotels and resorts in Jamaica, increased call volumes attributable to ATSI's Brazilian calling card product, and the inclusion of Computel's revenues attributable to call services provided by Computel during the last quarter of fiscal 1997 (which represented approximately $1.4 million of consolidated revenues in fiscal 1997). Revenues from international calls originating in Mexico increased 5%, while call volumes and related revenues from calls originating in Mexico and from calls originating and terminating domestically within the U.S. remained relatively constant between periods. Although ATSI continued to install Charge-a-Call telephones in Mexico throughout fiscal 1997, the number of calls per phone decreased slightly. ATSI believes this was due to increasing costs to the consumer. ATSI began to lower the price per call to the consumer from certain telephones in the first quarter of fiscal 1998 based on the decrease in ATSI's cost of providing these calls through its agreement with Investcom. The increased volume of calls relating to Jamaica and Brazil increased the number of international calls processed by ATSI as compared to domestic calls processed entirely within the United States. Because international calls typically generate higher revenues on a per call basis than domestic calls, the average revenue per completed call processed by ATSI increased from $14.93 for fiscal 1996 to $17.88 for fiscal 1997.

     Excluding the $1.4 million of revenues recognized in fiscal 1996 attributable to the sale and installation of the network to the Mexican milk producer, revenues from network management services increased approximately $596,000, or 67%. This increase was largely due to recurring revenues from the Mexican milk producer and Investcom commencing in the early and latter part, respectively, of fiscal 1997.

     Cost of Services. Cost of services increased approximately $2.0 million, or 18%, resulting in an increase in ATSI's overall gross margin from 20% in fiscal 1996 to 21% in fiscal 1997. If the approximately $1.4 million in revenues and the $960,000 in costs related to the sale and installation of the network to the Mexican milk producer were excluded from ATSI's results for fiscal 1996, ATSI's gross profit percentage would have been 18% for fiscal 1996. The increase in cost of services was primarily attributable to the increased volume of calls handled by ATSI from Jamaica to the U.S. and from the U.S. to Brazil, the inclusion of Computel's cost of services for the last quarter of fiscal 1997, and rising costs associated with transporting calls from Mexico to ATSI's Switching/Operator Facility in San Antonio, Texas. Although Telmex officially lost its status as a monopoly on August 10, 1996, Investcom was not allowed connectivity to Telmex's local network in Mexico until January 1997 and did not have the switch capacity in Mexico to process ATSI's traffic until May 1997. As a result, ATSI was unable to commence processing any of its traffic at lower per-minute costs until May 1997. Subsequent to May 1997, the public phones serviced by ATSI in Mexico were frequently only able to access ATSI's operator center utilizing a cellular connection, since local connectivity had not yet been provided by Telmex. This added a per-minute air time charge to ATSI's cost of transmitting calls from Mexico, resulting in a decline in the gross profit margin on international calls transmitted from ATSI's public phones in Mexico.

     Selling, General and Administrative Expenses. SG&A expenses rose 63%, or approximately $2.4 million between years. If the revenues related to the sale and installation of the network to the Mexican milk producer in fiscal 1996 were excluded, SG&A expenses would have increased as a percentage of overall revenues from 29% to 32%. The increase in SG&A expense is almost entirely due to expanded operations within Mexico and the inclusion of Computel's SG&A expense for the last quarter of fiscal 1997. ATSI-Mexico had less than five employees at the beginning of fiscal 1996 as compared to 36 employees at the end of fiscal 1997. Computel operates 134 casetas in approximately 72 cities throughout Mexico, and has approximately 430 employees.

     Bad Debt Expense. Bad debt expense increased approximately $180,000 between years and remained flat as a percentage of revenues at 4%. ATSI incurred greater bad debt expense due to the higher revenue levels between years.

     Depreciation and Amortization. Depreciation and amortization increased approximately $310,000, or 110%, due primarily to approximately $2.1 million in fixed asset additions principally for the development of ATSI's teleport facilities in San Antonio, Texas, Cancun and Mexico City, Mexico, and San Jose, Costa Rica; the acquisition of intelligent payphones; and the inclusion of Computel's depreciation attributable to the acquisition of Computel.

     Other income (expense). Other income (expense) increased to a net expense of approximately $445,000 primarily as a result of interest expense incurred on capital lease obligations and convertible notes issued in 1997.

Liquidity and Capital Resources

     Because ATSI did not produce sufficient gross margin dollars to cover its selling, general and administrative costs, ATSI generated negative cash flows from operations during the year ended July 31, 1999 of approximately $3.6 million. This shortfall includes the $1.5 million provision for specific accounts receivable generated during the year for which ATSI may not receive any funds.

     ATSI's payable and accrued liability position increased from July 31, 1998 to July 31, 1999 as ATSI often utilized cash flows produced from financing activities to pay down debt and capital lease obligations before paying vendors or suppliers of services to ATSI.

     When possible, ATSI arranged capital lease obligations in order to obtain equipment necessary to expand or maintain its operations. During fiscal 1999, ATSI was able to secure long-term capital lease arrangements of $2.0 million from NTFC Capital Corporation to cover the acquisition of its Nortel DMS 250/300 switch and $900,000 from Bank Boston Leasing to cover the cost of ATM equipment needed to upgrade its network to a packet-switching environment. As of July 31, 1999 ATSI has only utilized approximately $500,000 of the Bank Boston Leasing facility. During the year ended July 31, 1999 ATSI acquired approximately $1.0 million in equipment which was not financed. The majority of this equipment was used to maintain or upgrade its network between the U.S. and Mexico.

     In January 1999, GlobalSCAPE purchased the rights to the source code for CuteFTP, its flagship product. Terms of the purchase called for a cash payment of approximately $171,000, which ATSI financed through a bank note of $180,000 at an interest rate of prime plus 1%, and twelve monthly payments of principal and interest of $63,000 beginning February 1999. The terms of the note called for principal and interest payments over a two-year period, comprised initially of twelve monthly principal payments of $5,000 plus interest to be followed by twelve monthly principal payments of $10,000 plus interest. GlobalSCAPE paid the monthly amounts owed for these obligations out of recurring cash flows produced from its operations during fiscal 1999, and management anticipates that it will continue to be able to do so during the next fiscal year.

     In addition to the financing by GlobalSCAPE, ATSI borrowed $250,000 from officers and directors of ATSI that was used for working capital purposes. As of July 31, 1999, a total of $100,000 remained outstanding to two officers of ATSI.

     During 1999, ATSI stopped factoring a portion of its receivables. At that point, ATSI had accumulated an approximate $319,000 balance due to the factoring company. As of July 31, 1999 approximately $137,000 remains outstanding on this balance, which is being paid monthly from cash generated by ATSI's call services business.

     ATSI paid approximately $941,000 toward its capital lease obligations during fiscal 1999. In an effort to reduce its cash outflows, in May 1999 ATSI restructured its capital lease obligation with IBM de Mexico, extending payment of the total obligation over a forty-eight (48) month period. Monthly payments due under the facility with NTFC Capital Corporation are deferred until January 2000.

     In an effort to improve its working capital position, ATSI raised approximately $4.2 million from March 1999 through July 1999, net of issuance costs, in private placements of preferred stock, and another $302,000 in a private placement of common stock. Exercises of warrants and options during fiscal 1999 generated an additional approximate $1.3 million in cash proceeds during the year. The majority of the proceeds from these private placements and warrant and option exercises were used to pay vendors and suppliers of services to ATSI.

     The net result of ATSI's operating, investing and financing activities during the year was a working capital deficit at July 31, 1999 of approximately $6.9 million and cash on hand of approximately $379,000. Included in ATSI's current obligations, net of the associated debt discount, are notes payable of $2.2 million which will be due and payable, along with accrued interest of approximately $760,000 in March 2000. The Company's current obligations also include the total obligation under its debt facility with NTFC Capital Corporation because of the Company's non-compliance with the EBITDA covenant of the debt facility as of October 31, 1999. Although the Company does not anticipate NTFC Capital Corporation calling the amounts due under the debt facility, the Company has classified the debt as being current in accordance with generally accepted accounting principles. The Company is currently in the process of obtaining a formal waiver from the lender, and is also reviewing the covenant requirements in the future for possible adjustment.

     The Company's receivable balance at October 31, 1999 includes balances of approximately $325,000 due to the Company from several of its private network customers located in Central America which are past due. Subsequent to October 1999, the Company has intensified its efforts to collect these balances. However, it can not ensure that it will be able to collect the full amounts due under its contracts with these customers. No amounts have been reserved as being uncollectible for these accounts as of October 31, 1999.

     Although ATSI generated cash flows from financings in excess of $6.2 million during fiscal 1999, these proceeds were not sufficient to cover the net cash used in operations, capital expenditures and debt service requirements of approximately $6.9 million incurred during the year. As planned, ATSI shifted its focus during the year away from traffic generated outside of its core market of Mexico, and focused on generating and transporting traffic over its own international network infrastructure in order to produce better cash flow results. The result was an increase in wholesale network transport traffic flowing over ATSI's network. Overall, network services contributed approximately 56% of overall corporate revenues during the year, as opposed to approximately 39% in fiscal 1998. However, market pressures caused the price at which wholesale network transport services could be sold to decline approximately 40% during fiscal 1999. Although ATSI was able to reduce its costs associated with transporting the traffic, ATSI produced less dollars of gross margin on a per minute basis than it had in fiscal 1998. GlobalSCAPE's gross margins increased during the year with the purchase of the source code to CuteFTP, but on a consolidated basis ATSI was unable to generate the gross margin dollars necessary to cover SG&A costs and all of its debt service requirements.

     As of October 1999, ATSI is continuing to experience market pressures on its wholesale network transport services business. In order to produce better cash flows, ATSI must focus on keeping its international network between Mexico and the U.S. optimally utilized with a blend of retail and wholesale traffic. Because ATSI upgraded its network during fiscal 1999 to an ATM packet-switching environment, ATSI feels that it can transport traffic as efficiently as possible in an effort to minimize costs. However, ATSI anticipates that pricing pressures will continue in its wholesale transport market, so it will focus its efforts on implementing a retail strategy which targets the growing and underserved Latino markets in both the U.S. and Mexico. Although management does not expect improved results from this effort until the latter stages of fiscal 2000, it believes that its retail strategy combined with the deployment of leading edge technology for communications transport will ultimately bring about improved profitability and sustainable growth in the future.

     In the near term, ATSI must continue to manage its costs of providing services and overhead costs as it begins focusing on optimizing use of its network. ATSI has applied for a long distance concession in Mexico which, if obtained, ATSI believes will eventually allow it to significantly reduce its cost of transporting services. In order for it to significantly reduce costs with the concession, ATSI would need to purchase a significant amount of hardware and software, allowing it to expand and operate its own network in Mexico.

     Until ATSI is able to produce positive cash flows from operations in an amount sufficient to meet its debt service and capital expenditure requirements, it must be able to access debt and/or equity capital to assist it in doing so, although no assurance may be given that it will be able to do so. In September 1999, ATSI issued approximately $500,000 of 6% Series C Preferred Stock on terms substantially similar to those of the Series B Preferred Stock. In an effort to meet its financial needs going forward, ATSI has engaged the investment banking firm of Gerard, Klauer Mattison & Co. ("GKM"). GKM will assist ATSI in finding and securing financial and strategic relationships. ATSI has also engaged the investment banking firm of SunTrust Equitable Securities to assist it in, among other things, raising private or public funds for GlobalSCAPE. However, there can be no assurance that such funds will be raised.

Inflation/Foreign Currency

     Inflation has not had a significant impact on ATSI's operations. With the exception of direct dial services from ATSI's casetas and coin operated public telephones, almost all of ATSI's revenues are generated and collected in U.S. dollars. Direct dial services from ATSI's casetas and public telephones are generally provided on a "sent-paid" basis at the time of the call in exchange for cash payment, so ATSI does not maintain receivables on its books that are denominated in pesos. In an effort to reduce foreign currency risk, ATSI attempts to convert pesos collected to U.S. dollars quickly and attempts to maintain minimal cash balances denominated in pesos. Some expenses related to certain services provided by ATSI are incurred in foreign currencies, primarily Mexican pesos. The devaluation of the Mexican peso over the past several years has not had a material adverse effect on ATSI's financial condition or operating results.

Seasonality

     ATSI's call service revenues are typically higher on a per phone basis during January through July, the peak tourism months in Mexico.

   CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL
                                  DISCLOSURE

None.

              DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

                                  MANAGEMENT

     The following table sets forth certain information concerning the current directors and executive officers of ATSI:

Name                                        Age       Position Held
----                                        ---       -------------
Arthur L. Smith                              34       Chief Executive Officer and Chairman of the Board of Directors
Charles R. Poole                             56       President
H. Douglas Saathoff                          37       Secretary, Treasurer, Senior Vice President and Chief Financial
                                                      Officer
Craig K. Clement                             41       Senior Vice President, Corporate Development
Everett L. Waller                            48       Senior Vice President, Operations
Jeffrey J. Gehring                           43       Senior Vice President, Sales and Marketing
H. Steve Kennedy                             44       Senior Vice President, Engineering and Chief Technical Officer
Charles E. Bagby, Jr.                        45       Senior Vice President, Operations and Engineering
Glenn Dower                                  49       Senior Vice President, Chief Information Officer
Sandra Poole-Christal                        33       President of GlobalSCAPE, Inc.
Jesus Enriquez                               47       Senior Vice President
Murray R. Nye                                47       Director
Tomas Revesz                                 62       Director
Richard C. Benkendorf                        60       Director
Carlos K. Kauachi                            59       Director
Robert B. Werner                             42       Director

     Arthur L. Smith has served as Chief Executive Officer and a director of ATSI since its formation in June 1996 and served as President of ATSI since its formation in June 1996 to July 1998. Mr. Smith also served as President, Chief Operating Officer and a director of ATSI-Canada since its formation in May 1994. From December 1993 until May 1994, Mr. Smith served in the same positions with Latcomm International Inc., which company amalgamated with Willingdon Resources Ltd. to form ATSI-Canada in May 1994. Mr. Smith has also served as President and Chief Executive Officer of American TeleSource International, Inc., a Texas corporation ("ATSI-Texas"), one of ATSI's principal operating subsidiaries, since December 1993. From June 1989 to December 1993, Mr. Smith was employed as director of international sales by GeoComm Partners, a satellite-based telecommunications company located in San Antonio, providing telecommunications services to Latin America. Mr. Smith has over nine years experience in the telecommunications industry.

     Charles R. Poole has served as President of ATSI since July 1998 and served as Chief Operating Officer of ATSI from December 1997, to July 1998. Mr. Poole served as Vice President of ATSI from February 1997 to December 1997. Mr. Poole has also served as Senior Vice President-Sales and Marketing of ATSI-Texas since February 1997. From February 1995 to January 1997, Mr. Poole served as Senior Vice President for A+ Communications, responsible for paging, cellular and telemessaging sales. From April 1994 to February 1995, Mr. Poole served as Senior Vice President of American Paging, a communications company. From 1992 to 1994, Mr. Poole served as Division Manager, Data Documents, Inc. of Chicago, Illinois. From 1989 to 1992, Mr. Poole served as President of GeoComm Partners, a satellite-based telecommunications company located in San Antonio, providing telecommunication services to Latin America. Prior to that time, Mr. Poole was Senior Vice President of Mobilecomm, a Bell South company, for approximately five years. Mr. Poole has over fifteen years experience in the telecommunications industry. Mr. Poole is the father of Sandra Poole-Christal, President of ATSI's subsidiary, GlobalSCAPE, Inc.

     H. Douglas Saathoff, C.P.A., has served as Secretary, Treasurer, Senior Vice President and Chief Financial Officer of ATSI since its formation in June 1996. Mr. Saathoff also served as Vice President, Chief Financial Officer and Treasurer of ATSI-Canada since February 1996 and Secretary since June 1996. Mr. Saathoff has served as Vice President-Finance of ATSI-Texas since June 1994, and as Secretary and Treasurer of ATSI-Texas since October 1994. From May 1993 to May 1994, Mr. Saathoff served in the position of Chief Accountant for Santa Rosa Healthcare Corporation, a San Antonio-based healthcare corporation. From January 1990 to February 1993, Mr. Saathoff served as Financial Reporting Manager for U.S. Long Distance Corp., a San Antonio-based, publicly traded long distance telecommunications company. Prior to that time, Mr. Saathoff served as an accountant with Arthur Andersen LLP for approximately five years.

     Craig K. Clement has served as Senior Vice President, Corporate Development of ATSI since its formation in June 1996. Mr. Clement has also served as Vice President-Corporate Development for ATSI-Texas since August 1994. From April 1993 to July 1994, Mr. Clement served as Vice President of Corporate Development for LATelco, a wireless communications company. From February 1992 until March 1993, Mr. Clement served as Vice President of Operations for CSI Environmental, an environmental cleanup company. From August 1983 until July 1993, Mr. Clement served as President of Yucca Oil Company, an oil and gas exploration company. Mr. Clement served as a director of Geocommunications, Inc., a satellite networks company, from November 1987 to November 1991. Mr. Clement also served as a director of PANACO, a Nasdaq-traded company, from 1988 to 1993, and was a member of the compensation committee.

     Everett L. Waller has served as Vice President, Operations of ATSI since its formation in June 1996. Mr. Waller has also served as Senior Vice President-Operations and Technical Services of ATSI-Texas since January 1997. Mr. Waller served as Senior Vice President-Operations and Sales of ATSI-Texas from August 1993 to January 1997. From May 1994 to August 1995, Mr. Waller served as Vice President-Operations of ATSI-Texas. Prior to that time, Mr. Waller served as Vice President of Technical Services of U.S. Long Distance Corp., a San Antonio-based, publicly traded long distance telecommunications company, for a period of seven years.

     Jeffrey J. Gehring has served as Senior Vice President, Sales and Marketing of ATSI since February 1998 and Vice President of Sales of ATSI-Texas since February 1998. From August 1996 to January 1998, Mr. Gehring served as Regional Vice President at A+ Communications, a communications company. From March 1995 to July 1996, Mr. Gehring was Vice President of Premier Paging Corporation, a communications company. From March 1994 to March 1995 Mr. Gehring was General Manager of American Paging, a communications company. From October, 1991 to March 1994, Mr. Gehring was Vice President of Sales for GeoComm Partners, a satellite-based telecommunications company.

     H. Steve Kennedy has served as Senior Vice President, Engineering and Chief Technical Officer of ATSI since January 1998 and Vice President of Engineering of ATSI-Texas since July 1998 and Chief Technical Officer since April 1998. From July 1996 to January 1998, Mr. Kennedy served as President and was a principal of HSK INC, a telecommunications service provider. From August 1995 to July 1996, Mr. Kennedy served as Director of Technical Services for Wireless Resources, Inc., a wireless telecommunications company. From July 1994 to August 1995, Mr. Kennedy served as Regional Technical Manager of American Paging, a communications company. From November 1993 to July 1994, Mr. Kennedy served as Vice President of Technical Services for Zycom Corporation, a communications company.

     Glenn Dower has served as Senior Vice President and Chief Information Officer of ATSI since January 1999. Mr. Dower was employed from 1989 until 1998 as the Director of Information Resources with DSC Communications, Inc. (Alcatel), a digital switching manufacturer headquartered in Plano, Texas, where he was responsible for directing the deployment of the Internet/Intranet, Executive Information Systems, Information Warehousing and Document Management applications.

     Charles E. Bagby, Jr. has served as Senior Vice President, Operations and Engineering of ATSI since May 1999. Prior to joining ATSI, Mr. Bagby served for eleven years in various capacities with AT&T, most recently as the Global Customer-Service Satisfaction Team Manager (November, 1997-July, 1998) and then the System Planning and Support Manager (August 1998-May 1999) in the Consumer Markets Division, Global Sales and Service Organization. From August 1996 to November 1997, Mr. Bagby served as a Consultant for AT&T's Quality & Process Improvement (ISO 9000) in its Business Markets Division. From May 1995 to August 1996, he served as the Operations Manager: Latin American Data Communication Services in the Business Communications Services division, and from August 1993 to May 1995 as a Manager: Network Performance & Assets in the Business Communications Services division.

     Sandra Poole-Christal has served as President of GlobalSCAPE, Inc. since January 1, 1998. Ms. Poole-Christal founded GlobalSCAPE, Inc. in 1996 at the request of ATSI. Ms. Poole-Christal was one of the founding employees of ATSI, serving as its Director of International Sales and Marketing from January 1994 until April 1996. Prior to joining ATSI, Ms. Poole-Christal served as an account executive with GeoComm Partners. Ms. Poole-Christal holds a BA in Communications from Baylor University. Ms. Poole-Christal is the daughter of Charles R. Poole, President of ATSI.

     Jesus Enriquez has served as Senior Vice President of ATSI since February 1998, and as Director General of American TeleSource International de Mexico, S.A. de C.V. (ATSI-Mexico), one of ATSI's principal operating subsidiaries, since August 1996. From March 1995 to July 1996 Mr. Enriquez served as Commercial Director of ATSI-Mexico. From January 1989 to February 1995, Mr. Enriquez was the Director General of Servicios Espectro Radioelectricos ("SERSA"), an international communications company in Mexico City.

     Murray R. Nye has served as a director of ATSI since its formation in June 1996. Mr. Nye also served as Chief Executive Officer and a director of ATSI-Canada from its formation in May 1994. From December 1993 until May 1994, Mr. Nye served in the same positions with Latcomm International Inc., which company amalgamated with Willingdon Resources Ltd. to form ATSI-Canada in May 1994. From 1992 to 1995, Mr. Nye served as President of Kirriemuir Oil & Gas Ltd. From 1989 until 1992, Mr. Nye was self-employed as a consultant and Mr. Nye is again currently self-employed as a consultant. Mr. Nye serves as a director of D.M.I. Technologies, Inc., an Alberta Stock Exchange-traded company.

     Tomas Revesz has served as a director of ATSI since its formation in June 1996. Mr. Revesz has served as President of Long Distance International, Inc., a long distance reseller, since October 1993. From 1983 to June 1993, Mr. Revesz served as President of Star Long Distance, Inc., also a long distance reseller. From January 1990 until August 1993, Mr. Revesz served as Vice President of Operations of AAA Telephone & Communications, Inc., a telephone interconnection company.

     Richard C. Benkendorf has served as a director of ATSI since October 1996. From 1991 to present, Mr. Benkendorf has been a principal of Technology Impact Partners, which provides advisory and investment services. From 1989-1991, Mr. Benkendorf served as Senior Vice President Investment, Planning, Mergers & Acquisitions and Venture Capital for Ameritech, a communications services company.

     Carlos K. Kauachi has served as a director of ATSI since October 1996. From 1996 to present, Mr. Kauachi has been self-employed as a consultant. From 1962 until 1996, Mr. Kauachi served in various positions with Telefonos de Mexico; the then privately owned telecommunications monopoly in Mexico, including Vice President-Telephone Business Development, Vice President-Marketing and Sales and, most recently, Vice President-International Business Development.

     Robert B. Werner has served as a director of ATSI since September 1998. From 1990 to present, Mr. Werner has been a stockholder and practicing attorney with the law firm of Jeffers and Banack, Incorporated, located in San Antonio, Texas.

                            EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table sets forth information concerning the compensation earned during ATSI's last three fiscal years by ATSI's Chief Executive Officer and each of ATSI's other four most highly compensated executive officers whose total cash compensation exceeded $100,000 for services rendered in all capacities for the fiscal year ended July 31, 1999 (collectively, the "Named Executive Officers").

                                                       Annual Compensation                     Long-Term Compensation
                                            ---------------------------------------------------------------------------------------
                                                                                               Awards              Payouts
                                                                                     --------------------------------------------
                                                                                                Securities
                                                                      Other Annual  Restricted  Underlying    LTIP   All Other
                                    Fiscal                           Compensa-tion     Stock     Options/    Payout  Compen-
Name And Principal Position          Year   Salary ($)    Bonus ($)      ($)(1)     Awards ($)   SARs (#)      ($)   sation ($)
---------------------------         ------  ----------    ---------  -------------  ----------  ----------   ------  ----------
Arthur L. Smith(2)................    1999   $129,519           -          -               -       200,000       -        -
Chief Executive Officer               1998     96,731     $10,634          -               -                     -        -
                                      1997     91,538      10,000          -               -       800,000       -        -

Charles R. Poole(3)...............    1999    126,442           -          -               -       150,000       -        -
President                             1998     95,808       2,474          -               -        50,000       -        -
                                      1997     46,000(4)        -          -               -       300,000       -        -

H. Douglas Saathoff(5)............    1999    102,244           -          -               -       100,000       -        -
Chief Financial Officer, Senior       1998     91,394      13,631          -               -             -       -        -
 Vice President , Treasurer and       1997     87,769      10,000          -               -       900,000       -        -
 Secretary

Craig K. Clement(6)...............    1999     99,015           -          -               -       100,000       -        -
Senior Vice President, Corporate      1998     88,192      15,662          -               -             -       -        -
 Development                          1997     93,448      10,000          -               -       900,000       -        -

Sandra Poole-Christal.............    1999     80,000      40,000          -               -        75,000       -        -
President, GlobalSCAPE                1998     73,423      31,000          -               -                     -        -
                                      1997     55,385           -          -               -        15,000       -        -

_______________
(1) Certain of ATSI's executive officers receive personal benefits in addition to salary; however, ATSI has concluded that the aggregate amount of such personal benefits do not exceed the lesser of $50,000 or 10% of annual salary and bonus for any Named Executive Officer.
(2) Also serves as Chief Executive Officer of American TeleSource International, Inc., a Texas corporation ("ATSI-Texas"), ATSI's principal operating subsidiary. Mr. Smith's compensation is paid by ATSI-Texas.
(3) Also serves as President of ATSI-Texas. Mr. Poole's compensation is paid by ATSI-Texas.
(4) Amount shown reflects Mr. Poole's salary from February 1, 1997, the beginning date of his employment with ATSI, through July 31, 1997, the end of fiscal 1997.
(5) Also serves as Vice President-Finance and Secretary and Treasurer of ATSI-Texas. Mr. Saathoff's compensation is paid by ATSI-Texas.
(6) Also serves as Vice President-Corporate Development of ATSI-Texas. Mr. Clement's compensation is paid by ATSI-Texas.

Employment Agreements

     ATSI has entered into employment agreements with certain of its executive officers as follows:

Name                                  Term                                                            Minimum
                                                                                                      Annual Salary
Craig K. Clement                      January 1, 1997 - December 31, 1999(4)(5)                       $92,000(1)
Craig K. Clement                      January 1, 2000 - December 31, 2000                             $101,424(2)
Sandra Poole-Christal(7)              January 1, 1998 - December 31, 2001(4)                          $80,000(3)
Charles R. Poole                      August 1, 1998 - July 31, 2001(4)                               $127,000(6)
Arthur L. Smith                       August 1, 1998 - July 31, 2001(4)                               $130,000(6)
H. Douglas Saathoff                   January 1, 2000 - December 31, 2000                             $104,738(2)
H. Douglas Saathoff                   January 1, 1997 - December 31, 1999(4)(5)                       $95,000(2)

(1) agreement provides for lump sum payment equal to 6 months of salary in the event of executive's disability or termination without cause; if executive resigns within two months following a change in control of company, or is terminated within 24 months following a change in control of company, executive is entitled to lump sum payment equal to six months of salary.

(2) agreement provides for 6 months of continuing payments in the event of executive's death or disability; if executive is terminated without cause, executive is entitled to continuing payments until the third anniversary of the start date or for 12 months from termination, whichever is longer; if executive resigns following a change in control of Company, executive is entitled to continuing payments until the third anniversary of the start date, or if agreement has been renewed, until 1 year following anniversary date.

(3) agreement provides for 6 months of continuing payments in the event of executive's death or disability; if executive is terminated without cause, executive is entitled to continuing payments until the third anniversary of the start date or for 12 months from termination, whichever is longer; if executive resigns following a change in control of GlobalSCAPE, executive is entitled to continuing payments until the third anniversary of the start date, or if agreement has been renewed, until 1 year following anniversary date.

(4) agreement provides for an automatic renewal for an additional one-year term unless notice of termination is given 120 days prior to end of initial term.

(5) notice of non-renewal has been given.

(6) agreement provides for 6 months of continuing payments in the event of executive's death or disability; if executive is terminated without cause or resigns following a change in control in company, executive is entitled to continuing payments until third anniversary of start date or end of 24 months from termination, whichever comes first.

(7) agreement is between Sandra Poole-Christal and ATSI's subsidiary GlobalSCAPE, Inc.

     The Board may increase each officer's salary, and may pay a bonus to each of them from time to time. Each of the employment agreements provides for early termination under certain conditions, and restricts each executive from various competing and other potentially damaging activities during employment and for a specified time after termination of employment.

     Pursuant to each of Messrs. Smith's and Poole's employment agreement, ATSI granted to them, under ATSI's 1998 Stock Option Plan, incentive stock options to purchase 200,000 and 150,000 shares, respectively, of ATSI's Common Stock, at an exercise price of $0.55 per share, representing the fair market value of a share of Common Stock on the date of grant. Additionally, pursuant to and on the date each of Messrs. Saathoff's and Clement's employment agreement was entered into, and pursuant to each of Messrs. Smith's and Poole's prior employment agreements, ATSI granted to them, under ATSI's 1997 Stock Option Plan, nonqualified options to purchase 900,000, 900,000, 800,000 and 300,000 shares, respectively, of ATSI's Common Stock, at an exercise price of $0.58 per share, representing the fair market value of a share of Common Stock on the date of grant. In fiscal 1999, Messrs. Saathoff and Clement and Ms.Poole-Christal were issued incentive stock options to purchase 100,000, 100,000 and 75,000 shares, respectively, of ATSI's Common Stock, at an exercise price of $0.55 per share representing the fair market value of a share of Common Stock on the date of grant. Upon the occurrence of a change in control, as defined in the respective governing option agreements, the exercisability of all such options, to the extent unexercisable, will be accelerated.

Stock Option Plans

     1997 Option Plan

     The American TeleSource International Inc. 1997 Stock Option Plan (the "1997 Option Plan") was adopted in February 1997 by the Board of Directors of ATSI and approved in May 1997 by ATSI's shareholders.

     The 1997 Option Plan terminated on February 10, 1998. No further options will be granted under the 1997 Option Plan. All options outstanding under the 1997 Option Plan on the date of termination will remain outstanding under the 1997 Option Plan in accordance with their respective terms and conditions.

     As of July 31, 1999, options for 4,222,667 shares were outstanding under the 1997 Option Plan at a weighted average exercise price of $.75 and options for 3,271,333 shares were exercisable. As of July 31, 1999, 543,000 options had been exercised.

     1998 Option Plan

     The American TeleSource International, Inc. 1998 Stock Option Plan (the "1998 Option Plan") was adopted in September 1998 by the Board of Directors of ATSI and approved December 1998 by ATSI's shareholders.

The 1998 Option Plan authorizes the grant of up to two million incentive stock options and non-qualified stock options to employees, directors and certain other persons. As of July 31, 1999, the Board had granted options to purchase 1,843,300 shares of Common Stock under the 1998 Option Plan at exercise prices as follows: (i) 1,541,000 at $0.55 per share, (ii) 302,300 at $0.78 per share.
As of July 31, 1999, options for 1,785,800 shares were outstanding under the 1998 Option Plan at a weighted average exercise price of $0.60. As of July 31, 1999 no options were exercisable, however, 57,500 options had been forfeited.

Stock Option Grant Table

     The following table sets forth certain information concerning options granted to the Named Executive Officers during ATSI's fiscal year ended July 31, 1999.

                                                                                               Potential Realizable Value At
                                                                                               Assumed Annual Rates of Stock
                                                                                               Price Appreciation For Option
                                                           Individual Grants                               Term
                                   -----------------------------------------------------------------------------------------
                                                 Percent of
                                                   Total
                                    Number of     Options
                                   Securities    Granted to
                                   Underlying    Employees      Exercise or
                                     Options     in Fiscal      Base Price      Expiration
            Name                   Granted (#)      Year        ($/share)          Date          5% ($)(1)     10% ($)(1)
            ----                   -----------   ----------     ---------       ----------       ---------     ----------
Arthur L. Smith................    200,000(2)       10.9          $0.55          09/09/08        $180,000       $286,000
Charles R. Poole...............    150,000(2)        8.1          $0.55          09/09/08        $135,000       $214,500
H. Douglas Saathoff............    100,000(2)        5.4          $0.55          09/09/08        $ 90,000       $143,000
Craig K. Clement...............    100,000(2)        5.4          $0.55          09/09/08        $ 90,000       $143,000
Sandra Poole-Christal..........     75,000(2)        0.4          $0.55          09/09/08        $ 67,500       $107,250

_______________

(1) The 5% and 10% assumed annual compound rates of stock appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent ATSI' estimate or projection of future Common Stock prices. The actual value realized may be greater or less than the potential realizable value set forth in the table.
(2) None of such options are presently exercisable. The options become exercisable in three equal annual installments commencing on September 9, 1999. The exercise price represented the market price of a share of Common Stock on September 9, 1998, the effective date of the grant.

Aggregate Option Exercises in Fiscal 1999 and Fiscal Year-End Option Values
Table

     The following table shows stock options exercised by the Named Executive Officers during the fiscal year ended July 31, 1999, including the aggregate value of gains on the date of exercise. In addition, the table includes the number of shares covered by both exercisable and unexercisable stock options as of July 31, 1999. Also reported are the values of "in-the-money" options which represent the positive spread between the exercise price of any such existing stock options and the Common Stock price as of July 31, 1999.

                           Shares                                                      Value of Unexercised
                          Acquired                 Number of Securities Underlying         In-the-Money
                             On          Value               Unexercised                    Options at
Name                     Exercise(#)  Realized($)   Options at Fiscal Year End(#)     Fiscal Year End($)(1)
----                     -----------  -----------  -------------------------------  --------------------------
                                                    Exercisable     Unexercisable   Exercisable  Unexercisable
                                                   --------------  ---------------  -----------  -------------
Arthur L. Smith                   -            -          666,667          333,333     $480,000       $246,000
Charles R. Poole                  -            -          216,666          283,334      144,000        184,500
H. Douglas Saathoff               -            -          733,334          266,666      528,000        195,000
Craig K. Clement                  -            -          623,334          266,666      448,800        195,000
Sandra Poole-Christal             -            -           15,000           75,000       10,800         56,250

____________________

(1) Values stated are based upon the $1.30 closing price per share on July 30, 1999, as reported on the Electronic Bulletin Board, and represent the difference between the fair market value of the shares underlying the options and the exercise price of the options at fiscal year end.

Compensation Committee Interlocks and Insider Participation

     Messrs. Benkendorf, Kauachi and Nye serve on the Compensation Committee. The Compensation Committee met four times in fiscal 1999.

     In January 1997, ATSI entered into an agreement with KAWA Consultores, S.A. de C.V., an international consulting firm of which Company director Carlos K. Kauachi is president, for international business development support. Under the terms of the agreement, ATSI paid the consulting firm $8,000 per month for a period of twelve months. In January 1998, the agreement was renewed at $10,000 per month (payable in a combination of cash and Common Stock) for a period of twelve months. In March 1999, the agreement was renewed at $6,000 per month for a period of twelve months.

     ATSI has entered into a month-to-month agreement with Technology Impact Partners, a consulting firm of which Company director Richard C. Benkendorf, is principal and owner. Under the agreement, Technology Impact Partners provides ATSI with various services that include strategic planning, business development and financial advisory services. Under the terms of the agreement, ATSI pays the consulting firm $3,750 per month plus expenses. At July 31, 1999, ATSI has a payable to Technology Impact Partners of approximately $74,000.

Director Compensation

     Directors are reimbursed their reasonable out-of-pocket expenses in connection with their travel to and attendance at meetings of the Board of Directors. Each director other than Arthur L. Smith receives $1,000 for each meeting of the Board attended excluding telephonic meetings for which each director other than Arthur L. Smith receives $250.

     On September 9, 1998, each of the directors of ATSI were granted options to purchase 75,000 shares of Common Stock of ATSI, with the exception of Murray R. Nye, who was granted options to purchase 150,000 shares of Common Stock of ATSI. In addition, each of the directors serving on a committee of the Board were granted options to purchase an additional 15,000 shares of Common Stock for each committee served on, at an exercise price of $0.55 per share under the 1998 Option Plan.

                 CERTAIN RELATIONSHIP AND RELATED TRANSACTIONS

     In April 1998, ATSI engaged two companies for billing and administrative services related to network management services it provides. The companies, which are owned by Tomas Revesz, a director of ATSI, were paid approximately $140,000 for their services during fiscal 1998. Subsequent to year-end, ATSI entered into an agreement with the two companies capping their combined monthly fees at $18,500 per month. For fiscal 1999, the companies were paid approximately $180,000 for their services. Additionally, ATSI has a payable to Mr. Revesz of $90,000.

     In January 1997, ATSI issued 90,000 shares of Common Stock, and in February 1997 ATSI issued warrants for the purchase of 250,000 shares of common stock at $0.85 for three years to J&W, a joint venture ("J&W") upon cancellation of a contract with J&W for pay telephone equipment financing. One third of J&W was owned by Robert B. Werner , a director of ATSI. Upon dissolution of J&W, Mr. Werner received 30,000 shares of the Common Stock and 83,300 of the warrants. Also in connection with the cancellation of the contract, ATSI issued warrants in February 1997 for the purchase of 58,824 shares of Common Stock at $0.85 to Jeffers & Banack, Incorporated, a law firm in which Mr. Werner is a partner. In addition, ATSI is represented by the law firm of Jeffers & Banack , Incorporated with respect to one litigation matter.

See "Compensation Committee Interlocks and Insider Participation" for certain additional relationships and related party transactions. The information called for by item 11 of Form 10-K is incorporated herein by reference to such information included in ATSI's Proxy Statement for the 1999 Annual Meeting of Stockholders.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding ownership of the Common Stock as of January 3, 2000 by (i) each person known by ATSI to be the beneficial owner of more than 5% of the outstanding shares of Common Stock,
(ii) each director of ATSI, (iii) the Chief Executive Officer and each other executive officer of ATSI named in the Summary Compensation Table, and (iv) all executive officers and directors of ATSI as a group. (13)

                                                                      Amount and Nature of
                                                                    Beneficial Ownership of
     Name                                                               Common Stock(1)           Percent of Class
     ----                                                               ---------------           ----------------
Arthur L. Smith (2)................................................         3,423,616                   6.68%
Charles R. Poole (3)...............................................           443,334                      *
H. Douglas Saathoff (4)............................................         1,037,084                   2.02%
Craig K. Clement (5)...............................................           823,334                   1.61%
Sandra Poole-Christal (6)..........................................           115,000                      *
Murray R. Nye (7)..................................................           470,500                      *
Robert B. Werner (8)...............................................           372,362                      *
Tomas Revesz (9)...................................................           122,000                      *
Richard C. Benkendorf (10).........................................           180,000                      *
Carlos K. Kauachi (11).............................................           159,123                      *
All directors and executive officers as a group (16 persons) (12)..         8,020,854                  14.63%

*      Less than 1%
(1) To the knowledge of ATSI, each person named in the table has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by him. Shares of Common Stock that are not outstanding but that may be acquired by a person upon exercise of options or warrants within 60 days of January 3, 2000 are deemed outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by such person but are not deemed outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person.
(2) Includes 866,667 shares issuable upon exercise of presently exercisable options or options exercisable within 60 days of January 3, 2000.
(3) Includes 383,334 shares issuable upon exercise of presently exercisable options or options exercisable within 60 days of January 3, 2000.
(4) Includes 933,334 shares issuable upon exercise of presently exercisable options or options exercisable within 60 days of January 3, 2000.
(5) Includes 823,334 shares issuable upon exercise of presently exercisable options or options exercisable within 60 days of January 3, 2000.
(6) Includes 40,000 shares issuable upon exercise of presently exercisable options or options exercisable within 60 days of January 3, 2000.
(7) Includes 205,000 shares issuable upon exercise of presently exercisable options or options exercisable within 60 days of January 3, 2000.
(8) Includes 178,393 shares issuable upon exercise of presently exercisable options and warrants or options and warrants exercisable within 60 days of January 3, 2000.
(9) Includes 105,000 shares issuable upon exercise of presently exercisable options or options exercisable within 60 days of January 3, 2000.
(10) Includes 85,000 shares issuable upon exercise of presently exercisable options or options exercisable within 60 days of January 3, 2000.
(11) Includes 30,000 shares issuable upon exercise of presently exercisable options or options exercisable within 60 days of January 3, 2000.
(12) Includes 4,468,063 shares issuable upon exercise of presently exercisable options or options exercisable within 60 days of January 3, 2000.

     The following table sets forth certain information regarding ownership of ATSI's wholly-owned subsidiary GlobalSCAPE, Inc.'s Common Stock as of January 3, 2000 by (i) each person known by ATSI to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each director of ATSI or ATSI's subsidiary, (iii) the Chief Executive Officer and each other executive officer of ATSI named in the Summary Compensation Table, and (iv) all executive officers and directors of ATSI as a group.

                                                                      Amount and Nature of
                                                                    Beneficial Ownership of
     Name                                                               Common Stock(1)             Percent of Class
     ----                                                               ---------------             ----------------
Arthur L. Smith (2)..............................................           18,190                       1.05%
H. Douglas Saathoff (2)..........................................           18,190                       1.05%
Craig K. Clement (2).............................................           18,190                       1.05%
Sandra Poole-Christal (3)........................................           97,143                       5.40%
All directors and executive officers as a group (4 persons) (4)..          151,713                       8.19%

(1) To the knowledge of ATSI, each person named in the table has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by him. Shares of Common Stock that are not outstanding but that may be acquired by a person upon exercise of options or warrants within 60 days of January 3, 2000 are deemed outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by such person but are not deemed outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person.
(2) Includes 18,190 shares issuable upon exercise of presently exercisable options or options exercisable within 60 days of January 3, 2000.
(3) Includes 97,143 shares issuable upon exercise of presently exercisable options or options exercisable within 60 days of January 3, 2000.
(4) Includes 151,713 shares issuable upon exercise of presently exercisable options or options exercisable within 60 days of January 3, 2000.


                                 LEGAL MATTERS

     The validity of the shares of common stock offered hereby is being passed upon by Alice King, Esq., San Antonio, Texas. Alice King is ATSI's Corporate Counsel and is an employee.


                                    EXPERTS

     The consolidated balance sheets as of July 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity, comprehensive loss and cash flows for the years ended July 31, 1997, 1998 and 1999 of ATSI and its subsidiaries have been included in and incorporated by reference in this prospectus and Registration Statement in reliance upon the report of Arthur Andersen LLP, independent certified public accountants, included in and incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.


                      WHERE YOU CAN FIND MORE INFORMATION

     Government Filings. We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. The SEC public reference room in Washington D.C. is located at 450 Fifth Street, N.W., Washington D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the pubic reference rooms. Our SEC filings are also available to you free of charge at the SEC's web site at http://www.sec.gov.
                                            -------------------

     Information Incorporated by Reference. The SEC allows us to "incorporate by reference" the information we file with them which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and replace information previously filed, including information contained in this prospectus.

     We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering has been completed.

 . Our Annual Report on Form 10-K for the years ended July 31, 1998 and 1999
 . Our Quarterly Reports on Form 10-Q for the quarters ended October 31, 1998,
  January 31, 1999, April 30, 1999 and October 31, 1999;
 . Our Proxy Statements dated November 6, 1998 and October 25, 1999 for our annual meeting of shareholders;
 . The description of our common stock included in our Registration Statement on
  Form S-4 filed on March 6, 1998.
 . Our Registration Statement on Form S-3 for 3,198,054 shares of Common Stock filed on August 18, 1999.

You may request a free copy of these filings by writing or telephoning us at the following address:

          American TeleSource International, Inc.
          Investor Relations
          12500 Network Blvd., Suite 407
          San Antonio, Texas  78249
          (210) 558-6090.

We will not send exhibits to these documents unless the exhibits are specifically incorporated by reference in these documents.

                  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Consolidated Financial Statements of American TeleSource International, Inc. and Subsidiaries

Report of Independent Public Accountants............................................................................  37

Consolidated Balance Sheets as of July 31, 1998 and 1999 and October 31, 1999.......................................  38

Consolidated Statements of Operations for the Years Ended July 31, 1997, 1998 and 1999 and the Three Month
Periods ended October 31, 1998 and 1999.............................................................................  39

Consolidated Statements of Comprehensive Income (Loss) for the Years Ended July 31, 1997, 1998 and 1999 and the
Month Periods ended October 31, 1998 and 1999.......................................................................  40

Consolidated Statements of Stockholders' Equity for the Years Ended July 31, 1997, 1998 and 1999 and the Three
Month Period ended October 31, 1999.................................................................................  41

Consolidated Statements of Cash Flows for the Years Ended July 31, 1997, 1998 and 1999 and the Three Month Periods
ended October 31, 1998 and 1999.....................................................................................  42

Notes to Consolidated Financial Statements..........................................................................  43

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Stockholders of American TeleSource International, Inc.:


We have audited the accompanying consolidated balance sheets of American TeleSource International, Inc. (a Delaware corporation) and subsidiaries (the Company) as of July 31, 1998 and 1999, and the related consolidated statements of operations, comprehensive income (loss), stockholders' equity and cash flows for the years ended July 31, 1997, 1998 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American TeleSource International, Inc. and subsidiaries as of July 31, 1998 and 1999, and the results of their operations and their cash flows for the years ended July 31, 1997, 1998 and 1999, in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has a working capital deficit, has suffered recurring losses from operations since inception, has negative cash flows from operations and has limited capital resources available to support further development of its operations. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts including goodwill and other intangibles or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.


                                         /s/ ARTHUR ANDERSEN LLP


San Antonio, Texas
October 5, 1999

                    AMERICAN TELESOURCE INTERNATIONAL, INC.
                               AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                   (In thousands, except share information)

                                                                                         July 31,    July 31,     October 31,
                                                                                          1998         1999          1999
                                                                                       ----------    --------    ------------
                                                                                                                  (unaudited)
ASSETS
------
CURRENT ASSETS:
 Cash and cash equivalents                                                               $  1,091    $    379    $    513
 Accounts receivable, net of allowance of $209, $ 1,600 and $ 1,547, respectively           3,748       3,693       3,373
 Prepaid expenses and other assets                                                            844         755       1,301
                                                                                         --------    --------    --------
     Total current assets                                                                   5,683       4,827       5,187
                                                                                         --------    --------    --------

PROPERTY AND EQUIPMENT (At cost):                                                          14,233      16,669      17,317
 Less - Accumulated depreciation and amortization                                          (2,418)     (4,713)     (5,312)
                                                                                         --------    --------    --------
     Net property and equipment                                                            11,815      11,956      12,005
                                                                                         --------    --------    --------

OTHER ASSETS, net
 Goodwill, net                                                                              5,091       5,032       4,997
 Contracts, net                                                                             1,173         703         539
 Trademarks, net                                                                               --         789         741
 Other assets                                                                                 489         615         749
                                                                                         --------    --------    --------
     Total assets                                                                        $ 24,251    $ 23,922    $ 24,218
                                                                                         ========    ========    ========

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
 Accounts payable                                                                        $  5,683    $  4,004    $  5,866
 Accrued liabilities                                                                        2,113       3,167       3,264
 Current portion of notes payable                                                             688         961         699
 Current portion of convertible long-term debt                                                 --       1,942       2,033
 Current portion of obligations under capital leases                                        2,351       1,430       3,417
 Deferred revenue                                                                             535         233         176
                                                                                         --------    --------    --------
     Total current liabilities                                                             11,370      11,737      15,455
                                                                                         --------    --------    --------

LONG-TERM LIABILITIES:
 Notes payable, less current portion                                                          719         312         308
 Convertible long-term debt, less current portion                                           1,604          --          --
 Obligations under capital leases, less current portion                                     2,941       5,523       3,334
 Other long-term liabilities                                                                  530         213         182
                                                                                         --------    --------    --------
     Total long-term liabilities                                                            5,794       6,048       3,824
                                                                                         --------    --------    --------

COMMITMENTS AND CONTINGENCIES:

STOCKHOLDERS' EQUITY:
 Preferred  stock,  $0.001 par value,  10,000,000  shares  authorized,  Series A
  Cumulative  Convertible  Preferred Stock, 50,000 shares authorized,  no shares issued and outstanding at July 31, 1998, 24,145
  shares issued and outstanding at July 31, 1999 and October 31, 1999                          --          --          --
  Series B Cumulative  Convertible Preferred Stock, 2,000 shares authorized,  no shares  issued and  outstanding  at July 31,  1998,  2,000  shares  issued and outstanding at July 31, 1999, 1,925 shares issued and
  outstanding at October 31, 1999                                                              --          --          --
  Series C Cumulative Convertible Preferred Stock, 500 shares authorized, no shares issued and outstanding at July 31, 1998 and 1999,
  500 shares issued and outstanding at October 31, 1999                                        --          --          --
 Common  stock,  $0.001 par value,  100,000,000  shares  authorized,  45,603,566 issued and outstanding at July 31, 1998, 48,685,287 issued and
 outstanding at July 31, 1999, 48,814,651 issued and outstanding at October 31, 1999           46          49          49
 Additional paid in capital                                                                22,248      29,399      31,013
 Accumulated deficit                                                                      (14,396)    (21,987)    (25,194)
 Deferred compensation                                                                       (667)       (466)       (309)
 Cumulative translation adjustment                                                           (144)       (858)       (620)
                                                                                         --------    --------    --------
     Total stockholders' equity                                                             7,087       6,137       4,939

     Total liabilities and stockholders' equity                                          $ 24,251    $ 23,922    $ 24,218
                                                                                         ========    ========    ========

      The accompanying notes are an integral part of these consolidated financial statements.

                     AMERICAN TELESOURCE INTERNATIONAL, INC.
                                AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (In thousands, except per share amounts)

                                                                                                (Unaudited)
                                                     Year ended July 31,                Three months ended October 31,
                                            1997             1998           1999            1998            1999
                                        ------------    ------------    ------------    ------------    -------------
OPERATING REVENUES:
  Network Services
      Carrier                           $          0    $     10,047    $     14,123    $      5,626    $       5,368
      Private Network                          1,698           3,315           5,127           1,087              737
  Call Services
      Integrated Prepaid                       1,421           6,102           5,424           1,268            1,401
      Postpaid                                12,545          13,530           7,202           1,699            1,175
  Internet e-commerce                            564           1,526           2,642             556              773
                                        ------------    ------------    ------------    ------------    -------------

     Total operating revenues                 16,228          34,520          34,518          10,236            9,454
                                        ------------    ------------    ------------    ------------    -------------

OPERATING EXPENSES:
  Cost of services                            12,792          22,287          21,312           6,501            6,526
  Selling, general and administrative          6,312          12,853          12,652           3,109            3,374
  Bad debt expense                               735           1,024           2,346             224              120
  Depreciation and amortization                  591           1,822           3,248             649              908
                                        ------------    ------------    ------------    ------------    -------------

     Total operating expenses                 20,430          37,986          39,558          10,483           10,928
                                        ------------    ------------    ------------    ------------    -------------

Operating loss                                (4,202)         (3,466)         (5,040)           (247)          (1,474)

OTHER INCOME(EXPENSE):
  Interest income                                 27              76              59              13                5
  Other income                                    41               8             (10)             18               10
  Interest expense                              (513)         (1,573)         (1,745)           (415)            (488)
                                        ------------    ------------    ------------    ------------    -------------

     Total other income (expense)               (445)         (1,489)         (1,696)           (384)            (473)
                                        ------------    ------------    ------------    ------------    -------------

LOSS BEFORE INCOME TAX EXPENSE                (4,647)         (4,955)         (6,736)           (631)          (1,947)

FOREIGN INCOME TAX EXPENSE                      --              (139)           --               (11)            --

MINORITY INTEREST                                (48)           --              --              --               --

NET LOSS                                $     (4,695)   $     (5,094)   $     (6,736)   $       (642)   $      (1,947)

LESS: PREFERRED DIVIDENDS                       --              --              (855)           --             (1,260)
                                        ------------    ------------    ------------    ------------    -------------

NET LOSS TO COMMON STOCKHOLDERS         $     (4,695)   $     (5,094)   $     (7,591)   $       (642)   $      (3,207)
                                        ============    ============    ============    ============    =============

BASIC AND DILUTED LOSS PER SHARE        $      (0.18)   $      (0.12)   $      (0.16)   $      (0.01)   $       (0.07)
                                        ============    ============    ============    ============    =============

WEIGHTED AVERAGE COMMON
   SHARES OUTSTANDING                         26,807          41,093          47,467          45,627           48,687
                                        ============    ============    ============    ============    =============

  The accompanying notes are an integral part of these consolidated financial statements.

                    AMERICAN TELESOURCE INTERNATIONAL, INC.
                               AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
                                (In thousands)

                                                                                                        (Unaudited)
                                                                 For the Years Ended             For the three months ended
                                                                      July 31,                          October 31,
                                                      ----------    ----------    ----------    ----------    ----------
                                                          1997         1998          1999          1998          1999
                                                      ----------    ----------    ----------    ----------    ----------

Net loss to common stockholders                          ($4,695)      ($5,094)      ($7,591)        ($642)      ($3,207)

     Other comprehensive income (loss), net of tax:

     Foreign currency translation adjustments                $12         ($160)        ($714)         $ 32          $238
                                                      ----------    ----------    ----------    ----------    ----------

Comprehensive loss to common stockholders                ($4,683)      ($5,254)      ($8,305)        ($610)      ($2,969)
                                                      ==========    ==========    ==========    ==========    ==========


 The accompanying notes are an integral part of these consolidated financial statements.

                     AMERICAN TELESOURCE INTERNATIONAL, INC.
                                AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (In thousands)

                                                                    Preferred Shares           Common Stock
                                                                -----------------------   -----------------------     Additional
                                                                  Shares       Amount       Shares       Amount     Paid In Capital
                                                                ----------   ----------   ----------   ----------   ---------------
BALANCE, July 31, 1996                                                 --    $       --       23,775   $  6,288     $            --
 Issuances of common shares for cash                                   --            --        5,760      4,736                  --
 Conversion of convertible debt to common shares                       --            --        3,612      1,967                  --
 Issuance of common shares for acquisition                             --            --        2,716      1,847                  --
 Issuances of common shares for services                               --            --          925        154                  --
 Deferred compensation                                                 --            --           --      1,394                  --
 Compensation expense                                                  --            --           --         --                  --
 Warrants issued with convertible long term debt                       --            --           --        990                  --
 Cumulative effect of translation adjustment                           --            --           --         --                  --
 Net loss                                                              --            --           --         --                  --
                                                                ---------    ----------   ----------   --------     ---------------
BALANCE, July 31, 1997                                                 --            --       36,788   $ 17,376                  --
 Issuances of common shares for cash                                   --            --        5,500      3,496                  --
 Issuances of common shares for reduction in indebtedness              --            --        2,871      1,076                  --
 Conversion of convertible debt to common shares                       --            --          200        100                  --
 Issuances of common shares for services                               --            --          245        246                  --
 Compensation expense                                                  --            --           --         --                  --
 Cumulative effect of translation adjustment                           --            --           --         --                  --
 Exchange of common shares for common stock                            --            --           --    (22,248)             22,248
 Net loss                                                              --            --           --         --                  --
                                                                ---------    ----------   ----------   --------     ---------------
BALANCE, July 31, 1998                                                 --            --       45,604   $     46     $        22,248
 Issuances of common shares for cash                                   --            --        2,706          3               1,637
 Issuances of common shares for services                               --            --           96         --                  40
 Issuances of common shares for acquisition                            --            --          279         --                 179
 Issuances of preferred stock                                          26            --           --         --               4,176
 Deferred compensation                                                 --            --           --         --                 344
 Dividend expense                                                      --            --           --         --                  --
 Amortization of equity discount                                       --            --           --         --                 775
 Compensation expense                                                  --            --           --         --                  --
 Cumulative effect of translation adjustment                           --            --           --         --                  --
 Net loss                                                              --            --           --         --                  --
                                                                ---------    ----------   ----------   --------     ---------------
BALANCE, July 31, 1999                                                 26            --       48,685   $     49     $        29,399
 Issuances of preferred stock (unaudited)                               1            --           --         --                 417
 Dividend expense (unaudited)                                          --            --           --         --                  --
 Amortization of equity discount (unaudited)                           --            --           --         --               1,168
 Compensation expense (unaudited)                                      --            --           --         --                  --
 Cumulative effect of translation adjustment (unaudited)               --            --           --         --                  --
 Conversion of preferred stock (unaudited)                             --            --          130         --                  29
 Net loss  (unaudited)                                                 --            --           --         --                  --
                                                                ---------    ----------   ----------   --------     ---------------
BALANCE, October 31, 1999 (unaudited)                                  27            --       48,685   $     49     $        31,013
                                                                =========    ==========   ==========   ========     ===============

                                                                                             Cumulative        Total
                                                                Accumulated    Translation     Deferred      Stockholders'
                                                                  Deficit      Adjustment    Compensation       Equity
                                                                -----------    -----------   ------------    ------------
BALANCE, July 31, 1996                                          $    (4,607)   $        4    $        (55)   $     1,630
 Issuances of common shares for cash                                     --            --              --          4,736
 Conversion of convertible debt to common shares                         --            --              --          1,967
 Issuance of common shares for acquisition                               --            --              --          1,847
 Issuances of common shares for services                                 --            --              --            154
 Deferred compensation                                                   --            --          (1,394)             0
 Compensation expense                                                    --            --             295            295
 Warrants issued with convertible long term debt                         --            --              --            990
 Cumulative effect of translation adjustment                             --            12              --             12
 Net loss                                                            (4,695)           --              --         (4,695)
                                                                -----------    ----------    ------------    -----------
BALANCE, July 31, 1997                                          $    (9,302)   $       16    $     (1,154)   $     6,936
 Issuances of common shares for cash                                     --            --              --          3,496
 Issuances of common shares for reduction in indebtedness                --            --              --          1,076
 Conversion of convertible debt to common shares                         --            --              --            100
 Issuances of common shares for services                                 --            --              --            246
 Compensation expense                                                    --            --             487            487
 Cumulative effect of translation adjustment                             --          (160)             --           (160)
 Exchange of common shares for common stock                              --            --              --              0
 Net loss                                                            (5,094)           --              --         (5,094)
                                                                -----------    ----------    ------------    -----------
BALANCE, July 31, 1998                                          $   (14,396)   $     (144)   $       (667)   $     7,087
 Issuances of common shares for cash                                     --            --              --          1,640
 Issuances of common shares for services                                 --            --              --             40
 Issuances of common shares for acquisition                              --            --              --            179
 Issuances of preferred stock                                            --            --              --          4,176
 Deferred compensation                                                   --            --            (344)             0
 Dividend expense                                                       (80)           --              --            (80)
 Amortization of equity discount                                       (775)           --              --              0
 Compensation expense                                                    --            --             545            545
 Cumulative effect of translation adjustment                             --          (714)             --           (714)
 Net loss                                                            (6,736)           --              --         (6,736)
                                                                -----------    ----------    ------------    -----------
BALANCE, July 31, 1999                                          $   (21,987)   $     (858)   $       (466)   $     6,137
 Issuances of preferred stock (unaudited)                                --            --              --            417
 Dividend expense (unaudited)                                           (92)           --              --            (92)
 Amortization of equity discount (unaudited)                         (1,168)           --              --              0
 Compensation expense (unaudited)                                        --            --             157            157
 Cumulative effect of translation adjustment (unaudited)                 --            --              --              0
 Conversion of preferred stock (unaudited)                               --           238              --            267
 Net loss  (unaudited)                                               (1,947)           --              --         (1,947)
                                                                -----------    ----------    ------------    -----------
BALANCE, October 31, 1999 (unaudited)                           $   (25,194)   $     (620)   $       (309)   $     4,939
                                                                ===========    ==========    ============    ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                    AMERICAN TELESOURCE INTERNATIONAL, INC.
                               AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (In thousands)

                                                                                                             (Unaudited)
                                                                        For the Years Ended July 31,  Three months ended October 31,
                                                                   1997         1998       1999            1998        1999
                                                                -----------  -------------------------------------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                      $  (4,695)   $ (5,094)   $  (6,736)     $  (642)    $  (1,947)
  Adjustments to reconcile net loss to net cash provided by
   (used in) operating activities-
     Depreciation and amortization                                    591       1,822        3,248          649           908
     Amortization of debt discount                                     87         307          346           82            94
     Deferred compensation                                            295         487          545          116           157
     Provision for losses on accounts receivable                      735       1,024        2,346          224           120
                                                                       48         --           --           --            --
     Changes in operating assets and liabilities
       (Increase) Decrease in accounts receivable                  (1,983)     (2,723)      (2,207)        (476)          124
       (Increase) Decrease in other assets                           (849)        197       (1,632)         306          (752)
       Increase (Decrease) in accounts payable                     (1,021)      3,479       (1,139)        (156)        1,769
       Increase (Decrease) in accrued liabilities                     884        (192)       1,857         (157)           27
       Decrease in deferred revenue                                   378          71         (191)         (70)          (56)
                                                                  -------     ---------------------------------       -------
Net cash provided by (used in) operating activities                (5,530)       (622)      (3,563)        (124)          444
                                                                  -------     ---------------------------------       -------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment                                (590)     (3,297)        (956)        (297)         (248)
  Acquisition of business, net of cash acquired                        73      (2,112)        (171)         --            --
  Payments received on notes receivable                               101         --           --           --            --
                                                                  -------     -------      -------      -------       -------
Net cash used in investing activities                                (416)     (5,409)      (1,127)        (297)         (248)
                                                                  -------     -------      -------      -------       -------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from issuance of debt                                   3,632       2,547          437           59           --
   Net decrease in short-term borrowings                              281         353         (488)        (188)          (97)
   Net increase from advanced funding arrangements                    --          --           --           382            33
   Payments on debt                                                   --       (1,141)        (679)         (49)         (170)
   Capital lease payments                                            (401)     (1,044)        (941)        (525)         (276)
   Payments on long-term liabilities                                  --          (67)        (123)         (53)          (11)
   Proceeds from issuance of preferred stock, net
    of issuance costs                                                 --          --         4,176          --            417
   Proceeds from issuance of common stock, net
    of issuance costs                                               3,699       4,553        1,596           23            42
                                                                  -------     -------      -------      -------       -------
Net cash provided by (used in) financing activities                 7,211       5,201        3,978         (351)          (62)
                                                                  -------     -------      -------      -------       -------

Net increase (decrease) in cash                                     1,265        (830)        (712)        (772)          134

Cash, beginning of period                                             656       1,921        1,091        1,091           379
                                                                  -------     -------      -------      -------       -------

Cash, end of period                                             $   1,921    $  1,091    $     379      $   319     $     513
                                                                  =======     =======      =======      =======       =======


      The accompanying notes are an integral part of these consolidated financial statements.

                    AMERICAN TELESOURCE INTERNATIONAL, INC.
                               AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Data with respect to the three month periods ended October 31, 1998 and 1999 are unaudited

     1.  DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

     The accompanying consolidated financial statements are those of American TeleSource International, Inc. and its subsidiaries ("ATSI" or the "Company"). The Company was formed on June 6, 1996 under the laws of the state of Delaware for the express purpose of effecting a "Plan of Arrangement" with American TeleSource International, Inc., which was incorporated under the laws of the province of Ontario, Canada (hereinafter referred to as "ATSI-Canada"). The Plan of Arrangement called for the stockholders of ATSI-Canada to exchange their shares on a one-for-one basis for shares of the Company. On April 30, 1998, shareholders of ATSI-Canada approved the Plan of Arrangement, and on May 11, 1998, ATSI-Canada became a wholly owned subsidiary of the Company. The Company is publicly traded on the OTC Bulletin Board under the symbol "AMTI". The unaudited interim financial statements of American TeleSource International, Inc. as of October 31, 1998 and 1999 and for the three month periods then ended included herein have been prepared in accordance with generally accepted accounting principles for interim financial reporting and with Securities and Exchange Commission rules and regulations for interim financial statements and accordingly do not include all information and footnotes required under generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments, without audit, necessary for a fair presentation of the consolidated financial position of American TeleSource International, Inc, and its subsidiaries as of October 31, 1998 and 1999 and the results of their operations and cash flows for the three month periods ended October 31, 1998 and 1999 have been included.

     The accompanying consolidated balance sheet dated July 31, 1998 includes the assets, liabilities and shareholders' equity of ATSI-Canada which were transferred to the Company on May 11, 1998, and the accompanying statements of operations for the years ended July 31, 1997 and 1998 include the consolidated operations of ATSI-Canada through May 11, 1998.

     In May 1997, ATSI-Canada entered into an agreement to purchase up to 100% of the outstanding shares of Sistema de Telefonia Computarizada, S.A. de C.V. ("Computel"), the largest privately owned operator of casetas (public calling stations) in Mexico. Under the terms of the agreement, ATSI-Canada acquired 55% of the shares of Computel effective May 1, 1997 and the remaining 45% effective August 28, 1997. As ATSI-Canada acquired majority ownership effective May 1, 1997, the Company has recorded 100% of the net assets and liabilities of Computel as of that date. The Company's consolidated financial statements for the period May 1, 1997 to July 31, 1997 include the impact of the 45% minority ownership interest. For the years ended July 31, 1998 and July 31, 1999, and the three months ended October 31, 1998 and 1999 the Company's consolidated financial statements include 100% of the activities of Computel.

     In July 1997, American TeleSource International de Mexico, S.A. de C.V. ("ATSI-Mexico") acquired 100% of the outstanding stock of Servicios de Infraestructura, S.A. de C.V. ("Sinfra"). In April 1998, TeleSpan, Inc. ("Telespan") purchased 100% of the outstanding stock of Sinfra from ATSI-Mexico. In March 1998, ATSI-Delaware acquired 100% of the outstanding stock of Soluciones Internactionales de Mercadeo, S.A. and subsequently changed the name to ATSI de CentroAmerica, S.A.

     Through its subsidiaries, the Company provides retail and wholesale communications services within and between the United States and select markets within Latin America. Utilizing a framework of licenses, interconnection and service agreements, network facilities and distribution channels, the Company aims to provide U.S standards of reliability to Mexico and other markets within Latin America which have historically been underserved by telecommunications monopolies. As of October 31, 1999, the Company's operating subsidiaries are as follows:

     American TeleSource International, Inc. ("ATSI-Texas" a Texas corporation)
     --------------------------------------------------------------------------

     ATSI-Texas owns and operates a switching facility and multilingual call center in San Antonio, Texas. This facility provides U.S. based call services to public telephones owned by ATSI-Mexico and casetas owned by Computel in Mexico, as well as to third party-owned public telephones, casetas and hotels in Mexico. Although these calls originate in Mexico, they are terminated and billed in the United States and Mexico by ATSI-Texas. In July 1998, ATSI-Texas also began providing domestic U.S. and international call services to residential customers in the U.S.

     American TeleSource International de Mexico, S.A. de C.V.
     ---------------------------------------------------------
                ("ATSI-Mexico" a Mexican corporation)
                -------------------------------------

     ATSI-Mexico owns and operates coin-operated public telephones in Mexico. Utilizing its 20-year comercializadora license, ATSI purchases telephone lines and resells local, long distance and international calls from public telephones connected to the lines. Direct dial calls may be made from the telephones using pesos or quarters, and users may use the services of ATSI-Texas to place calls to the U.S. by billing calls to valid third parties, credit cards or calling cards.

     Computel (a Mexican corporation)
     --------------------------------

     Computel is the largest private operator of casetas in Mexico, operating approximately 126 casetas in 66 cities. Direct dial calls may be made from the casetas using cash or credit cards, and users may use the services of ATSI-Texas to place calls to the U.S. by billing calls to valid third parties, credit cards or calling cards. Computel utilizes telephone lines owned by ATSI-Mexico.

     Sinfra (a Mexican corporation)
     -------------------------------

     Utilizing its 20-year Teleport and Satellite Network license, Sinfra owns and operates the Company's teleport facilities in Cancun, Monterrey and Mexico City, Mexico. These facilities are used for the provision of international private network services. Sinfra also owns a 15-year Packet Switching Network license.

     TeleSpan, Inc. ("TeleSpan" a Texas corporation)
     -----------------------------------------------

     TeleSpan owns and operates the Company's teleport facilities in the United States and Costa Rica. TeleSpan contracts with U.S. based entities and carriers seeking facilities or increased capacity into Mexico, Costa Rica, El Salvador and Guatemala. For network services into Mexico, TeleSpan utilizes facilities owned by Sinfra.

     GlobalScape, Inc. ("GlobalSCAPE" a Texas corporation)
     -----------------------------------------------------

     GlobalSCAPE markets CuteFTP and other digitally downloadable software products and distributes them over the Internet utilizing electronic software distribution ("ESD").

     ATSI de CentroAmerica (a Costa Rican corporation)
     -------------------------------------------------

     ATSI de CentroAmerica markets international private network services in Costa Rica and other Latin American countries and looks to develop corporate development opportunities in Latin American countries through joint ventures and interconnection agreements with existing telecommunication monopolies.


     2. FUTURE OPERATIONS, LIQUIDITY, CAPITAL RESOURCES AND VULNERABILITY DUE TO CERTAIN CONDITIONS

     The accompanying consolidated financial statements of the Company have been prepared on the basis of accounting principles applicable to a going concern. For the period from December 17, 1993 to July 31, 1999 and to October 31, 1999, the Company has incurred cumulative net losses of $21.9 million and $25.1 million, respectively.

Further, the Company had a working capital deficit of $5.7 million at July 31, 1998, $6.7 million at July 31, 1999 and $10.3 million at October 31, 1999. Further, the Company had negative cash flows from operations of $5.5 million, $.6 million and $3.6 million for the years ended July 31, 1997, 1998 and 1999, respectively. The Company has limited capital resources available to it, and these resources may not be available to support its ongoing operations until such time as the Company is able to generate positive cash flow from operations. There is no assurance the Company will be able to achieve future revenue levels sufficient to support operations or recover its investment in property and equipment, goodwill and other intangible assets. These matters raise substantial doubt about the Company's ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent upon the ongoing support of its stockholders and customers, its ability to obtain capital resources to support operations and its ability to successfully market its services.

     The Company is likely to require additional financial resources in the near term and could require additional financial resources in the long-term to support its ongoing operations. The Company has retained various financial advisers to assist it in refining its strategic growth plan, defining its capital needs and obtaining the funds required to meet those needs. The plan includes securing funds through equity offerings and entering into lease or long-term debt financing agreements to raise capital. There can be no assurances, however, that such equity offerings or other financing arrangements will actually be consummated or that such funds, if received, will be sufficient to support existing operations until revenue levels are achieved sufficient to generate positive cash flow from operations. If the Company is not successful in completing additional equity offerings or entering into other financial arrangements, or if the funds raised in such stock offerings or other financial arrangements are not adequate to support the Company until a successful level of operations is attained, the Company has limited additional sources of debt or equity capital and would likely be unable to continue operating as a going concern.


     3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The consolidated financial statements have been prepared on the accrual basis of accounting under generally accepted accounting principles of the U.S. All significant intercompany balances and transactions have been eliminated in consolidation. Certain prior period amounts have been reclassified for comparative purposes.

     Estimates in Financial Statements
     ---------------------------------

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

     Revenue Recognition Policies
     ----------------------------

     The Company recognizes revenue from its call services and direct dial services as such services are performed, net of unbillable calls. Revenue from network management service contracts is recognized when service commences for service commencement fees and monthly thereafter as services are provided. The Company recognizes revenue from equipment sales when the title for the equipment transfers to the customer and from equipment installation projects when they are completed. Revenues related to the Company's Internet product are recognized at the point of delivery, as the Company bears no additional obligation beyond the provision of its software product other than post-contract customer service.

     Foreign Currency Translation
     ----------------------------

     Until January 1, 1999, Mexico's economy was designated as highly inflationary. Generally Accepted Accounting Principles, "GAAP" require the functional currency of highly inflationary economies to be the same as the reporting currency. Accordingly, the consolidated financial statements of ATSI-Mexico and Computel, whose functional currency is the peso, were remeasured from the peso into the U.S. dollar for consolidation. Monetary and nonmonetary assets and liabilities were remeasured into U.S. dollars using current and historical exchange rates, respectively. The operating activities of ATSI-Mexico and Computel were remeasured into U.S. dollars using a weighted-average exchange rate. The resulting translation gains and losses were charged directly to operations. As of January 1, 1999, Mexico's economy was deemed to be no longer highly inflationary. According to GAAP requirements the change from highly inflationary to non-highly inflationary requires that the nonmonetary assets be remeasured using not the historical exchange rates, but the exchange rate in place as of the date the economy changes from highly inflationary to non-highly inflationary. As such, the Company's non-monetary assets in ATSI-Mexico and Computel have been remeasured using the exchange rate as of January 1, 1999. Subsequent to January 1, 1999, monetary assets and non-monetary assets are translated using current exchange rates and operating activity of ATSI-Mexico and Computel are remeasured in to U.S. dollars using a weighted average exchange rate. The effect of these translation adjustments are reflected in the cumulative translation account shown in equity.

     Accounts Receivable
     -------------------

     The Company utilizes the services of credit card processing companies for the billing of commercial credit card calls. The Company receives cash from these calls, net of transaction and billing fees, generally within 20 days from the dates the calls are delivered. All other calls (calling card, collect, person-to-person and third party billed) are billed under an agreement between the Company and a billing clearinghouse. This agreement allows ATSI to submit call detail records to the clearinghouse, which in turn forwards these records to the local telephone company to be billed. The clearinghouse collects the funds from the local telephone company and then remits the funds, net of charges, to ATSI. Because this collection process can take up to 90 days to complete, ATSI participates in an advance funding program offered by the clearinghouse whereby 100% of the call records are purchased for 75% of their value within five days of presentment. The remaining 25% value of the call records are remitted to ATSI, net of interest and billing charges and an estimate for uncollectible calls, as the clearinghouse collects the funds from the local telephone companies. Under the advanced funding agreement, the collection clearinghouse has a security interest in the unfunded portion of the receivables as well as future receivables generated by the Company's long distance business. The allowance for doubtful accounts reflects the Company's estimate of uncollectible calls at July 31, 1998 and 1999 and includes $1.5 million of specific accounts identified by the Company as potentially uncollectible. ATSI currently pays a funding charge of prime plus 4% per annum on the amounts that are advanced to ATSI. Receivables sold with recourse during fiscal years 1997, 1998, 1999 and the three-month period ending October 31, 1999 were $8,530,665, $11,127,221, $6,138,549 and $1,323,093, respectively. At July
31, 1997, 1998, 1999 and October 31, 1999, $577,256, $484,381, $444,398 and
$411,147 of such receivables were uncollected, respectively. See Note 5 for additional disclosure regarding advanced funding.

     In fiscal 1998, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". This statement provides accounting and reporting standards for, among other things, the transfer and servicing of financial assets, such as factoring receivables with recourse. The adoption of these statements has not had a material impact on the financial position or results of operations of the Company.

     Impuesto al Valor Agregado (Value-Added Tax) ("IVA")
     ----------------------------------------------------

     The Company's Mexican subsidiaries are required to report a value-added tax related to both purchases and sales of services and assets, for local tax reporting. Accordingly, each subsidiary maintains both an IVA receivable and IVA payable account on their subsidiary ledgers. For consolidated reporting purposes, the Company nets its Mexican subsidiaries IVA receivable and IVA payable accounts as allowed by regulatory requirements in Mexico. For the years ended July 31, 1998 and 1999 and the three month period ended October 31, 1999, this netting of IVA accounts resulted in the elimination of IVA payable and a corresponding reduction in IVA receivable of approximately $197,000, $1.3 million and $1.5 million, respectively.

     Basic and Diluted Loss Per Share
     --------------------------------

     Loss per share was calculated using the weighted average number of common shares outstanding for the years ended July 31, 1997, 1998 and 1999 and the three-month periods ended October 31, 1998 and 1999. Common stock equivalents, which consist of the stock purchase warrants and options described in Note 9, were excluded from the computation of the weighted average number of common shares outstanding because their effect was antidilutive. Additionally, the Company has excluded the convertible preferred stock described in Note 8, from the computation of the weighted average number of common shares outstanding as their effect will also be antidilutive.

     Property and Equipment
     ----------------------

     Property and equipment are stated at cost. Depreciation and amortization are computed on a straight-line basis over the estimated useful lives of the related assets, which range from five to fifteen years. Expenditures for maintenance and repairs are charged to expense as incurred. Direct installation costs and major improvements are capitalized.

     Effective for the fiscal years beginning after July 31, 1996, the Company follows rules as prescribed under Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS 121"). SFAS 121 requires an assessment of the recoverability of the Company's investment in long-lived assets to be held and used in operations whenever events or circumstances indicate that their carrying amounts may not be recoverable. Such assessment requires that the future cash flows associated with the long-lived assets be estimated over their remaining useful lives and an impairment loss be recognized when the undiscounted future cash flows are less than the carrying value of such assets. As of July 31, 1999, the Company has determined that the estimated undiscounted future cash flows associated with its long-lived assets are greater than the carrying value of such assets and that no impairment loss needs to be recognized.

     Goodwill, Trademarks, Contracts and Other Assets
     ------------------------------------------------

     As of the years ended July 31, 1998 and 1999 and the three-month period ended October 31, 1999, other assets include goodwill, primarily related to the purchase of Computel, of $5,216,646, $5,296,646 and $5,296,646, respectively, net of accumulated amortization of $126,668, $265,089 and $299,717, respectively. Goodwill is amortized over 40 years. As of July 31, 1998 and 1999 and October 31, 1999 other assets include acquisition costs of $1,417,870, $1,596,620 and $1,596,620, respectively, related to the Company's acquisitions of several of its independent marketing representatives, net of accumulated amortization of $244,652, $893,212 and $1,057,452, respectively. These acquisition costs are being amortized over the life of the contracts, which approximates three years. As of July 31, 1999 and October 31, 1999, other assets include $898,943 related to the purchase of the rights to CuteFTP, net of accumulated amortization of $110,352 and $157,645, respectively. This trademark
is being amortized over an estimated five-year life.   Additionally, as of July
31, 1998 and 1999 and October 31, 1999, other assets include approximately $489,000, $615,000 and $749,000 of other assets, not specifically identified as goodwill, acquisition costs or trademarks. As it relates to SFAS 121, as of July 31, 1999 and October 31,1999, the Company has determined that the estimated future cash flows associated with its goodwill and other intangible assets are greater than the carrying value of such assets and that no impairment loss needs to be recognized. For the years ended July 31, 1997, 1998 and 1999 and the three-month periods ended October 31, 1998 and 1999, the Company recorded amortization expense of $55,491, $369,219, $925,440, $171,677 and $252,510,
respectively related to its other assets.

     Income Taxes
     ------------

     The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes". Under the provisions of SFAS 109, the Company recognizes deferred tax liabilities and assets based on enacted income tax rates that are expected to be in effect in the period in which the deferred tax liability or asset is expected to be settled or realized. A change in the tax laws or rates results in adjustments in the period in which the tax laws or rates are changed.

     Statements of Cash Flows
     ------------------------

     Cash payments and non-cash investing and financing activities during the periods indicated were as follows:

                                                                                               For the Three Months Ended
                                                           For the Years Ended July 31,                October 31,

                                                           1997        1998        1999             1998          1999
                                                        ----------  ----------  ----------     ------------   -----------

     Cash payments for interest                         $  416,756  $1,349,679  $1,101,771      $   414,961    $  488,264

     Cash payments for taxes                            $     -     $  148,097  $     -         $    10,930    $     -

     Common shares issued for services                  $  153,885  $  246,591  $   40,000      $      -       $     -

     Common shares issued for acquisition
     of Computel and other                              $1,846,569  $     -     $  178,750      $      -       $     -

     Assets acquired in acquisition of Computel         $3,418,753  $     -     $     -         $      -       $     -

     Liabilities assumed in acquisition of Computel     $4,205,404  $     -     $     -         $      -       $     -

     Conversion of convertible debt to common shares    $1,966,531  $  100,000  $     -         $      -       $     -

     Capital lease obligations incurred                 $1,521,875  $4,635,693  $     -         $   110,617    $   21,051

     Common share subscriptions sold                    $1,113,170  $     -     $   42,500      $      -       $     -


     For purposes of determining cash flows, the Company considers all temporary cash investments with an original maturity of three months or less to be cash and cash equivalents.

     New Accounting Pronouncements
     -----------------------------

     In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and disclosure of comprehensive income and its components in a full set of financial statements. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997, and requires reclassification of comparative financial statements for earlier periods. The adoption of SFAS No. 130 has resulted in the presentation of comprehensive income (loss) that differs from net income (loss) as presented in the accompanying financial statements to the extent of foreign currency translation adjustments as shown in the accompanying consolidated statements of comprehensive income (loss). The Company presentation of its comprehensive income component, foreign currency translation adjustments, is presented net of tax, which is $0 for all periods presented, in light of the Company's current net operating loss carryforward position.

     Disclosures about Fair Value of Financial Instruments
     -----------------------------------------------------

     The following methods and assumptions were used to estimate the fair value of each class of financial instrument held by the Company:

     Current assets and liabilities: The carrying value approximates fair value due to the short maturity of these items.

     Long-term debt and convertible debt: Since the Company's debt is not quoted, estimates are based on each obligations' characteristics, including remaining maturity, interest rate, credit rating, collateral, amortization schedule and liquidity (without consideration for the convertibility of the notes). The Company believes that the carrying amount does not differ materially from the fair value.

     4.  PROPERTY AND EQUIPMENT, NET (at cost)

     Following is a summary of the Company's property and equipment at July 31, 1998 and 1999 and October 31, 1999:

                                                                        July 31, 1998       July 31, 1999      October 31, 1999
                                                                        -------------       -------------      ----------------
     Telecommunications equipment                                       $  6,084 ,771       $   6,476,395        $    6,709,820

     Land and buildings                                                       892,507             447,748               460,495

     Furniture and fixtures                                                   882,449             902,873               930,912

     Equipment under capital leases                                         5,585,291           7,758,739             8,025,089

     Leasehold improvements                                                   281,014             474,748               474,748

     Other                                                                    517,192             608,914               715,439
                                                                        -------------       -------------      ----------------
                                                                           14,233,224          16,669,417            17,316,503

     Less: accumulated depreciation and amortization                       (2,418,514)         (4,712,671)           (5,312,203)
                                                                        -------------       -------------      ----------------
     Total - property and equipment, net                                $  11,814,710       $  11,956,746        $   12,004,300
                                                                        =============       =============      ================

     Depreciation expense as reported in the Company's Consolidated Statements of Operations includes depreciation expense related to the Company's capital leases. For the years ended July 31, 1997, 1998 and 1999 and the three months ended October 31, 1998 and 1999, the Company recorded approximately $536,000, $1,453,000, $2,323,0000, $477,662 and $655,017, respectively of depreciation expense related to its fixed assets.


     5.  NOTES PAYABLE AND CONVERTIBLE DEBT

Notes Payable
-------------

                                                                             July 31,                October 31,
Notes payable are comprised of the following:                                --------                -----------

                                                                     1998             1999             1999
                                                                     ----             ----             ----

Note payable to a company, see terms below.                          $   25,320       $  137,071       $   39,725

Note payable to an individual, see terms below.                               -          150,000          150,000

Note payable to a bank, see terms below.                                      -          150,000          190,000

Notes payable to related parties, see terms below.                            -          100,000           72,858

Note payable to an individual, see terms below.                               -          368,768          185,283

Notes payable to various banks, see terms below.                        416,846           56,878           55,641

Notes payable to a company, net of discount, see terms below.           364,803          309,588          314,017
                                                                     ----------       ----------       ----------

                                                                     $1,406,969       $1,272,305       $1,007,524


Less: current portion                                                $  688,005       $  960,523       $  699,313
                                                                     ----------       ----------       ----------

                                                                     $  718,964       $  311,782       $  308,211
Total non-current notes payable                                      ==========       ==========       ==========


     During November 1996, the Company entered into an agreement with a financing company under which the Company is advanced an additional 13.75% of its receivables sold to a billing clearinghouse, as discussed in Note 3. These advances are typically outstanding for periods of less than 90 days, and are repaid, including accrued interest, by the clearinghouse on behalf of the Company as its receivables from long distance call services are collected. The Company was charged 4% per month for these fundings. When the agreement with the financing company expired in November 1998, it was renewed on a month-to-month basis, and the Company ceased using the factoring arrangement altogether in April 1999 as part of its ongoing effort to minimize costs. The approximate $40,000 outstanding at October 31, 1999 represents advances to be repaid by the clearinghouse to the financing company upon its subsequent collection of its receivables from long distance call services.

     During February 1999, the Company entered into a note payable with an individual, for working capital purposes, in the amount of $150,000. Interest accrues at an interest rate of 12% per year, principal and interest due at maturity. The note originally matured in May 1999, but the Company has extended the note with the individual for an additional six months.

     During January 1999, one of the Company's subsidiaries entered into a note payable with a bank in the amount of $180,000 related to its acquisition of a computer software program known as "CuteFTP/TM/". (See Note 10). The note calls for principal payments of $5,000 per month for twelve months and $10,000 per month for twelve months. Interest accrues monthly at an interest rate of the Lender's "Prime Rate" plus 1%. At July 31, 1999, the Lender's "Prime Rate" was 8.00%. In October 1999, the Company's subsidiary entered into an additional note payable with a bank in the amount of $50,000 for working capital purposes. The note calls for principal payments of $1,000 per month for six months and $3,667 per month for twelve months. Interest accrues monthly at an interest rate of the Lender's "Prime Rate" plus 1%. At October 31, 1999, the Lender's "Prime Rate" was 8.25%.

     In February 1999, the Company entered into notes payable with related parties, all of whom were officers or directors of the Company in the amount of $250,000. The notes accrue interest at a rate of 12% per year until paid in full. As of October 31, 1999, approximately $73,000 of the notes remain outstanding.

     In January 1999, one of the Company's subsidiaries entered into an agreement with an individual related to its acquisition of a computer software program known as "CuteFTP/TM/". (See Note 10). The agreement calls for twelve principal and interest payments of $63,000 per month beginning February 28, 1999. The Company has imputed interest using an interest rate of 12% per annum.

     As of July 31, 1998 and July 31, 1999 and October 31, 1999, the Company through its acquisition of Computel had approximately $416,846, $56,878 and $55,641, respectively, of bank notes payable to various banks in Mexico. The notes have interest rates ranging from 8% to 15%, with monthly principal and interest payments of approximately $7,500. The notes mature between October 1999 and December 2015 and are collaterized by the assets of Computel. In the year ended July 31, 1999, the Company through Computel exchanged certain assets collaterized by the notes for a reduction in its indebtedness. The notes remaining mature during the year ended July 2000.

     During October 1997, the Company entered into a note payable with a company in the amount of $1,000,000. The note calls for quarterly payments of principal and interest beginning in January 1998 and continuing until October 2004. Interest accrues on the unpaid principal at the rate of 13% per year. The Company also issued 250,000 warrants to the note holder which carry an exercise price of $3.56 per warrant. These warrants expire in October 2000. The amount of debt discount recorded by the Company related to the issuance of these warrants was $103,333. The fair value of the warrants was calculated on the date of issuance using an option pricing model with the following assumptions:
Dividend yield of 0.0%, expected volatility of 30%, risk-free interest rate of 6.00%, and an expected life of three years. The warrants expire three years from their date of issuance, and are not exercisable for a period of one year after their initial issuance. In January 1998, the noteholder exercised 700,000 warrants at an exercise price of $0.70, unrelated to the warrants noted above, in consideration of a $490,000 reduction of the principal balance outstanding on the note.

Convertible Debt
----------------

     In March and May 1997, the Company issued $2.2 million in convertible notes, interest at 10%. The principal and interest, which accrues quarterly, is due and payable three years from the date of issuance. The convertible notes convert into fully redeemable preferred stock at the Company's option. In addition, for each $50,000 unit of convertible debt, each holder was issued 108,549 warrants to purchase an equal number of shares of common stock at $0.27 per share. The fair value of the warrants was determined to be $0.37 per share and the Company assigned $990,000 to the value of the warrants in stockholders' equity. The fair value of the warrants was calculated on the date of issuance using an option pricing model with the following assumptions: Dividend yield of 0.0%, expected volatility of 62%, risk-free interest rate of 6.35%, and an expected life of three years. The warrants expire three years from their date of issuance, and were not exercisable for a period of one year after their initial issuance. The Company has recorded the $990,000 as debt discount and is amortizing the discount over the term of the debt based on the effective interest method. Principal outstanding as of July 31, 1998 and July 31, 1999 and October 31, 1999, net of debt discount, was $1,603,802, $1,942,614 and $2,032,623, respectively. All of the outstanding principal at July 31, 1999 and October 31, 1999, is reflected in the current portion of convertible long-term debt.


Maturities of notes payable and convertible debt as of July 31, 1999 were as follows:

         Year Ending July 31, 2000                 $2,903,137

                              2001                    107,983

                              2002                     56,949

                              2003                     67,138

                              2004                     78,718

                        Thereafter                        994
                                                   ----------

                             Total                 $3,214,919
                                                   ==========


     6.  LEASES

     Operating Leases
     ----------------

     The Company leases office space, furniture, equipment and network capacity under noncancelable operating leases and certain month-to-month leases. During fiscal 1997, 1998 and 1999, the Company also leased certain equipment under capital leasing arrangements. Rental expense under operating leases for the years ended July 31, 1997, 1998 and 1999 and the three months ended October 31, 1998 and 1999, was $176,700, $942,750, $2,952,710, $728,981 and $633,374,
respectively. Future minimum lease payments under the noncancelable operating leases at July 31, 1999, are as follows:


           2000                            $ 2,929,328
           2001                              3,284,740
           2002                              2,598,753
           2003                                583,524
           2004                                574,542
           Thereafter                        1,864,863
                                           -----------
           Total minimum lease payments    $11,835,750
                                           ===========


     Capital Leases
     --------------

     Future minimum lease payments under the capital leases together with the present value of the net minimum lease payments at July 31, 1999 are as follows:

         2000                                                  $ 2,295,036
         2001                                                    2,246,127
         2002                                                    2,022,825
         2003                                                    1,758,391
         2004                                                      562,335
         Thereafter                                                277,435
                                                               -----------
         Total minimum lease payments                            9,162,149
         Less: Amount representing taxes                           (45,302)
                                                               -----------
         Net minimum lease payments                              9,116,847
         Less: Amount representing interest                     (2,164,572)
                                                               -----------
         Present value of minimum lease payments               $ 6,952,275
                                                               ===========

     In April 1997, the Company, through ATSI-Mexico secured a capital lease facility with IBM de Mexico to purchase intelligent pay telephones for installation in Mexico. The capital lease facility of approximately $1.725 million has allowed the Company to install U.S. standard intelligent pay telephones in various Mexican markets. In April 1998, the Company through ATSI-Mexico secured an additional capital lease facility with IBM de Mexico for approximately $2.9 million to increase network capacity and to fund the purchase and installation of public telephones in Mexico. In May 1999, the Company restructured its capital lease obligation with IBM de Mexico by extending the payment of its total obligation. The restructured lease facility calls for monthly payments of principal and interest of approximately $108,000 beginning in July 1999 and extending through June 2003. Interest accrues on the facility at an interest rate of approximately 13% per year. The obligation outstanding under said facility at July 31, 1998, July 31, 1999 and October 31, 1999 was approximately $4,272,000, $3,826,000 and $3,704,000, respectively.

     In December 1998, the Company ordered a DMS 250/300 International gateway switch from Northern Telecom, Inc. at a cost of approximately $1.8 million. As of July 31, 1999, the Company entered into a capital lease transaction with NTFC Capital Corporation, ("NTFC") to finance the switch and an additional approximate $200,000 of equipment over a five and a half-year period with payments delayed for six months. Quarterly payments approximate $139,000 and the capital lease has an interest rate of approximately 11%. The lease facility requires that the Company meet certain financial covenants on a quarterly basis beginning October 31, 1999, including minimum revenue levels, gross margin levels, EBITDA results and debt to equity ratios. As of October 31, 1999, the Company did not meet certain of its financial covenants related to EBITDA results. While the Company has requested a waiver from NTFC for not meeting all of its financial covenants, there is no guarantee it will receive it. Should the company be unable to cure its default related to non-compliance within the time period called for in the debt facility, one of the options available to NTFC Capital Corporation would be to call the debt. Accordingly, the Company has classified the total amount outstanding under said lease as current in its October 31, 1999 balance sheet.

     The Company secured a capital lease for approximately $500,000 in December 1998 for the purchase of ATM equipment from Network Equipment Technologies ("N.E.T"). The capital lease is for thirty-six months with monthly payments of approximately $16,000 a month. The Company's capital leases have interest rates ranging from 11% to 14%.


     7.  DEFERRED REVENUE

     The Company records deferred revenue related to the private network services it provides. Customers may be required to advance cash to the Company prior to service commencement to partially cover the cost of equipment and related installation costs. Any cash received prior to the actual commencement of services is recorded as deferred revenue until services are provided by the Company, at which time the Company recognizes service commencement revenue.


     8.  SHARE CAPITAL

     As discussed in Note 1, in May 1998, the Company completed its Plan of Arrangement whereby the shareholders of ATSI-Canada exchanged their shares on a one-for-one basis for shares of ATSI-Delaware stock. The exchange of shares resulted in the recording on the Company's books of $0.001 par value stock and additional paid-in capital.

     During the year ended July 31, 1997, the Company issued 13,012,448 common shares. Of this total, 5,760,355 shares were issued for approximately $4,737,000 of net cash proceeds, 924,761 shares were issued for services rendered to the Company, 3,611,786 shares were issued for the conversion of convertible debt to common shares, and 2,715,546 shares were issued related to the Company's acquisition of Computel. (See Note 10).

     During the year ended July 31, 1998, the Company issued 8,816,461 common shares. Of this total, 7,765,174 shares were issued for approximately $3.2 million of net cash proceeds and reductions in indebtedness of approximately $1.1 million through the exercise of 7,765,174 warrants and options, 245,016 shares were issued for services rendered to the Company, 200,000 were issued resulting from the conversion of a $100,000 convertible note and 606,271 shares were issued for approximately $333,000 in net cash proceeds.

     During the year ended July 31, 1999, the Company issued 3,081,721 common shares. Of this total, 2,203,160 shares were issued for approximately $1.3 million of net cash through the exercise of 2,203,160 warrants and options, 36,643 shares were issued for consulting services rendered to the Company, 59,101 shares were issued to a shareholder in exchange for a guarantee of up to $500,000 of Company debt, 503,387 shares and an equal number of warrants to purchase the Company's common stock for $0.70 per share were issued in exchange for approximately $300,000 in net cash proceeds and 279,430 shares were issued related to the Company's acquisition of certain customer contracts in previous years. The shares issued for services rendered, the guarantee of Company debt, and the shares issued for the $300,000 in cash proceeds (including the shares underlying the warrants issued) have not been registered by the Company, nor does the Company have any obligation to register such shares.

     During the three months ended October 31, 1999, the Company issued 129,274 common shares related to the conversion of $75,000 of the Company's Series B Preferred Stock.

     At July 31, 1999 and October 31, 1999, stock subscription receivables of $42,500 and $0, respectively, were outstanding related to sales of common stock. Such amounts were collected by the Company subsequent to said date. No dividends were paid on the Company's stock during the years ended July 31, 1997, 1998 and 1999 or the three months ended October 31, 1999.

     The shareholders of ATSI-Canada approved the creation of a class of preferred stock at the Company's annual shareholders meeting on May 21, 1997. Effective June 25, 1997, the class of preferred stock was authorized under the Ontario Business Corporations Act. According to the Company's amended Articles of Incorporation, the Company's Board of Directors may issue, in series, an unlimited number of preferred shares, without par value. No preferred shares have been issued as of July 31, 1999.

     Pursuant to ATSI-Delaware's Certificate of Incorporation, the Company's Board of Directors may issue, in series, an unlimited number of preferred shares, with a par value of $0.001. In March and April 1999, the Company issued a total of 24,146 shares of Series A Preferred Stock for cash proceeds of approximately $2.4 million and in July 1999 the Company issued 2,000 shares of Series B Preferred Stock for cash proceeds of approximately $2.0 million. The Series A Preferred Stock accrues cumulative dividends at the rate of 10% per annum payable quarterly, while the Series B Preferred Stock accrues cumulative dividends at the rate of 6% per annum.

     In September 1999, the Company issued 500 shares of Series C Preferred Stock for cash proceeds of approximately $500,000. The Series C Preferred Stock accrues cumulative dividends at the rate of 6% per annum.

     The Series A Preferred Stock and any accumulated, unpaid dividends may be converted into Common Stock for up to one year at the average closing price of the Common Stock for twenty (20) trading days preceding the Date of Closing (the "Initial Conversion Price"). On each Anniversary Date up to and including the fifth Anniversary Date, the Conversion price on any unconverted Preferred Stock, will be reset to be equal to 75% of the average closing price of the stock for the then twenty (20) preceding days provided that the Conversion price can not be reset any lower than 75% of the Initial Conversion Price. The Series B Preferred Stock and any accumulated, unpaid dividends may be converted into Common Stock for up to two years at the lesser of a) the market price on the day prior to closing or b) 78% of the five lowest closing bid prices on the ten days preceding conversion. As these conversion features are considered a "beneficial conversion feature" to the holder, the Company allocated approximately $1.6 million and $1.1 million, respectively of the approximate $2.4 million and $2.0 million, respectively, in proceeds to additional paid-in capital as a discount to be amortized over a twelve month and three month period, respectively. The Series A Preferred Stock is callable and redeemable by the Company at 100% of its face value, plus any accumulated, unpaid dividends at the Company's option any time after the Common Stock of the Company has traded at 200% or more of the conversion price in effect for at least twenty (20) consecutive trading days, so long as the Company does not call the Preferred Stock prior to the first anniversary date of the Date of Closing. The Series B Preferred Stock is callable and redeemable by the Company at 127% of its face value, plus any accumulated, unpaid dividends at the Company's option any time prior to the second anniversary date of the Date of Closing.

     The Series C Preferred Stock and any accumulated, unpaid dividends may be converted into Common Stock for up to two years at the lesser of a) the market price on the day prior to closing or b) 78% of the five lowest closing bid prices on the ten days preceding conversion. Consistent with the accounting for the Company's Series A and Series B Preferred Stock, this is considered a "beneficial conversion feature" to the holder. The Company will allocate approximately $130,000 of the proceeds to additional paid-in capital as a discount to be amortized over a three-month period.

     The terms of the Company's Series A, Series B and Series C Preferred Stock restrict the Company from declaring and paying on its common stock until such time as all outstanding dividends have been fulfilled related to the Preferred Stock.


     9.  STOCK PURCHASE WARRANTS AND STOCK OPTIONS

     During the year ended July 31, 1999, certain shareholders and holders of convertible debt of the Company were issued warrants to purchase shares of common stock at exercise prices ranging from $0.70 to $1.06 per share. Following is a summary of warrant activity from August 1, 1996 through July 31, 1999:

                                                             Year Ending July 31,
                                              --------------------------------------------------
                                                  1997              1998                1999
                                              --------------------------------------------------
Warrants outstanding, beginning                8,097,463         14,489,942            7,562,168
Warrants issued                                9,931,854            667,400              933,387
Warrants expired                                (777,200)                 -           (2,386,470)
Warrants exercised                            (2,762,175)        (7,595,174)          (1,905,160)
                                              ----------         ----------           ----------
Warrants outstanding, ending                  14,489,942          7,562,168            4,203,925
                                              ==========         ==========           ==========

Warrants outstanding at July 31, 1999 expire as follows:


Number of Warrants          Exercise Price          Expiration Date
------------------          --------------          ---------------
80,000                      $1.06                   November 6, 1999

30,000                      $0.50                   December 31, 1999

367,400                     $0.85                   January 1, 2000

550,824                     $0.85                   February 7, 2000



1,030,060                   $0.27                   February 17, 2000

1,000,000                   $0.70                   February 28, 2000

192,254                     $0.75                   April 7, 2000

503,387                     $0.70                   April 13, 2000

50,000                      $2.00                   June 20, 2000

250,000                     $3.56                   October 14, 2000

50,000                      $3.09                   March 9, 2002

100,000                     $1.25                   July 2, 2004


     The Company had two fixed stock plans during 1997. The Company had a stock option plan that was in existence since May 1994 (the Canadian Plan). No options were ever issued as part of the Canadian Plan, even though the Company had the ability to issue options to acquire approximately 2,800,000 shares of the Company's common stock. In February 1997, the Company's Board of Directors adopted the 1997 Stock Option Plan, which replaced the Canadian Plan. Under the 1997 Stock Option Plan, options to purchase up to 5,000,000 shares of common stock may be granted to employees, directors, consultants and advisers. The 1997 Stock Option Plan is intended to permit the Company to retain and attract qualified individuals who will contribute to the Company's overall success. The exercise price of all of the options is equal to the market price of the shares of common stock as of the date of grant. The options vest pursuant to the individual stock option agreements, usually 33 percent per year beginning one year from the grant date with unexercised options expiring ten years after the date of the grant. On February 10, 1997, the Board of Directors granted a total of 4,488,000 options to purchase Common Shares to directors and employees of the Company. Certain grants were considered vested based on past service as of February 10, 1997. The 1997 Stock Option Plan was approved by a vote of the stockholders at the Company's Annual Meeting of Shareholders on May 21, 1997.

     In September 1998, the Company's Board of Directors adopted the 1998 Stock Option Plan. Under the 1998 Stock Option Plan, options to purchase up to 2,000,000 shares of common stock may be granted to employees, directors and
certain other persons.   The 1997 and 1998 Stock Option Plans are intended to
permit the Company to retain and attract qualified individuals who will contribute to the Company's overall success. The exercise price of all of the options is equal to the market price of the shares of common stock as of the date of grant. The options vest pursuant to the individual stock option agreements, usually 33 percent per year beginning one year from the grant date with unexercised options expiring ten years after the date of the grant. On September 9, 1998, the Board of Directors granted a total of 1,541,000 options to purchase common stock to directors and employees of the Company. On December 16, 1998, the Board approved the granting of an additional 302,300 in options to employees of the Company. The 1998 Stock Option Plan was approved by a vote of the stockholders at the Company's Annual Meeting of Shareholders on December 17, 1998.

     A summary of the status of the Company's 1997 and 1998 Stock Option Plans for the years ended July 31, 1997, 1998 and 1999 and changes during the periods are presented below:

                                                                    Years Ended July 31,
                                                ---------------------------------------------------------------
1997 Stock Option Plan                                     1997                               1998
                                                ---------------------------------------------------------------
                                                             Weighted Average                   Weighed Average
                                                  Shares      Exercise Price       Shares        Exercise Price
Outstanding, beginning of year                      -               -            4,483,000           $0.58
Granted                                         4,488,000          $0.58           429,000           $2.33
Exercised                                               -           -             (245,000)          $0.58
Forfeited                                          (5,000)         $0.58           (11,667)          $1.28
Outstanding, end of year                        4,483,000          $0.58         4,655,333           $0.74
                                                =========          =====         =========           =====
Options exercisable at end of year              1,786,332          $0.58         2,571,332           $0.58
                                                =========          =====         =========           =====
Weighted average fair value of options
 granted during the year                                           $0.45                             $1.50
                                                                   =====                             =====

                                                    Year Ended July 31,
                                               ------------------------------
1997 Stock Option Plan                                     1999
                                               ------------------------------
                                                             Weighted Average
                                                  Shares      Exercise Price
Outstanding, beginning of year                  4,655,333          $0.74
Granted                                              -               -
Exercised                                        (298,000)         $0.58
Forfeited                                        (134,666)         $0.71
Outstanding, end of year                        4,222,667          $0.75
                                                =========          =====
Options exercisable at end of year              3,271,333          $0.60
                                                =========          =====
Weighted average fair value of options
 granted during the year                                           $0.00
                                                                   =====

                                                    Year Ended July 31,
                                               ------------------------------
                                                           1999
                                               ------------------------------
1998 Stock Option Plan
                                                             Weighted Average
                                                  Shares      Exercise Price
Outstanding, beginning of year                      -               -
Granted                                         1,843,300         $0.60
Exercised                                           -               -
Forfeited                                         (57,500)        $0.78
Outstanding, end of year                        1,785,800         $0.60
                                                =========         =====
Options exercisable at end of year                  -               -
Weighted average fair value of options
 granted during the year                                          $0.64
                                                                  =====

     The weighted average remaining contractual life of the stock options outstanding at July 31, 1999 is approximately 7.5 years for options granted under the 1997 Stock Option Plan and approximately 9 years for options granted under the 1998 Stock Option Plan.

     In October 1995, SFAS No. 123, "Accounting for Stock-Based Compensation" was issued. SFAS 123 defines a fair value based method of accounting for employee stock options or similar equity instruments and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. Under the fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period of the award, which is usually the vesting period. However, SFAS 123 also allows entities to continue to measure compensation costs for employee stock compensation plans using the intrinsic value method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). The Company has adopted SFAS 123 effective August 1, 1996, and has elected to remain with the accounting prescribed by APB 25. The Company has made the required disclosures prescribed by SFAS 123.

     In accordance with APB 25, the Company recorded approximately $1.4 million in deferred compensation related to approximately 1.5 million of the options granted based on the increase in the Company's stock price from February 10, 1997 when the options were granted, to May 21, 1997, when the underlying 1997 Stock Option Plan was approved by the Company's shareholders. Additionally, the Company recorded approximately $340,000 in deferred compensation related to approximately 1.5 million of the options granted based on the increase in the Company's stock price from September 9, 1998 to December 17, 1998, when the underlying 1998 Stock Option Plan was approved by the Company's shareholders.

     As of July 31, 1998, July 31, 1999 and October 31, 1999, the Company had $666,899, $465,487 and $308,874, respectively, of deferred compensation related to options granted.

     Because the Company has elected to remain with the accounting prescribed by APB 25, no compensation cost has been recognized for its fixed stock option plan based on SFAS 123. Had compensation cost for the Company's stock-based compensation plans been determined on the fair value of the grant dates for awards under the fixed stock option plans consistent with the method of SFAS 123, the Company's net loss (in thousands) and loss per share would have been increased to the pro forma amounts indicated below:

                                                  Year Ended        Year Ended          Year Ended
                                                July 31, 1997     July 31, 1998        July 31, 1999
                                                ------------      -------------        -------------
         Net Loss to common stockholders
         -------------------------------

            As reported                            $(4,695)           $(5,094)            $(7,591)

            Pro forma                              $(5,235)           $(5,936)            $(7,312)

         Basic and Diluted Loss per share
         --------------------------------

            As reported                            $ (0.18)           $ (0.12)            $ (0.16)

            Pro forma                              $ (0.20)           $ (0.14)            $ (0.15)


     The fair value of the option grant is estimated based on the date of grant using an option pricing model with the following assumptions used for the grants in 1997, 1998 and 1999: Dividend yield of 0.0%, expected volatility of 60%, 46% and 62%, respectively, risk-free interest rate of 6.41%, 5.10% and 6.50%, respectively, and an expected life of ten years.


     10.  ACQUISITIONS

     As discussed in Note 1, the Company acquired 55% of Computel in May 1997 and acquired the remaining shares in August 1997. The total purchase price for the acquisition of Computel was approximately $3.6 million, of which $1.1 million was paid in cash, $700,000 in a note receivable forgiven by the Company and approximately $1.8 million in common stock, representing 2,715,546 shares. The Company recorded the assets and liabilities of Computel as of May 1, 1997. As Computel had net liabilities at May 1, 1997, the Company recorded goodwill of $2,279,231 related to the acquisition. The remaining 45% ownership interest is reflected as minority interest at July 31, 1997. Per the terms of the agreement, the remaining shares of Computel were acquired in August 1997 for the previously mentioned cash payment of approximately $1.1 million and forgiveness of the aforementioned note receivable. The Company recorded additional goodwill of approximately $2,857,000.

     The following unaudited pro forma results of operations for the year ended July 31, 1997, assumes the acquisition of Computel occurred as of the beginning of the period. Such pro forma information is not necessarily indicative of the results of future operations.

                                                  Year Ended July 31,
                                                  -------------------
                                                        1997
                                                        ----
                                                     (Unaudited)
         Operating revenues                         $ 20,312,000
         Net loss                                    ($5,408,000)
         Basic and Diluted net loss per share          ($0.19)

     These unaudited pro forma results have been prepared for comparative purposes only and include certain adjustments such as additional amortization of goodwill as a result of the acquisition, and the elimination of intercompany transactions. The unaudited pro forma information is not necessarily indicative of the results that would have occurred had such transactions actually taken place at the beginning of the period specified nor does such information purport to project the results of operations for any future date or period.

     Pro forma results of operations for the year ended July 31, 1998 have been omitted, as pro forma results would not materially differ from actual results of operations for the period.

     In January 1999, the Company acquired the rights to the source code of a computer software program known as "CuteFTP". Prior to January 1999, the Company had been the distributor of this software under an exclusive distribution agreement executed in June 1996 with the software's author. The Company acquired the rights to CuteFTP in exchange for cash payments totaling approximately $190,000 in January and February 1999 and an additional $756,000 to be paid in twelve monthly installments.


     11.  SEGMENT REPORTING

     In June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," which establishes standards for reporting information about operating segments in annual and interim financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS No. 131 supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise." Generally, financial information is required to be reported on the basis that it is used internally for evaluating segment performance and deciding how to allocate resources to segments. SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997. SFAS No. 131 need not be applied to interim financial statements in the initial year of its application, but comparative information for interim periods in the initial year of application is to be reported in financial statements for interim periods in the second year of application. The Company has three reportable operating segments: (1) U.S. Telco; (2) Mexico Telco; and (3) Internet e-commerce. The Company has included the operations of ATSI-Canada, ATSI-Delaware and all businesses falling below the reporting threshold in the "Other" segment. The "Other" segment also includes intercompany eliminations.

                                         As of and for the years ending           As of and for the three months ending
                                 July 31, 1997   July 31, 1998   July 31, 1999    October 31, 1998     October 31, 1999
U.S. Telco
-----------------------------------------------------------------------------------------------------------------------
External revenues                 $ 13,714,251    $ 26,695,690    $ 25,516,665         $  8,284,135        $  7,020,757
Intercompany revenues             $    330,362    $  1,300,000    $    800,012                    -        $    279,188
                                  ------------    ------------    ------------                             ------------
     Total revenues               $ 14,044,613    $ 27,995,690    $ 26,316,677         $  8,284,135        $  7,299,945
                                  ============    ============    ============         ============        ============

Earnings before interest,
 taxes, depreciation and
 amortization (EBITDA)             ($3,131,841)       ($16,807)    ($1,485,045)        $    857,765           ($279,311)



Operating loss                     ($3,603,447)    ($1,294,037)    ($3,342,035)        $    425,613           ($820,284)

Net loss                           ($3,806,889)    ($1,819,986)    ($3,866,051)        $    970,063         ($1,138,539)

Total assets                      $  6,450,033    $ 10,049,021    $  9,606,263         $ 10,209,509        $  9,568,399

Mexico Telco
-----------------------------------------------------------------------------------------------------------------------
External revenues                 $  1,949,755    $  6,298,620    $  6,359,238         $  1,396,678        $  1,661,037
Intercompany revenues             $  1,359,891    $  5,136,541    $  5,052,890         $    898,916        $    985,000
                                  ------------    ------------    ------------         ------------        ------------
     Total revenues               $  3,309,646    $ 11,435,161    $ 11,412,128         $  2,295,594        $  2,646,037
                                  ============    ============    ============         ============        ============

EBITDA                               ($183,002)    ($1,434,261)    ($1,071,502)           ($577,851)          ($478,808)

Operating loss                       ($273,740)    ($1,927,928)    ($2,253,037)           ($769,627)          ($768,878)

Net loss                             ($364,402)    ($2,564,103)    ($2,691,450)           ($893,687)        ($1,009,550)

Total assets                      $  9,097,780    $ 17,228,025    $ 13,236,868         $ 16,314,093        $ 12,968,251



Internet  e-commerce
-----------------------------------------------------------------------------------------------------------------------
External revenues                 $    564,381    $  1,525,517    $  2,642,376         $    555,466        $    772,590
Intercompany revenues                        -          25,000               -                    -                   -
                                  ------------    ------------    ------------         ------------        ------------
     Total revenues               $    564,381    $  1,550,517    $  2,642,376         $    555,466        $    772,590
                                  ============    ============    ============         ============        ============

EBITDA                            $     39,197    $    215,051    $  1,052,015         $    124,192        $    273,028

Operating income                  $     36,483    $    188,658    $    873,832         $    105,016        $    194,200

Net income                        $     38,282    $    197,698    $    854,068         $    110,938        $    195,256

Total assets                      $    266,955    $    537,289    $  1,222,238         $    442,972        $  1,372,837

Other
-----------------------------------------------------------------------------------------------------------------------
External revenues                            -               -               -                    -                   -
Intercompany revenues              ($1,690,253)    ($6,461,541)    ($5,852,902)           ($898,916)        ($1,264,188)
                                  ------------    ------------    ------------         ------------        ------------
     Total revenues                ($1,690,253)    ($6,461,541)    ($5,852,902)           ($898,916)        ($1,264,188)
                                  ============    ============    ============         ============        ============

EBITDA                               ($335,325)      ($408,783)      ($287,110)             ($2,510)           ($71,077)

Operating loss                       ($361,013)      ($433,683)      ($318,274)             ($8,725)           ($78,733)

Net loss                             ($562,119)      ($907,570)    ($1,887,651)           ($829,197)        ($1,254,122)

Total assets                      $      5,940     ($3,563,743)   $     88,924          ($4,365,007)       $    307,706

Total
-----------------------------------------------------------------------------------------------------------------------
External revenues                 $ 16,228,387    $ 34,519,827    $ 34,518,279         $ 10,236,279        $  9,454,384
Intercompany revenues                        -               -               -                    -                   -
                                  ------------    ------------    ------------         ------------        ------------
     Total revenues               $ 16,228,387    $ 34,519,827    $ 34,518,279         $ 10,236,279        $  9,454,384
                                  ============    ============    ============         ============        ============

EBITDA                             ($3,610,971)    ($1,644,800)    ($1,791,642)        $    401,616           ($556,168)

Depreciation, Depletion and
 Amortization                        ($590,746)    ($1,822,190)    ($3,247,872)           ($649,339)          ($907,527)


Operating loss                     ($4,201,717)    ($3,466,990)    ($5,039,514)           ($247,723)        ($1,473,695)

Net loss                           ($4,695,128)    ($5,093,961)    ($7,591,084)           ($642,383)        ($3,206,955)

Total assets                      $ 15,820,708    $ 24,250,592    $ 24,154,293         $ 22,601,567        $ 24,217,193


     12.  INCOME TAXES

     As of July 31,1999, the Company had net operating loss carryforwards of approximately $9,335,000 for U.S. federal income tax purposes which are available to reduce future taxable income of which $534,000 will expire in 2009, $2,385,000 will expire in 2010, $2,083,000 will expire in 2011, $2,894,000 will expire in 2012 and $1,439,000 will expire in 2019. The availability of the net operating loss (NOL) carryforwards to reduce U.S. federal taxable income is subject to various limitations in the event of an ownership change as defined in
Section 382 of the Internal Revenue Code of 1986 (the "Code"). The Company experienced a change in ownership in excess of 50 percent, as defined in the Code, during the year ended July 31, 1998. This change in ownership limits the annual utilization of NOL under the Code to $1,284,000 per year, but does not impact its ability to utilize its NOL's because the annual limitation under the Code would allow full utilization within the statutory carryforward period.

     The tax effects of significant temporary differences representing deferred income tax assets and liabilities are as follows as of July 31, 1998 and 1999:

                                                July 31, 1998      July 31,1999
         Net operating loss carryforward        $ 2,919,000        $ 3,174,000

         Other tax differences, net                 628,000            839,000

         Valuation allowance                     (3,547,000)        (4,013,000)
                                                -----------        -----------
         Total deferred income tax assets       $      -           $      -
                                                ===========        ===========

     A valuation reserve of $3,547,000 and $4,013,000, as of July 31, 1998 and 1999, respectively, representing the total of net deferred tax assets has been recognized by the Company as it cannot determine that it is more likely than not that all of the deferred tax assets will be realized.

     Additionally, the Company's effective tax rate differs from the statutory rate as the tax benefits have not been recorded on the losses incurred for the years ended July 31, 1997, 1998 and 1999.


     13.  COMMITMENTS AND CONTINGENCIES

     During the years ended July 31, 1998 and 1999, nine officers of the Company entered into employment agreements with ATSI-Texas or ATSI-Delaware, generally for periods of up to three years (with automatic one-year extensions) unless terminated earlier in accordance with the terms of the respective agreements. The annual base salary under such agreements for each of these nine officers range from $75,000 to $100,000 per annum, and is subject to increase within the discretion of the Board. In addition, each of these officers is eligible to receive a bonus in such amount as may be determined by the Board of Directors from time to time. Bonuses may not exceed 50% of the executive's base salary in
any fiscal year.   No bonuses were paid during fiscal 1999.

     Effective August 1998, two of the aforementioned officers entered into employment agreements with ATSI-Delaware, which superceded their previous agreements, each for a period of three years (with automatic one-year extensions) unless terminated earlier in accordance with the terms of the respective agreements. The annual base salary under such agreements for each of these two officers may not be less than $127,000 and $130,000, respectively, per annum, and is subject to increase within the discretion of the Board. In addition, each of these officers is eligible to receive a bonus in such amount as may be determined by the Board of Directors from time to time. Bonuses may not exceed 50% of the executive's base salary in any fiscal year. No such bonuses were awarded for fiscal 1999.

     Subsequent to July 31, 1999, three officers whose employment agreements were to expire January 1, 2000 were informed that their agreements would not be renewed under the current terms and conditions. Two of the three officers have since entered into new employment agreements with ATSI-Delaware, each for a period of one year unless earlier terminated in accordance with the terms of the respective agreements. The annual base salaries under such agreements may not be less than approximately $101,000 and $105,000, respectively, per annum, and is subject to increase within the discretion of the Board. In addition, each of these officers is eligible to receive a bonus in such amount as may be determined by the Board of Directors from time to time. Bonuses may not exceed 50% of the executive's base salary in any fiscal year.


     14.  RISKS AND UNCERTAINTIES AND CONCENTRATIONS

     The Company's business is dependent upon key pieces of equipment, switching and transmission facilities, fiber capacity and the Solaridad satellites.
Should the Company experience service interruptions from its underlying carriers, equipment failures or should there be damage or destruction to the Solaridad satellites or leased fiber lines there would likely be a temporary interruption of the Company's services which could adversely or materially affect the Company's operations. The Company believes that suitable arrangements could be obtained with other satellite or fiber optic network operators to provide transmission capacity. Additionally, the Company's network control center is protected by an uninterruptible power supply system which, upon commercial power failure, utilizes battery back-up until an on-site generator is automatically triggered to supply power.

     During the year ended July 31, 1999, the Company's wholesale transport business had two customers, whose aggregated revenues approximated 10% of the Company's total revenues for the year. No other customer generated revenues individually greater than 5% during the year.


     15.  RELATED PARTY TRANSACTIONS

     In January 1997, ATSI-Canada entered into an agreement with an international consulting firm, of which ATSI-Delaware director Carlos K. Kauachi is president, for international business development support. Under the terms of the agreement, the Company paid the consulting firm $8,000 per month for a period of twelve months. In January 1998, the agreement was renewed at $10,000 per month for a period of twelve months. In March 1999, the agreement was renewed at $6,000 per month for a period of twelve months.

     In April 1998, the Company engaged two companies for billing and administrative services related to network management services it provides. The companies, which are owned by Tomas Revesz, an ATSI-Delaware director, were paid approximately $140,000 for their services during fiscal 1998. Subsequent to year-end, the Company entered into an agreement with the two companies capping their combined monthly fees at $18,500 per month. For fiscal 1999, the companies were paid approximately $180,000 for their services. For the three months ended October 31, 1999, the Company incurred costs of approximately $47,000 related to these services. Additionally, the Company has a payable to Mr. Revesz of $90,000 as of July 31, 1999 and October 31, 1999.

     In February 1999, the Company entered into notes payable with related parties, all of whom were officers or directors of the Company in the amount of $250,000. The notes accrue interest at a rate of 12% per year until paid in full. As of July 31, 1999 and October 31, 1999 approximately $100,000 and $73,000, respectively of the notes remain outstanding.

     The Company has entered into a month-to-month agreement with Technology Impact Partners, a consulting firm of which Company director Richard C. Benkendorf, is principal and owner. Under the agreement, Technology Impact Partners provides the Company with various services that include strategic planning, business development and financial advisory services. Under the terms of the agreement, the Company pays the consulting firm $3,750 per month plus expenses. At July 31, 1999 and October 31, 1999, the Company has a payable to Technology Impact Partners of approximately $74,000 and $67,000, respectively.


     16.  LEGAL PROCEEDINGS

     On January 29, 1999, one of the Company's customers, Twister Communications, Inc. filed a Demand for Arbitration seeking damages for breach of contract. The customer claims that the Company wrongfully terminated an International Carrier Services Agreement executed by the parties in June 1998 under which the Company provided wholesale carrier services from June 1998 to January 1999. The customer's claims for damages represent amounts that it claims it had to pay in order to replace the service provided by the Company. The Company disputes that it terminated the contract wrongfully and asserts that the customer breached the agreement by failing to pay for services rendered and by intentionally making false representation regarding its traffic patterns and on March 3, 1999 filed a Demand for Arbitration seeking damages for breach of contract in an amount equal to the amounts due to the Company for services rendered plus interest, plus additional damages for fraud. An arbitration panel was selected and the parties are now completing written discovery.

     While the Company believes that it has a justifiable basis for its arbitration demand and that it will be able to resolve the dispute without a material adverse effect on the Company's financial condition; until the arbitration proceedings take place, the Company can not reasonably estimate the possible loss, if any, and there can be no assurance that the resolution of this dispute would not have an adverse effect on the Company's results of operations.

     On June 16, 1999, the Company initiated a lawsuit against one of its vendors claiming misrepresentation and breach of contract. Under an agreement the Company signed in late 1998, the vendor was to provide quality fiber optic capacity in January 1999. The delivery of the route in early 1999 was a significant component of the Company's operational and sales goal for the year and the failure of its vendor to provide the capacity led to the Company negotiating an alternative agreement with Bestel, S.A. de C.V. at a higher cost, in addition to the lost revenues and incremental costs incurred. While the total economic impact is still being assessed, the Company believes lost revenues and incremental costs total well in excess of $15 million. While the Company's contract contains certain limitations regarding the type and amounts of damages that can be pursued, the Company has authorized its attorneys to pursue all relief to which it is entitled under law. As such, the Company can not reasonably estimate the ultimate outcome of this lawsuit nor the additional costs that may be incurred in the pursuit of its case.

     The Company is also a party to additional claims and legal proceedings arising in the ordinary course of business. The Company believes it is unlikely that the final outcome of any of the claims or proceedings to which the Company is a party would have a material adverse effect on the Company's financial statements; however, due to the inherent uncertainty of litigation, the range of possible loss, if any, cannot be estimated with a reasonable degree of precision and there can be no assurance that the resolution of any particular claim or proceeding would not have an adverse effect on the Company's results of operations in the period in which it occurred.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following are the expenses (estimated except for the SEC registration fee) for the issuance and distribution of the securities being registered, all of which will be paid by ATSI:

SEC Registration     $  373.45
Legal                 1,000.00
Printing              3,000.00
Miscellaneous           500.00
     Total:          $4,873.45

ATSI will not pay commissions and discounts of underwriters, dealers or agents, if any, or any transfer taxes.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     As permitted by Section 145 of the Delaware General Corporation Law, ATSI's Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach or alleged breach of their duty of care. In addition, the DGCL and ATSI's Bylaws provide for indemnification of ATSI's directors and officers for certain liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of ATSI, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful.

     ATSI has purchased insurance with respect to, among other things, the liabilities that may arise under the provisions referred to above. The directors and officers of ATSI are also insured against liabilities, including liabilities arising under the Securities act of 1933, as amended, which might be incurred by them in their capacities as directors and officers of ATSI and against which they are not indemnified by ATSI.

     In connection with this offering, The Shaar Fund (or its assignees under a Registration Rights Agreement signed by ATSI and The Shaar Fund) has agreed to indemnify ATSI, and its officers, directors and controlling persons, against any losses, claims, damages or liabilities to which they may become subject that arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in this prospectus or the Registration Statement or any omission or alleged omission to state in this prospectus or the Registration Statement a material fact required to be stated or necessary to make the statements in this prospectus or the Registration Statement not misleading, to the extent that such statement or omission was made in reliance on the written information furnished to ATSI by The Shaar Fund.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     In addition to the securities being registered in this Registration Statement on Form S-1, each of the following issuances of securities was made in reliance upon the exemption from registration under the Securities Act of 1933, as amended ( the "Securities Act"), set forth in section 4(2) and/or 3(b) of the Act. Such issuances were, in each case made to a limited number of purchasers, who based upon representations made by the purchasers or facts known to the Company, were either accredited (in substantially all cases) or sophisticated, were in most cases existing stockholders, were familiar with or had access to all material information concerning the operations and financial condition of the Company, and acquired the securities for investment only and not with a view to subsequent distribution. No general distribution was made in connection with any such issuances.

     In October 1998 and October 1999, the Company issued 59,101 and 31,566 shares, respectively, to an individual as consideration for his continuing guaranty of approximately $500,000 of capital leases obtained by the Company. The Company will continue to pay an additional $25,000 in stock annually so long as the guaranty remains outstanding.

     In December 1998, the Company issued 279,430 shares of Common Stock in conjunction with its acquisition of one of its independent marketing representatives in November 1997.

     In January 1999, the Company issued 16,643 shares of Common Stock, in lieu of $15,000 owed to one of its consultants, for services rendered for the last quarter of 1998.

     In January 1999, the Company issued 20,000 shares of Common Stock to a broker/dealer as a commission for previously completed private placements.

     In March 1999, April 1999 and December 1999, the Company sold 11,330 shares, 12,816 shares and 14,255 shares, respectively of Series A Preferred Stock for $1,133,000, $1,281,560 and $1,425,500, respectively. The Series A Preferred Stock and any accumulated, unpaid dividends may be converted into Common Stock for up to five years at calculated conversion prices.

     In April 1999, the Company sold 503,387 shares of Common Stock for approximately $302,000. In connection with the sale the Company issued 41,667 shares of Common Stock to a broker/dealer as a commission.

ITEM 16.  EXHIBITS.

 5.1     Opinion regarding legality*
10.39 Securities Purchase Agreement between The Shaar Fund Ltd. and ATSI dated September 24, 1999 *
10.40 Certificate of Designation, Preferences and Rights of 6% Series C Cumulative Convertible Preferred Stock of American TeleSource International, Inc.*
10.41 Common Stock Purchase Warrant issued to The Shaar Fund Ltd. by American TeleSource International dated September 24, 1999*
10.42 Registration Rights Agreement between The Shaar Fund Ltd. and ATSI dated September 24, 1999*
23       Consent of Arthur Andersen LLP**
24       Power of Attorney (included on signature page to the Registration
         Statement)

* Contained in exhibits to Registration Statement on Form S-3 filed October 26, 1999

**  Filed herewith

ITEM 17.  UNDERTAKINGS

The undersigned registrant hereby undertakes:

A. Undertakings Regarding Amendments to this Prospectus and the Registration Statement

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

       Provided, however, that the undertakings set forth in paragraphs
(1)(A)(i) and (ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by ATSI pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.   Undertaking Regarding Filings Incorporating Subsequent Exchange Act
Documents by Reference.   ATSI hereby undertakes that, for purposes of
determining any liability under the Securities Act of 1933, each filing of ATSI's Annual Report on Form 10-K pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Undertaking in Respect of Indemnification. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling person of ATSI pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by ATSI of expenses incurred or paid by a director, officer or controlling person of ATSI in the successful defense of any action , suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Antonio, State of Texas on the 11th day of January 2000.

                             AMERICAN TELESOURCE INTERNATIONAL, INC.


                             By:  /s/  H. Douglas Saathoff
                                  ------------------------
                                  H. Douglas Saathoff
                                  Chief Financial Officer


                               POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints H. Douglas Saathoff as attorney-in-fact, with the power of substitution, for him in any and all capacities, to sign this Registration Statement and any amendments to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the SEC, granting to said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     In witness whereof, each of the undersigned has executed this Power of Attorney as of the date indicted.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

/s/  Arthur L. Smith        Chairman of the Board of Directors  January 11, 2000
--------------------------
Arthur L. Smith             Chief Executive Officer
                            Director


/s/  H. Douglas Saathoff    Chief Financial Officer             January 11, 2000
--------------------------
H. Douglas Saathoff         Senior Vice President
                            Secretary
                            Treasurer

/s/Richard C. Benkendorf    Director                            January 11, 2000
--------------------------
Richard C. Benkendorf

/s/Carlos K. Kauachi        Director                            January 11, 2000
--------------------------
Carlos K. Kauachi

/s/ Murray R. Nye           Director                            January 11, 2000
--------------------------
Murray R. Nye

/s/ Tomas Revesz            Director                            January 11, 2000
--------------------------
Tomas Revesz

/s/Robert B. Werner         Director                            January 11, 2000
--------------------------
Robert B. Werner


EXHIBIT INDEX

5.1      Opinion regarding legality*
10.39 Securities Purchase Agreement between The Shaar Fund Ltd. and ATSI dated September 24, 1999 *
10.40 Certificate of Designation, Preferences and Rights of 6% Series C Cumulative Convertible Preferred Stock of American TeleSource International, Inc.*
10.41 Common Stock Purchase Warrant issued to The Shaar Fund Ltd. by American TeleSource International dated September 24, 1999*
10.42 Registration Rights Agreement between The Shaar Fund Ltd. and ATSI dated September 24, 1999*
23       Consent of Arthur Andersen LLP**
24       Power of Attorney (included on signature page to the Registration
         Statement)

* Contained in exhibits in Registration Statement on Form S-3 filed on October 26, 1999
**       File herewith